Exhibit 99.1
Explanatory Note
Hecla Mining Company and our affiliates and subsidiaries are filing this Current Report on Form 8-K solely to update portions of our Annual Report on Form 10-K for Hecla Mining Company for the year ended December 31, 2023, filed on February 15, 2024 (“2023 Form 10-K”) to reflect a change in Hecla’s reportable segments. In this exhibit, “we” or “our” or “us” refers to Hecla Mining Company and our affiliates and subsidiaries, unless the context requires otherwise.
As previously disclosed in our Quarterly Report on Form 10-Q for the period ended March 31, 2024 (as filed with the SEC on May 9, 2024), effective in the first quarter of our fiscal year 2024, our internal reporting and reportable segments changed to align with a change in the chief operating decision makers’ evaluation of Hecla, effective January 2024. The Nevada Operations, historically reported as a separate segment, is now reported in Other. In accordance with Accounting Standards Codification (“ASC”) 280 guidance, segment information for all periods presented has been revised for these changes.
All prior period information has been recast to reflect this change in reportable segments. This will allow us to incorporate the recast financial statements by reference, or otherwise, in future SEC filings.
This exhibit updates the information in the following Items as initially filed in order to reflect the change in segment presentation:

Item 1.	Business

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 8.	Financial Statements and Supplementary Data

Item 15.	Exhibits and Financial Statement Schedules
No items in the 2023 Form 10-K other than those identified above are being updated by this exhibit. Information in the 2023 Form 10-K is generally stated as of December 31, 2023, and this exhibit does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this exhibit does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2023 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. For a discussion of events and developments subsequent to the filing of the 2023 Form 10-K, please refer to our SEC filings since that date. More current information is contained in the 2024 Form 10-Q and our other filings with the SEC after February 15, 2024.
This exhibit should be read in conjunction with our Annual Reports on 2023 Form 10-K and any other documents we have filed with the SEC subsequent to February 15, 2024. The information contained in this exhibit is not an amendment to, or a restatement of, the 2023 Form 10-K.

PART I

Item 1. Business	3

Introduction	3

Products and Segments	5

Governmental Regulation	5

Physical Assets	7

Human Capital	7

Available Information	8

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations	10

Overview	10

Results of Operations	12

Greens Creek	16

Lucky Friday	18

Keno Hill	20

Casa Berardi	21

Corporate Matters	23

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non- GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non- GAAP)	24

Financial Liquidity and Capital Resources	31

Contractual Obligations and Contingent Liabilities and Commitments	34

Critical Accounting Estimates	35

New Accounting Pronouncements	37

Guarantor Subsidiaries	38

Forward-Looking Statements	40

Item 8. Financial Statements and Supplementary Data	40

Item 15 (a) (1). Financial Statements	F-1

ITEM 1. BUSINESS

For information regarding the organization of our business segments and our significant customers, see Note 4 of Notes to Consolidated Financial Statements.

Information set forth in Items 1A and 2 below are incorporated by reference into this Item 1.

Introduction

Hecla Mining Company and its subsidiaries have provided precious and base metals to the U.S. and the world since 1891 (in this report, “we” or “our” or “us” refers to Hecla Mining Company and our affiliates and subsidiaries, unless the context requires otherwise). We discover, acquire and develop mines and other mineral interests and produce and market (i) concentrates containing silver, gold and other metals, (ii) carbon material containing silver and gold, and (iii) unrefined doré containing silver and gold. In doing so, we intend to manage our business activities in a safe, environmentally responsible and cost-effective manner.

The silver, zinc and precious metals concentrates and carbon material we produce are sold to custom smelters, metal traders and third-party processors, and the unrefined doré we produce is sold to refiners or further refined before sale of the metals to traders. We are organized and managed in four segments that encompass our operating mines and significant assets being Greens Creek, Lucky Friday, Keno Hill and Casa Berardi.

Our current business strategy is to focus our financial and human capital in the following areas:

•	Developing the Keno Hill properties located in the Yukon Territory, Canada

•	Operating our properties safely, and in an environmentally responsible and cost-effective manner.

•

Maintaining and investing in exploration and pre-development projects in the vicinities of mining districts and projects we believe to be under-explored and under-invested: Greens Creek on Alaska’s Admiralty Island located near Juneau; North Idaho’s Silver Valley in the historic Coeur d’Alene Mining District; the silver-producing district near Durango, Mexico; in the vicinity of our Casa Berardi mine and the Heva-Hosco project in the Abitibi region of northwestern Quebec, Canada; our projects in the Keno Hill mining district in the Yukon Territory, Canada; our projects located in three districts in Nevada; northwestern Montana; the Creede district of southwestern Colorado; the Kinskuch project in British Columbia, Canada; and the Republic mining district in Washington state.

•	Improving operations at each of our mines, which includes incurring costs for new technologies and equipment.

•	Expanding our proven and probable reserves, minerals resources and production capacity at our properties.

•	Conducting our business with financial stewardship to preserve our financial position in varying metals price and operational environments.

•	Advancing permitting at our Montana exploration project.

•	Continuing to seek opportunities to acquire and invest in mining and exploration properties and companies.

Metals Prices

Our operating results are substantially dependent upon the prices of silver, gold, lead and zinc, which can fluctuate widely. The volatility of such prices is illustrated in the following table, which sets forth our average realized prices and the high, low and average daily closing market prices for silver, gold, lead and zinc over the last three years. The sources for the market prices are the London Market Fixing prices from the London Bullion Market Association for silver and gold and the Cash Official prices from the London Metals Exchange for lead and zinc.

	2023	2022	2021
Silver (per oz.):
Realized average	$23.33	$21.53	$25.24
Market average	$23.39	$21.75	$25.17
Market high	$26.03	$26.36	$28.48
Market low	$20.09	$17.81	$21.53
Gold (per oz.):
Realized average	$1,939	$1,803	$1,796
Market average	$1,943	$1,801	$1,800
Market high	$2,049	$2,053	$1,940
Market low	$1,811	$1,622	$1,684
Lead (per lb.):
Realized average	$1.03	$1.01	$1.03
Market average	$0.97	$0.98	$1.00
Market high	$1.06	$1.15	$1.14
Market low	$0.90	$0.80	$0.86
Zinc (per lb.):
Realized average	$1.35	$1.41	$1.44
Market average	$1.20	$1.58	$1.36
Market high	$1.59	$2.05	$1.73
Market low	$1.01	$1.23	$1.15

The prices of silver, gold, lead and zinc are affected by numerous factors beyond our control. See Item 1A. Risk Factors – A substantial or extended decline in metals prices would have a material adverse effect on us for information on a number of the factors that can impact prices of the metals we produce. Our 2023 realized average prices for all metals we sold, except zinc, were higher compared to 2022. In 2022, realized average prices for all metals we sold, except gold, were lower compared to 2021. We are unable to predict fluctuations in prices for metals and have limited control over the timing of our concentrate shipments which impacts our realized prices. However, we utilize financially-settled forward contracts for the metals we produce with the objective of managing the exposure to changes in prices of those metals contained in our concentrate shipments between the time of sale and final settlement. In addition, at times we utilize a similar program to manage the exposure to changes in prices of zinc and lead contained in our forecasted future concentrate shipments. See Note 10 of Notes to Consolidated Financial Statements for more information on our base and precious metal forward contract programs.

A comprehensive discussion of our financial results for the years ended December 31, 2023, 2022 and 2021, individual operation performance and other significant items can be found in Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, as well as the Consolidated Financial Statements and Notes thereto.

Products and Segments

Our segments are differentiated by geographic region. We produce zinc, silver and precious metals flotation concentrates at Greens Creek and silver and zinc flotation concentrates at Lucky Friday, each of which we sell to custom smelters and metal traders. The flotation concentrates produced at Greens Creek and Lucky Friday contain payable silver, zinc and lead, and at Greens Creek they also contain payable gold. At Greens Creek, we also produce gravity concentrate containing payable silver, gold and lead. Unrefined bullion (doré) is produced from the gravity concentrate by a third-party processor, and shipped to a refiner before sale of the metals to precious metal traders. While Keno Hill has not yet reached commercial productions levels, it is currently in ramp-up and producing silver and zinc flotation concentrates. We also produce unrefined gold and silver bullion bars (doré) and loaded carbon and precipitates at Casa Berardi, which are shipped to refiners before sale of the metals to precious metal traders. At times, we sell loaded carbon and precipitates directly to refiners. Payable metals are those included in our products which we are paid for by smelters, metal traders and refiners. Our segments as of December 31, 2023 included:

•	Greens Creek located on Admiralty Island, near Juneau, Alaska. Greens Creek is 100% owned and has been in production since 1989.

•	Lucky Friday located in northern Idaho. Lucky Friday is 100% owned and has been a producing mine for us since 1958.

•

Keno Hill located in the Keno Hill Silver District in Canada’s Yukon Territory. Keno Hill is 100% owned and was acquired as part of our acquisition of Alexco in September 2022. Production ramp-up commenced in June 2023.

•	Casa Berardi located in the Abitibi region of northwestern Quebec, Canada. Casa Berardi is 100% owned and has been in production since late 2006.

The Nevada Operations located in northern Nevada were also considered a segment prior to January 2024. Nevada Operations is 100% owned and consists of four land packages in northern Nevada totaling approximately 110 square miles and containing four previously-operating mines with a history of high-grade gold production: Fire Creek, Hollister, Midas and Aurora. Production was suspended in the second half of 2021. During 2022, we mined and sold remnant refractory underground ore from our stockpile. Nevada Operations activity for all periods presented in this Annual Report on Form 10-K is included in “other”.

San Sebastian in Mexico was also considered a segment prior to 2021. Production ceased in the fourth quarter of 2020, and exploration activities are currently ongoing. San Sebastian’s activity for all periods presented in this Annual Report on Form 10-K is included in “other”.

The contributions to our total metals sales by our significant operations in 2023 were 53.7% from Greens Creek, 24.9% from Casa Berardi, 16.3% from Lucky Friday and 5.0% from Keno Hill. Lucky Friday’s production for 2023 was impacted by an underground fire in the secondary egress in August, which suspended production for the remainder of 2023.

Governmental Regulation

The following is a summary of governmental regulation compliance areas which we believe are significant to our business and may have a material effect on our consolidated financial statements, earnings and/or competitive position.

Health and Safety

We are subject to the regulations of the Mine Safety and Health Administration (“MSHA”) in the United States, the Commission of Labor Standards, Pay Equity and Occupational Health and Safety in Quebec, Workers’ Safety and Compensation Board in the Yukon and the Mexico Ministry of Economy and Mining, and work with these agencies to address issues outlined in any investigations and inspections and continue to evaluate our safety practices. We strive to achieve excellent mine safety and health performance, and attempt to implement reasonable best practices with respect to mine safety and emergency preparedness. Achieving and maintaining compliance with regulations will be challenging and may increase our operating costs. See Human Capital - Health and Safety below and Item 1A. Risk Factors – We face substantial governmental regulation, including the Mine Safety and Health Act, various environmental laws and regulations and the 1872 Mining Law.

Environmental

Our operations are subject to various environmental laws and regulations at the federal and state/provincial level. Compliance with environmental regulations, and litigation based on environmental laws and regulations, involves significant costs and can threaten existing operations or constrain expansion opportunities. For example, since acquiring the Keno Hill mine in September 2022, the site has experienced permit exceedances involving the quality of water discharged into the environment. We are working to assess the existing infrastructure and implement improvements to the environmental management system that was put in place by the previous owners. As part of this process, we have submitted plans to the Yukon Department of Energy, Mines and Resources to upgrade the water treatment plan at the Bermingham mine within our Keno Hill operations. We are committed to making changes to ensure compliance with our authorizations and all environmental regulations. See Note 16 of Notes to Consolidated Financial Statements for more information on permit issues at Keno Hill.

Keno Hill is located at a site in the Yukon Territory where extensive historical mining activity occurred. The mining claims and rights that comprise our Keno Hill mine are owned by two of our indirect, wholly-owned subsidiaries, Alexco Keno Hill Mining Company and Elsa Reclamation & Development Company Ltd. (“ERDC”). ERDC and Alexco are parties to the Amended and Restated Subsidiary Agreement (“ARSA”) dated July 18, 2013, among them and Her Majesty the Queen in right of Canada (“Canada”) which addresses the pre-existing environmental condition and the environmental care and maintenance and reclamation of the historical Keno Hill site. Under the ARSA and related documents, ERDC, as a paid contractor for the Yukon Government, is responsible for the development and eventual implementation of the district wide reclamation and closure plan (“Reclamation Plan”) which addresses the historic environmental liabilities of the district from past mining activities pre-dating Alexco’s and Hecla’s acquisition of the Keno Hill project, as well as for carrying out care and maintenance at various locations within the historical Keno Hill site until the Reclamation Plan is implemented (Hecla’s predecessor, Alexco, previously deposited CDN$10 million in a trust which funds ERDC’s maximum contribution toward implementing the Reclamation Plan, and agreed to a 1.5% net smelter royalty capped at CAD$4 million, of which approximately CAD$1.2 million paid or accrued for as of December 31, 2023). ERDC receives agreed-to commercial contractor rates when retained by Canada to provide environmental services in the historical Keno Hill site outside the scope of care and maintenance and closure and reclamation planning under the ARSA (in the latter case, for which ERDC receives an annual fee of $900,000 from Canada, adjustable for material changes in scope). The potential liabilities associated with the pre-existing environmental conditions at Keno Hill are indemnified by Canada under the terms and conditions of the ARSA, subject to the requirement for ERDC to develop, permit, and implement the Reclamation Plan, or if Hecla and the Government agree to transfer portions of the historic area to active mining operations within the Keno Hill unit, then such indemnification ceases to the extent of such transferred area. Completing the Reclamation Plan is expected to take approximately 5 more years and is estimated to cost approximately $140 million over that time, for which we expect ERDC to be reimbursed for all material costs incurred. However, we are at risk for any variance in timing between expending funds by ERDC and reimbursement by Canada, as well as for any disputed or otherwise non-reimbursed costs (for example if ERDC were to act outside of the scope of the ARSA). In addition, ERDC is responsible for sharing with Canada (i) under certain circumstances, care and maintenance costs pending implementation of the Reclamation Plan, (ii) detailed design and engineering costs to support the Reclamation Plan and (iii) under certain circumstances, post active reclamation costs (i.e. in the event Hecla has brought a historical area with pre-existing environmental conditions into active operations at the Keno Hill unit), which, in each case and in the aggregate, we do not anticipate will have a material impact on our financial results as a whole.

Mine closure and reclamation regulations impose substantial costs on our operations and include requirements that we provide financial assurance supporting those obligations. We currently have $195.4 million of financial assurances, primarily in the form of surety bonds, for reclamation company-wide. We anticipate approximately $13.5 million in expenditures in 2024 for environmental permit compliance and idle property management. We also plan to invest approximately $5.5 million for on-going reclamation works at the former Troy Mine in Montana. The projected remaining cost for reclamation at the site is included in our accrued reclamation and closure costs liability. See Item 1A. Risk Factors – We face substantial governmental regulation, including the Mine Safety and Health Act, various environmental laws and regulations and the 1872 Mining Law; Our operations are subject to complex, evolving and increasingly stringent environmental laws and regulations; Compliance with environmental regulations, and litigation based on such regulations, involves significant costs and can threaten existing operations or constrain expansion opportunities; Our environmental and asset retirement obligations may exceed the provisions we have made; and New federal and state laws, regulations and initiatives could impact our operations.

Licenses, Permits and Claims/Concessions

We are required to obtain various licenses and permits to operate our mines and conduct exploration and reclamation activities. See Item 1A. Risk Factors – We are required to obtain governmental permits and other approvals in order to conduct mining operations. We can only engage in exploration at our San Sebastian (Mexico), Hatter Graben (Nevada) and Libby Exploration (Montana) projects if we are successful in obtaining necessary permits. Similarly, mining at our planned open pits at Casa Berardi requires permits we don’t yet have. And in February 2022, we submitted letters to the United States Forest Service (“USFS”) withdrawing from its consideration the former Plan of Operations for each of the Rock Creek and Libby Exploration (formerly known as Montanore) projects in Montana.

A new Plan of Operations for the Libby Exploration project limited to underground exploration and evaluation activities was submitted to the USFS is currently under an Environmental Assessment review (“EA”) under the National Environmental Policy Act (“NEPA”). These actions reflect our consolidated ownership of the two projects and new ideas that we bring, rather than the separate ownership and ineffective strategies of the projects’ prior owners. Upon successful completion of the EA process under the NEPA, and if subsequent data collection and analysis activities suggest development of a mine is feasible, then it is anticipated that a new Plan of Operations for the construction and development of a mine at the Libby Exploration site would be submitted for approval. While no activities beyond care and maintenance are currently proposed for Rock Creek, mineral and other property rights there should not be impacted by our current focus on evaluation of the Libby Exploration site.

We are party to a Comprehensive Cooperation and Benefits Agreement (“CCBA”) with the First Nation of Na-Cho Nyäk Dun (“FNNND”) that recognizes the rights, obligations, and opportunities of the two parties. Individual chapters in the CCBA include Hecla’s ongoing obligations to consult with FNNND and annual financial contributions, including for FNNND expense reimbursement, education and training, and wealth sharing. The wealth sharing component has not yet been agreed to, but we expect to resume negotiations in the near future and/or upon Keno Hill reaching commercial production, and such arrangement could have a material impact on Keno Hill’s profitability.

See Item 1A. Risk Factors –We are required to obtain governmental permits and other approvals in order to conduct mining operations and Legal challenges could prevent our projects in Montana from ever being developed. In addition, our operations and exploration activities at Keno Hill and the Yukon, Casa Berardi and San Sebastian are conducted pursuant to claims or concessions granted by the host government, and otherwise are subject to claims renewal and minimum work commitment requirements, which are subject to certain political risks associated with foreign operations. See Item 1A. Risk Factors – Our foreign activities are subject to additional inherent risks. , Our operations and properties in Canada expose us to additional political risks and Certain of our mines and exploration properties are located on land that is or may become subject to traditional territory, title claims and/or claims of cultural significance, and such claims and the attendant obligations of the federal government to those tribal communities and stakeholders may affect our current and future operations.

Taxes and Royalties

We are subject to various taxes and government royalties in the jurisdictions where we operate, including those specific to mining activities. These include: federal income taxes; state/provincial income taxes; county/city and bureau property taxes and sales and use tax in the U.S.; goods and services tax in Canada; value added tax in Mexico; mining-specific taxes in Alaska, Idaho, Nevada, Quebec and the Yukon; and mining royalties in Alaska, Nevada and Canada. Accrual and payment of taxes and accounting for deferred taxes can involve significant estimates and assumptions and can have a material impact on our consolidated financial statements. Tax rates and the calculations of taxes can change significantly and are influenced by changes in political administrations and other factors. See Item 1A. Risk Factors – Our accounting and other estimates may be imprecise; Our ability to recognize the benefits of deferred tax assets related to net operating loss carryforwards and other items is dependent on future cash flows generating taxable income; Our foreign activities are subject to additional inherent risks; and We face substantial governmental regulation, including the Mine Safety and Health Act, various environmental laws and regulations and the 1872 Mining Law. Also, see Note 7 of Notes to Consolidated Financial Statements for more information on income and mining taxes.

Physical Assets

Our business is capital intensive and requires ongoing capital investment for the replacement, modernization and expansion of equipment and facilities and to develop new mineral reserves. At December 31, 2023, the book value of our properties, plants, equipment and mineral interests, net of accumulated depreciation, was approximately $2.7 billion. For more information see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. We maintain insurance policies against property loss and business interruption. However, such insurance contains exclusions and limitations on coverage, and there can be no assurance that claims would be paid under such insurance policies in connection with a particular event. And when we do experience insurable losses – such as with the fire at the Lucky Friday in August and September of 2023 – it can take a long period of time before we receive any or all insurance proceeds. See Item 1A. Risk Factors – Our operations may be adversely affected by risks and hazards associated with the mining industry that may not be fully covered by insurance.

Human Capital

As of December 31, 2023, we had approximately 1,775 employees, of which approximately 990 were employed in the United States, 765 in Canada, and 20 in Mexico. The vast majority of our employees are full-time. Approximately 260 of our employees at the Lucky Friday were covered by a collective bargaining agreement.

The attraction, development and retention of people is critical to delivering our business strategy. Key areas of focus for us include:

Health and Safety

The safety and health of our employees is of paramount importance. Our goal is to achieve world-class safety and health performance by promoting a deeply rooted value-based culture of safety and utilizing technology and innovation to continually improve the safety at our operations. We know that employees’ and contractors’ safety awareness is fundamental to making our workplace as safe as possible. Therefore, we invest in training and workforce development programs that focus on safety first. All employees and contractors receive training that complies with or exceeds the applicable safety and health regulations as set by the governing body in the jurisdiction in which each operation is located. As part of our commitment to safety, we track a variety of safety performance indicators, including injuries, near misses, observations, and equipment damages. Our goal is to reduce safety incidents. Our All Injury Frequency Rate (“AIFR”) is calculated as the number of incidents in the period multiplied by 200,000 hours and divided by the number of hours worked in the period. Company-wide, our AIFR was 1.45 for 2023.

Compensation and Benefits

We are among the largest private-sector employers in the communities in which we operate providing a compensation and benefits package that attracts, motivates, and retains employees. In addition to competitive base wages and incentive compensation, we offer retirement benefits, health insurance plans and paid time off.

Retention and Employee Development

We are committed to hiring talented people, developing effective leaders, providing an inclusive workplace and retaining a large portion of the workforce for long periods of time. The mining workforce of the future, like all industries, will see a continual change in the jobs and skill sets required as we adopt new technologies and make our workplace safer and more efficient. We are also committed to helping employees update their skills. For example, in conjunction with a trade school in Val-d’Or, Quebec, the leadership at our Casa Berardi mine has developed a customized training program for new and existing supervisors to develop their skills in the areas of leadership, communications, roles and responsibilities, and health and safety. In addition, we have long supported the Pathways to Mining Careers program, a career training partnership with the University of Alaska Southeast in Juneau. We also offer a reimbursement program to assist with educational expenses for employees who are interested in furthering their education. Advanced education can improve job performance and increase advancement opportunities for the employee, while providing flexibility to our company by increasing the employee’s knowledge base and skill set.

Annual employee surveys are conducted to gauge employee concerns and morale. The results of the surveys, and any responsive measures, are shared with our board of directors. Strategic talent reviews and succession planning reviews are conducted periodically across all business areas, and our training programs are adapted accordingly. The Chief Executive Officer (“CEO”), senior level company leadership and board of directors periodically review Hecla’s top talent. Creating more opportunities for women and indigenous people are among our priorities for employee development. We also strive to maintain an inclusive workplace and provide periodic training to employees to help meet that goal. Our employees are required to abide by our Code of Conduct, which is provided to employees upon being hired and thereafter annually, and is available on our website, to promote the conduct of our business in a consistently legal and ethical manner. Among other provisions, the Code of Conduct reflects our policy and practice not to discriminate against any employee because of race, color, religion, national origin, sex, sexual orientation, gender identity or expression, age, or physical or other disability. We expect our leaders to set the example by being positive role models and good mentors for our employees.

We employ our Senior Vice President—Chief Administrative Officer who is responsible for developing and executing our human capital strategy. The position is an executive-level position to reflect the priority we place on utilizing our human capital resources to meet our business strategy.

Available Information

Hecla Mining Company is a Delaware corporation. Our current holding company structure dates from the incorporation of Hecla Mining Company in 2006 and the renaming of our subsidiary (previously Hecla Mining Company) as Hecla Limited. Our principal executive offices are located at 6500 N. Mineral Drive, Suite 200, Coeur d’Alene, Idaho 83815-9408. Our telephone number is (208) 769-4100. Our web site address is www.hecla.com. Information on our web site is not incorporated into this Annual Report on Form 10-K. We file our annual, quarterly and current reports and any amendments to these reports with the SEC, copies of which are available on our website or from the SEC free of charge (www.sec.gov or 800-SEC-0330). Our restated certificate of incorporation, bylaws, charters of our audit, compensation, and governance and social responsibility committees, as well as our Code of Ethics for the Chief Executive Officer and Senior Financial Officers and our Code of Conduct, are also available on our website. In addition, any amendments to our Code of Ethics or waivers granted to our directors and executive officers will be posted on our website. Each of these documents may be periodically revised, so you are encouraged to visit our website for any updated terms. We will provide copies of these materials to stockholders upon request using the above-listed contact information, directed to the attention of Investor Relations, or via e-mail request sent to hmc-info@hecla.com.

We routinely post important information for investors on our web site, www.hecla.com, in the “Investors” section. We also may use our web site as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our web site, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our web site is not incorporated by reference into, and is not a part of, this document.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis (“MD&A”) provides information that management believes is relevant to an assessment and understanding of the consolidated financial condition and results of operations of Hecla Mining Company and its subsidiaries (collectively the “Company,” “our,” or “we”). We use certain non-GAAP financial performance measures in our MD&A. For a detailed description of these measures, please see “Non-GAAP Financial Performance Measures” at the end of this item. This item should be read in conjunction with our Consolidated Financial Statements and the Notes thereto included in this annual report.

Overview

Established in 1891, we are the oldest operating precious metals mining company in the United States. We are the largest silver producer in the United States, producing over 45% of 2022 U.S. silver production at our Greens Creek and Lucky Friday operations. We also produce gold at our Casa Berardi and Greens Creek operations. In addition, we are developing the Keno Hill mine in the Yukon Territory, Canada which we acquired in September 2022. We began ramp-up of the Keno Hill mill during the second quarter of 2023, with production commencing in June 2023. Based upon the jurisdictions in which we operate, we believe we have lower political and economic risk compared to other mining companies whose mines are located in other parts of the world. Our current exploration interests are located in the United States, Canada and Mexico. Our operating and strategic framework is based on expanding our production and locating and developing new resource potential in a safe and responsible manner.

Acquisition of ATAC Resources Ltd.

On July 7, 2023, we completed the acquisition of ATAC Resources Ltd. (“ATAC”), a Canadian publicly traded company, for total consideration of approximately $19.4 million through the issuance of 3,676,904 shares of Hecla common stock to ATAC shareholders based on the share exchange ratio of 0.0166 Hecla share for each ATAC common share, and $0.6 million of acquisition costs. The acquisition was deemed to be an asset acquisition under GAAP as substantially all of the fair value of the gross assets acquired was concentrated in a single asset group being mineral interests. The total consideration was assigned to the estimated fair values of the assets acquired and liabilities assumed, with $18.1 million assigned to mineral interests. As part of the acquisition, we also acquired 5,502,956 units consisting of (i) shares of Cascadia Minerals Ltd. (“Cascadia”) representing a 19.9% stake, and (ii) full warrants with a five-year term for a CAD$2 million cash investment in Cascadia. Cascadia will be managed by the former management of ATAC, who will explore specific properties in the Yukon and British Columbia. We have the right to appoint two directors to Cascadia’s board.

2023 Highlights

Operational:

•

Produced 14.3 million ounces of silver and 151,259 ounces of gold. See Consolidated Results of Operations below for information on total cost of sales and cash costs and AISC, after by-product credits, per silver and gold ounce for 2023, 2022 and 2021.

•

Keno Hill produced 1.5 million ounces of silver, with the Bermingham deposit achieving the highest mined tonnage in December; initiated a safety action plan to build a strong operational foundation at the mine.

•	Continued our trend of strong safety performance, as our All Injury Frequency Rate (“AIFR”) for 2023 was 1.45.

Financial:

•	Reported sales of $720.2 million.

•	Generated $75.5 million in net cash provided by operating activities. See the Financial Liquidity and Capital Resources section below for further discussion.

•

Made capital expenditures (excluding lease additions and other non-cash items) of approximately $223.9 million, including $70.1 million at Casa Berardi, $43.5 million at Greens Creek, $65.3 million at Lucky Friday, and $44.7 million at Keno Hill.

•	Returned $15.7 million to our stockholders through dividend payments.

Our average realized prices for silver, gold and lead increased in 2023 compared to 2022 while zinc decreased. Our average realized gold price increased while our realized price for silver, lead and zinc prices decreased in 2022 compared to 2021. See the Consolidated Results of Operations section below for information on our average realized metals prices for 2023, 2022 and 2021. Lead and zinc represent important by-products at our Greens Creek and Lucky Friday segments, and gold is also a significant by-product at Greens Creek.

See the Consolidated Results of Operations section below for a discussion of the factors impacting income applicable to common stockholders for the three years ended December 31, 2023, 2022 and 2021.

Key Issues Impacting our Business

Our current business strategy is to focus our financial and human resources in the following areas:

•	executing value enhancing transactions, such as with the recently completed ATAC acquisition;

•	advancing the development and ramp up of the Keno Hill mine with the anticipation of commencement of commercial production before the end of 2024;

•	operating our properties safely, in an environmentally responsible and cost-effective manner;

•

maintaining and investing in exploration and pre-development projects in the vicinities of mining districts and projects we believe to be under-explored and under-invested: Greens Creek on Alaska’s Admiralty Island located near Juneau; North Idaho’s Silver Valley in the historic Coeur d’Alene Mining District; the silver-producing district near Durango, Mexico; in the vicinity of our Casa Berardi mine and the Heva-Hosco project in the Abitibi region of northwestern Quebec, Canada; our projects located in two districts in Nevada; our projects in the Keno Hill mining district in the Yukon Territory, Canada; northwestern Montana; the Creede district of southwestern Colorado; the Kinskuch project in British Columbia, Canada; and the Republic Mining District in Washington state;

•	improving operations at each of our mines, which includes incurring costs for new technologies and equipment;

•	expanding our proven and probable reserves, mineral resources and production capacity at our properties;

•	conducting our business with financial stewardship to preserve our financial position in varying metals price and operational environments;

•	advancing permitting of the Libby Exploration project in Montana; and

•	seeking opportunities to acquire and invest in mining and exploration properties and companies.

We strive to achieve excellent mine safety and health performance. We seek to implement this goal by: training employees in safe work practices; establishing, following and improving safety standards; investigating accidents, incidents and losses to avoid recurrence; involving employees in the establishment of safety standards; and participating in the National Mining Association’s CORESafety program. We seek to implement reasonable best practices with respect to mine safety and emergency preparedness. We respond to issues outlined in investigations and inspections by MSHA, the Commission of Labor Standards, Pay Equity and Occupational Health and Safety in Quebec, the Workers’ Safety and Compensation Board in the Yukon and the Mexico Ministry of Economy and Mining and continue to evaluate our safety practices. There can be no assurance that our practices will mitigate or eliminate all safety risks. Achieving and maintaining compliance with regulations will be challenging and may increase our operating costs. See Item 1A. Risk Factors - We face substantial governmental regulation, including the Mine Safety and Health Act, various environmental laws and regulations and the 1872 Mining Law.

A number of key factors may impact the execution of our strategy, including regulatory issues, metals prices and inflationary pressures on input costs. Metals prices can be very volatile and are influenced by a number of factors beyond our control (except on a limited basis through the use of derivative contracts). See Item 7. Critical Accounting Estimates and Note 10 of Notes to Consolidated Financial Statements. While we believe longer-term global economic and industrial trends could result in continued demand for the metals we produce, prices have been volatile and there can be no assurance that current prices will continue.

Volatility in global financial markets and other factors can pose a significant challenge to our ability to access credit and equity markets, should we need to do so. We utilize forward contracts to manage exposure to declines in the prices of (i) silver, gold, zinc and lead contained in our concentrates that have been shipped but have not yet settled, and (ii) from time to time zinc and lead that we forecast for future concentrate shipments. In addition, we have in place a $150 million revolving credit agreement, with an option to be increased in an aggregate amount not to exceed $75 million. As of December 31, 2023, $6.9 million was used for letters of credit, and $128.0 million was drawn on the facility leaving approximately $15.1 million available for borrowing.

Another challenge for us is the risk associated with environmental litigation and ongoing reclamation activities. As described in Item 1A. Risk Factors and in Note 16 of Notes to Consolidated Financial Statements, it is possible that our estimate of these liabilities (and our ability to estimate liabilities in general) may change in the future, affecting our strategic plans. We are involved in various environmental legal matters and the estimate of our environmental liabilities and liquidity needs, as well as our strategic plans, may be significantly impacted as a result of these matters or new matters that may arise. We strive to ensure that our activities are conducted in compliance with applicable laws and regulations and attempt to resolve environmental litigation on terms as favorable to us as possible.

Reserve and resource estimation is a major risk inherent in mining. Our reserve and resource estimates, which underlie (i) our mining and investment plans, (ii) the valuation of a significant portion of our long-term assets and (iii) depreciation, depletion and amortization expense, may change based on economic factors and actual production experience. Until ore is mined and processed, the volumes and grades of our reserves and resources must be considered as estimates. Our reserves are depleted as we mine. Reserves and resources can also change as a result of changes in economic and operating assumptions. See Item 1A. Risk Factors - Our mineral reserve and resource estimates may be imprecise.

Consolidated Results of Operations

Total metal sales for the years ended December 31, 2023, 2022 and 2021, and the approximate variances attributed to differences in metals prices, sales volumes and smelter terms, were as follows:

(in thousands)	Silver	Gold	Base metals	Less: smelter and refining charges	Total sales of products
2021	$293,646	$362,037	$200,723	$(48,933)	$807,473
Variances - 2022 versus 2021:
Price	(45,590)	676	(3,710)	(1,270)	(49,894)
Volume	17,089	(63,719)	9,428	(2,172)	(39,374)
Smelter terms	(91)	(84)	—	402	227

2022	265,054	298,910	206,441	(51,973)	718,432
Variances - 2023 versus 2022:
Price	19,682	18,044	(2,897)	(624)	34,205
Volume	17,548	(42,343)	(14,586)	148	(39,233)
Smelter terms	—	—	—	1,540	1,540

2023	$302,284	$274,611	$188,958	$(50,909)	$714,944

Average market and realized metals prices for 2023, 2022 and 2021 were as follows:

		Average price for the year ended December 31,
		2023	2022	2021
Silver	Realized price per ounce	$23.33	$21.53	$25.24
	London PM Fix ($/ounce)	23.39	21.75	25.17
Gold	Realized price per ounce	1,939	1,803	1,796
	London PM Fix ($/ounce)	1,943	1,801	1,800
Lead	Realized price per pound	1.03	1.01	1.03
	LME Final Cash Buyer ($/pound)	0.97	0.98	1.00
Zinc	Realized price per pound	1.35	1.41	1.44
	LME Final Cash Buyer ($/pound)	$1.20	$1.58	$1.36

Average realized prices differ from average market prices primarily because concentrate sales are generally recorded as revenues at the time of shipment at forward prices for the estimated month of settlement, which differ from average market prices. Due to the time elapsed between shipment of concentrates and final settlement with customers, we must estimate the prices at which sales of our metals will be settled. Previously recorded sales are adjusted to estimated settlement metals prices each period through final settlement. For 2023 and 2021 we recorded positive price adjustments to provisional settlements of $18.2 million and $9.3 million, respectively, and $20.8 million in net negative price adjustments to provisional settlements in 2022. The price adjustments related to silver, gold, zinc and lead contained in our concentrate sales were partially offset by gains and losses on forward contracts for those metals for each year (see Note 10 of Notes to Consolidated Financial Statements for more information). The gains and losses on these contracts are included in revenues and impact the realized prices for silver, gold, lead and zinc. Realized prices are calculated by dividing gross revenues for each metal (which include the price adjustments and gains and losses on the forward contracts discussed above) by the payable quantities of each metal included in products sold during the period.

Total metals production and sales volumes for each period are shown in the following table:

		Year Ended December 31,
		2023	2022	2021
Silver -	Ounces produced	14,342,863	14,182,987	12,887,240
	Payable ounces sold	12,955,006	12,311,595	11,633,802
Gold -	Ounces produced	151,259	175,807	201,327
	Payable ounces sold	141,602	165,818	201,610
Lead -	Tons produced	40,347	48,713	43,010
	Payable tons sold	35,429	41,423	36,707
Zinc -	Tons produced	60,579	64,748	63,617
	Payable tons sold	43,050	43,658	43,626

The difference between what we report as “ounces/tons produced” and “payable ounces/tons sold” is attributable to the difference between the quantities of metals contained in our products versus the portion of those metals actually paid for by our customers pursuant to of our sales contract terms. Differences can also arise from inventory changes incidental to shipping schedules, or variances in ore grades which impact the amount of metals contained in concentrates produced and sold.

Sales, total cost of sales, gross profit (loss), Cash Cost, After By-product Credits, per Ounce (“Cash Cost”) (non-GAAP) and AISC (non-GAAP) at our operating units for 2023, 2022 and 2021 were as follows (in thousands, except for Cash Cost and AISC):

	Silver					Gold and Other
	Greens Creek	Lucky Friday	Keno Hill	Other (3)	Total Silver (2)	Casa Berardi	Other Operations (4)	Total Gold and Other
2023:
Sales	$384,504	$116,284	$35,518	—	$536,306	$177,678	$6,243	$183,921
Total cost of sales	(259,895)	(84,185)	(35,518)	—	(379,598)	(221,341)	(6,339)	(227,680)

Gross profit (loss)	$124,609	$32,099	$—	—	$156,708	$(43,663)	$(96)	$(43,759)
Cash Cost, After By-product Credits, per Silver or Gold Ounce (1)	$2.53	$5.51			$3.23	$1,652		$1,652
AISC, After By-product Credits, per Silver or Gold Ounce (1)	$7.14	$12.21			$11.76	$2,048		$2,048
2022:
Sales	$335,062	$147,814	$—	$—	$482,876	$235,136	$893	$236,029
Total cost of sales	(232,718)	(116,598)	—	—	(349,316)	(248,898)	(4,535)	(253,433)

Gross profit (loss)	$102,344	$31,216	$—	$—	$133,560	$(13,762)	$(3,642)	$(17,404)
Cash Cost, After By-product Credits, per Silver or Gold Ounce (1)	$0.70	$5.06			$2.06	$1,478		$1,478
AISC, After By-product Credits, per Silver or Gold Ounce (1)	$5.17	$12.86			10.66	$1,773		$1,773
2021:
Sales	$384,843	$131,488	$—	$176	$516,507	$245,152	$45,814	$290,966
Total cost of sales	(213,113)	(97,538)	—	(247)	(310,898)	(229,829)	(48,945)	(278,774)

Gross profit (loss)	$171,730	$33,950	$—	$(71)	$205,609	$15,323	$(3,131)	$12,192
Cash Cost, After By-product Credits, per Silver or Gold Ounce (1)	$(0.65)	$6.60			$1.37	$1,125	$1,137	$1,127
AISC, After By-product Credits, per Silver or Gold Ounce (1)	$2.70	$14.34			$8.65	$1,359	$1,211	$1,341

(1)

A reconciliation of these non-GAAP measures to total cost of sales, the most comparable GAAP measure, can be found below in Reconciliation of Total Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP).

(2)

The calculation of AISC for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital and production and related costs and sustaining capital expenditures for Lucky Friday until the suspension of production during August 2023 following an underground fire for the remainder of 2023

(3)	Includes results for San Sebastian, which was an operating segment prior to 2021.
(4)

Other includes $5.3 million of sales and total cost of sales for the year ended December 31, 2023 and $0.5 million of sales and total cost of sales for the year ended December 31, 2022, related to the environmental services business acquired as part of the Alexco acquisition.

While revenue from zinc, lead and gold by-products is significant, we believe that identification of silver as the primary product of Greens Creek, Lucky Friday, and Keno Hill is appropriate because:

•	silver has historically accounted for a higher proportion of revenue than any other metal and is expected to do so in the future;

•

we have historically presented the Greens Creek and Lucky Friday units as primary silver producers, based on the original analysis that justified putting the project into production, and the same analysis applies to the Keno Hill unit, and further we believe that consistency in disclosure is important to our investors regardless of the relationships of metals prices and production from year to year;

•	metallurgical treatment maximizes silver recovery;

•	the Greens Creek, Lucky Friday and Keno Hill deposits are massive sulfide deposits containing an unusually high proportion of silver; and

•	in most of their working areas, Greens Creek, Lucky Friday and Keno Hill utilize selective mining methods in which silver is the metal targeted for highest recovery.

Accordingly, we believe the identification of gold, lead and zinc as by-product credits at Greens Creek, Lucky Friday and Keno Hill is appropriate because of their lower economic value compared to silver and due to the fact that silver is the primary product we intend to produce at those locations. In addition, we have not consistently received sufficient revenue from any single by-product metal to warrant classification of such as a co-product.

We periodically review our revenues to ensure that reporting of primary products and by-products is appropriate. Because for Greens Creek, Lucky Friday and Keno Hill we consider zinc, lead and gold to be by-products of our silver production, the values of these metals offset operating costs within our calculations of Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce.

We believe the identification of silver as a by-product credit is appropriate at Casa Berardi because of its lower economic value compared to gold and due to the fact that gold is the primary product we intend to produce. In addition, we do not receive sufficient revenue from silver at Casa Berardi to warrant classification of such as a co-product. Because we consider silver to be a by-product of our gold production at Casa Berardi the value of silver offsets operating costs within our calculations of Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce.

For the year ended December 31, 2023, we reported loss applicable to common stockholders of $84.8 million compared to a loss of $37.9 million and income of $34.5 million in 2022 and 2021, respectively. The following factors contributed to those differences:

•	Variances in gross profit (loss) at our operations as illustrated in the table above. See the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi sections below.

•

General and administrative costs were $42.7 million, $43.4 million and $34.6 million in 2023, 2022 and 2021 respectively. The decrease in 2023 of $0.7 million reflects lower incentive compensation accruals compared to 2022 partially offset by annual compensation adjustments effective July 1. The increase in 2022 of $8.8 million compared to 2021 reflects the acquisition of Alexco, higher incentive compensation accruals and annual incentive compensation adjustments.

•

Exploration and pre-development expense was $32.5 million, $46.0 million and $47.9 million in 2023, 2022 and 2021, respectively. In 2023 exploration and pre-development expense decreased by $13.5 million as exploration activities were focused primarily at Keno Hill, Casa Berardi, and Greens Creek, with pre-development activities incurred at the Hatter Graben in Nevada and the Libby Exploration project in Montana.

•

Provision for closed operations and environmental matters of $7.6 million in 2023 compared to $8.8 million in 2022 and $14.6 million in 2021. The decrease in 2023 compared to 2022 of $1.2 million is primarily due to less reclamation activities at Johnny M in 2023 compared to 2022. The decrease in 2022 compared to 2021 of $5.8 million is primarily due to the settlement in 2021 of a lawsuit for $6.5 million related to a 1989 agreement entered into by our subsidiary, CoCa Mines, Inc. and its subsidiary, Creede Resources, Inc.

•

Ramp-up and suspension costs were $76.3 million, $24.1 million and $23.0 million in 2023, 2022 and 2021, respectively. Ramp-up and suspension costs in 2023 include $29.8 million (2022: $2.3 million) related to the ramp up of Keno Hill, $25.5 million related to the suspension of production at Lucky Friday due to the underground fire that occurred in the #2 shaft and $2.2 million at Casa Berardi due its operations being suspended for 20 days in June, due to Quebec wildfires. During 2020, San Sebastian and Nevada were placed on care and maintenance and each of 2021, 2022 and 2023 include care and maintenance costs for these sites.

	Year Ended December 31,
	2023	2022	2021
Keno Hill	$29,793	$2,254	$—
Lucky Friday	25,548	—	—
Nevada	16,549	19,743	20,403
Casa Berardi	2,228	—	—
San Sebastian	2,134	2,117	2,609

Total ramp-up and suspension costs	$76,252	$24,114	$23,012

•

Other operating income of $1.4 million and expense of $6.3 million and $14.3 million in 2023, 2022 and 2021, respectively. The income in 2023 compared to the expense in 2022 was primarily due to the receipt of $5.9 million in insurance proceeds in May related to an insurance coverage lawsuit.

•

Fair value adjustments, net resulted in gains of $2.9 million and losses of $4.7 million and $35.8 million in 2023, 2022 and 2021, respectively. The components for each period are summarized in the following table (in thousands):

	Year Ended December 31,
	2023	2022	2021
Gain (loss) on derivative contracts	$3,168	$844	$(32,655)
Unrealized (loss) gain on investments in equity securities	(243)	(5,632)	(4,295)
Gain on disposition or exchange of investments	—	65	1,158

Total fair value adjustments, net	$2,925	$(4,723)	$(35,792)

Prior to November 1, 2021, we did not designate and account for any of our base metal derivative contracts as cash flow hedges for accounting purposes and accordingly any changes in fair value of our base metals derivative contracts were recognized in gain (loss) on derivative contracts. Subsequent to November 1, 2021, any gains or losses on base metals derivative contracts designated as cash flow hedges are deferred in other comprehensive income until the transaction occurs.

•

Net foreign exchange loss of $3.8 million in 2023, compared to a gain of $7.2 million and $0.4 million in 2022 and 2021, respectively, on translation of our monetary assets and liabilities at Casa Berardi, Keno Hill and San Sebastian.

•

Interest expense of $43.3 million, $42.8 million and $41.9 million in 2023, 2022 and 2021, respectively. The interest in 2023, 2022 and 2021 was primarily related to our Senior Notes with 2023 also including interest expense of $2.8 million on amounts drawn on our revolving credit facility.

•

Income and mining tax provision of $1.2 million compared to a benefit of $7.6 million and $29.6 million in 2022 and 2021, respectively, with the benefit in 2021 including $58.4 million for a reduction in the valuation allowance for U.S. deferred tax assets. See Corporate Matters and Note 7 of Notes to Consolidated Financial Statements for more information.

Greens Creek

Dollars are in thousands (except per ounce and per ton amounts)	Years Ended December 31,
	2023	2022	2021
Sales	$384,504	$335,062	$384,843

Cost of sales and other direct production costs	(205,900)	(183,807)	(164,403)
Depreciation, depletion and amortization	(53,995)	(48,911)	(48,710)

Total cost of sales	(259,895)	(232,718)	(213,113)

Gross Profit	$124,609	$102,344	$171,730

Tons of ore milled	914,796	881,445	841,967
Production:
Silver (ounces)	9,731,752	9,741,935	9,243,222
Gold (ounces)	60,896	48,216	46,088
Zinc (tons)	51,496	52,312	53,648
Lead (tons)	19,578	19,480	19,873
Payable metal quantities sold:
Silver (ounces)	8,493,040	8,234,010	8,284,551
Gold (ounces)	49,790	35,508	40,149
Zinc (tons)	36,042	34,856	36,581
Lead (tons)	15,247	14,762	15,489
Ore grades:
Silver ounces per ton	13.31	13.64	13.51
Gold ounces per ton	0.09	0.08	0.08
Zinc percent	6.35	6.69	7.11
Lead percent	2.60	2.68	2.87
Total production cost per ton	$204.20	$196.73	$177.30
Cash Cost, After By-product Credits, per Silver Ounce (1)	$2.53	$0.70	$(0.65)
AISC, After By-Product Credits, per Silver Ounce (1)	$7.14	$5.17	$2.70
Capital additions	$43,542	$36,898	$23,883

(1)

A reconciliation of these non-GAAP measures to total cost of sales, the most comparable GAAP measure, can be found below in Reconciliation of Total Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP). At Greens Creek, gold, zinc and lead are considered to be by-products of our silver production, and the values of those metals therefore offset operating costs within our calculations of Cash Cost and AISC, After By-product Credits, per Silver Ounce.

Gross profit increased by $22.3 million to $124.6 million in 2023 from $102.3 million in 2022, as higher realized prices for all metals sold other than zinc and higher payable metal quantities for all metals sold compared to 2022, was offset by higher production costs reflecting more tons milled, and related higher labor, maintenance and consumables costs. See Item 1A. Risk Factors - Our profitability could be affected by inflation, including the prices of other commodities for a discussion of certain risks related to our operations profitability.

Gross profit decreased by $69.4 million to $102.3 million in 2022 from $171.7 million in 2021, as lower realized prices for all metals sold other than gold, and lower payable metal quantities sold compared to 2021, was further compounded by higher production costs reflecting inflationary pressures and more tons milled, and unfavorable changes in concentrate smelter terms.

Capital additions increased by $6.6 million in 2023 to $43.5 million compared to 2022. Significant components of the 2023 capital additions were development of $19.4 million, $9.8 million in mobile equipment, and $1.6 million in claims purchases.

The chart below illustrates the factors contributing to the variances in Cash Cost, After By-product Credits, Per Silver Ounce for 2023 compared to 2022 and 2021:

The following table summarizes the components of Cash Cost, After By-product Credits, per Silver Ounce:

	Years Ended December 31,
	2023	2022	2021
Cash Cost, Before By-product Credits, per Silver Ounce	$24.85	$23.20	$21.33
By-product credits per silver ounce	(22.32)	(22.50)	(21.98)

Cash Cost, After By-product Credits, per Silver Ounce	$2.53	$0.70	$(0.65)

The following table summarizes the components of AISC, After By-product Credits, per Silver Ounce:

	Years Ended December 31,
	2023	2022	2021
AISC, Before By-product Credits, per Silver Ounce	$29.46	$27.67	$24.68
By-product credits per silver ounce	(22.32)	(22.50)	(21.98)

AISC, After By-product Credits, per Silver Ounce	$7.14	$5.17	$2.70

The increase in Cash Cost and AISC, each After By-product Credits, per Silver Ounce in 2023 compared to 2022 was primarily due to higher production costs related to labor, maintenance and consumables and lower by-product credits. The increase in Cash Cost and AISC, each After By-product Credits, per Silver Ounce in 2022 compared to 2021 was primarily due to higher production costs and sustaining capital expenditures, partially offset by higher by-product credits and production.

Lucky Friday

Dollars are in thousands (except per ounce and per ton amounts)	Years Ended December 31,
	2023	2022	2021
Sales	$116,284	$147,814	$131,488

Cost of sales and other direct production costs	(59,860)	(82,894)	(70,692)
Depreciation, depletion and amortization	(24,325)	(33,704)	(26,846)

Total cost of sales	(84,185)	(116,598)	(97,538)

Gross profit	$32,099	$31,216	$33,950

Tons of ore milled	231,129	356,907	321,837
Production:
Silver (ounces)	3,086,119	4,412,764	3,564,128
Lead (tons)	19,543	29,233	23,137
Zinc (tons)	7,944	12,436	9,969
Payable metal quantities sold:
Silver (ounces)	3,020,116	4,039,435	3,288,261
Lead (tons)	19,079	26,660	21,218
Zinc (tons)	6,160	8,802	7,046
Ore grades:
Silver ounces per ton	14.00	13.00	11.64
Lead percent	8.90	8.70	7.60
Zinc percent	4.10	3.90	3.44
Total production cost per ton	$218.45	$223.55	$191.50
Cash Cost, After By-product Credits, per Silver Ounce (1)	$5.51	$5.06	$6.60
AISC, After By-product Credits, per Silver Ounce (1)	$12.21	$12.86	$14.34
Capital additions	$65,337	$50,992	$29,885

(1)

A reconciliation of these non-GAAP measures to total cost of sales, the most comparable GAAP measure, can be found below in Reconciliation of Total Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP). At Lucky Friday, lead and zinc are considered to be by-products of our silver production, and the values of those metals therefore offset operating costs within our calculations of Cash Cost and AISC, each After By-product Credits, per Silver Ounce.

During August 2023, the production at the mine was suspended due to a fire that occurred while repairing an unused station in the #2 ventilation shaft, which is also the secondary egress (required by MSHA regulations). By early September, the fire had been extinguished, normal ventilation was reestablished and the workforce recalled. Following evaluation of alternatives, it was determined that in order to safely bring the mine back into production in the most rapid and cost effective way, a new secondary egress needed to be developed to bypass the damaged portion of the #2 shaft. The new egress includes extension of an existing ramp 1,600 feet, installation of a 290-foot-long manway raise, and development of an 850 foot ventilation raise. Production was suspended for the remainder of 2023. Following an MSHA inspection on January 9, 2024, production was resumed.

The Company has property and business interruption insurance coverage with an underground sub-limit of $50.0 million. On January 3, 2024, the Company received a coverage letter from the insurance carrier establishing coverage up to the underground sub-limit of $50.0 million, less any applicable deductions. There can be no assurance as to the total amount or timing of when we will start receiving such proceeds.

Gross profit in 2023 of $32.1 million, was $0.9 million higher than 2022, due to higher grades, higher realized silver and lead prices and higher tons milled per day prior to the shutdown in August compared to 2022. For the year ended December 31, 2023, $25.5 million of site specific suspension costs were included within Ramp-up and suspension costs on our consolidated statements of operations and comprehensive (loss) income.

Gross profit in 2022 of $31.2 million, was $2.7 million lower than 2021, due to lower realized prices and higher production costs in 2022 reflecting inflationary cost pressures and more tons milled. See Item 1A. Risk Factors - Our profitability could be affected by inflation, including the prices of other commodities for a discussion of certain risks related to our operations profitability.

Total capital additions increased by $14.3 million in 2023 to $65.3 million compared to 2022 as investments were made to support sustained higher throughput and costs were incurred to build the secondary egress following the August 2023 fire. Significant components related to development ($21.7 million), the service hoist ($8.3 million), coarse ore bunker ($6.6 million), shaft and related infrastructure ($4.4 million), drilling ($4.9 million) and underground mobile equipment ($4.6 million).

The chart below illustrates the factors contributing to the variances in Cash Cost, After By-product Credits, Per Silver Ounce for 2023, 2022 and 2021.

The following table summarizes the components of Cash Cost, After By-product Credits, per Silver Ounce:

	Year Ended December 31,	Year Ended December 31,	Three Months Ended December 31,
	2023	2022	2021
Cash Cost, Before By-product Credits, per Silver Ounce	$21.45	$23.23	24.12
By-product credits per silver ounce	(15.94)	(18.17)	(17.52)

Cash Cost, After By-product Credits, per Silver Ounce	$5.51	$5.06	$6.60

The following table summarizes the components of AISC, After By-product Credits, per Silver Ounce:

	Year Ended December 31,	Year Ended December 31,	Three Months Ended December 31,
	2023	2022	2021
AISC, Before By-product Credits, per Silver Ounce	$28.15	$31.03	$31.86
By-product credits per silver ounce	(15.94)	(18.17)	(17.52)

AISC, After By-product Credits, per Silver Ounce	$12.21	$12.86	$14.34

The increase in Cash Cost and AISC, each After By-product Credits, per Silver Ounce in 2023 compared to 2022 was due to lower by-product credits in 2023. The decrease in Cash Cost and AISC, each After By-product Credits, per Silver Ounce in 2022 compared to 2021 was due to increased silver production and higher by-product credits, partially offset by higher production costs and sustaining capital expenditures.

Keno Hill

We acquired our Keno Hill operations as part of the Alexco acquisition in September 2022, and have focused on development activities and began ramp-up of the mill during the second quarter. A number of safety related matters have slowed the ramp up as Hecla’s injury-free standard drives the pace of production and development at Keno Hill. A safety action plan focusing on training, supervision, mining practices, and implementation of the safety processes has been initiated and should be executed during 2024. The average throughput during the ramp-up of the mill has been 230 tons per day, with silver grades milled of 27.7 ounces per ton. Tonnage mined was constrained by delays in infrastructure construction which has impacted development rates. Key underground infrastructure projects completed include the shotcrete plant and the cemented rockfill plant. Modifications to the secondary crushing circuit were also completed which are expected to increase crusher availability and efficiency.

Dollars are in thousands (except per ounce and per ton amounts)	Year Ended December 31,
2023
Sales	$35,518

Cost of sales and other direct production costs	(31,241)
Depreciation, depletion and amortization	(4,277)

Total cost of sales	(35,518)

Gross profit	$—

Tons of ore milled	56,331
Production:
Silver (ounces)	1,502,577
Zinc (tons)	1,139
Lead (tons)	1,225
Payable metal quantities sold:
Silver (ounces)	1,419,173
Zinc (tons)	1,102
Lead (tons)	848
Ore grades:
Silver ounces per ton	27.7
Zinc percent	2.5%
Lead percent	2.3%
Capital additions	$44,672

During the year ended December 31, 2023, Keno Hill recorded sales and total cost of sales of $35.5 million, related to the concentrate produced and sold during the ramp up. During the year ended December 31, 2023, $29.8 million of site specific ramp up costs were included within Ramp-up and suspension costs and $4.7 million of site specific exploration costs were included within Exploration and pre-development as reported on our consolidated statements of operations and comprehensive (loss) income. During the year ended December 31, 2023, Keno Hill recorded capital additions of $44.7 million, of which $29.6 million related to mine development and $11.3 million to mobile equipment purchases, crusher modifications and camp upgrades.

Casa Berardi

Dollars are in thousands (except per ounce and per ton amounts)	Years Ended December 31,
	2023	2022	2021
Sales	$177,678	$235,136	$245,152

Cost of sales and other direct production costs	(155,304)	(187,936)	(149,085)
Depreciation, depletion and amortization	(66,037)	(60,962)	(80,744)

Total cost of sales	(221,341)	(248,898)	(229,829)

Gross (loss) profit	$(43,663)	$(13,762)	$15,323

Tons of ore milled	1,446,488	1,588,739	1,528,246
Production:
Gold (ounces)	90,363	127,590	134,511
Silver (ounces)	22,415	28,289	33,571
Payable metal quantities sold:
Gold (ounces)	91,268	130,245	135,987
Silver (ounces)	22,566	31,788	30,022
Ore grades:
Gold ounces per ton	0.07	0.09	0.10
Silver ounces per ton	0.02	0.02	0.03
Total production cost per ton	$104.75	$117.89	$98.60
Cash Cost, After By-product Credits, per Gold Ounce (1)	$1,652	$1,478	$1,125
AISC, After By-product Credits, per Gold Ounce (1)	$2,048	$1,773	$1,359
Capital additions	$70,056	$39,667	$49,617

(1)

A reconciliation of these non-GAAP measures to total cost of sales, the most comparable GAAP measure, can be found below in Reconciliation of Total Cost of Sales (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP). At Casa Berardi, silver is considered to be a by-product of our gold production, and the value of silver therefore offsets operating costs within our calculations of Cash Cost and AISC, each After By-product Credits, per Gold Ounce.

As part of the Casa Berardi mine transition from an underground/open pit operation to an open pit only operation, the lower margin east mine underground operations were closed in July 2023 and only the better margin stopes of the west underground mine will be mined until mid-2024, at which time most underground activity will stop except for exploration. This strategic change resulted in production and sales decreasing significantly compared to the comparable periods in 2022 and 2021. Following the end of underground mining in mid-2024, Casa Berardi is expected to produce gold only from the 160 open pit, and at lower levels than historic production. We expect production from the 160 pit to halt in 2027, at which point we expect a gap in production from 2028 to 2030 when no ore is mined and our focus at that time will be on investing in infrastructure and equipment, stripping and permitting the expected additional open pits, Principal and West Mine Crown Pillar. From 2028 to 2030, there is not expected to be any cash flow from Casa Berardi to offset its operating and capital expenses, and instead our liquidity and capital resources are expected to come from our other operating segments. We expect to resume mining at Casa Berardi in 2030, and significant free cash flow is expected after 2030.

Gross loss increased by $29.9 million to $43.7 million in 2023 compared to $13.8 million in 2022 as higher average realized gold prices did not offset the impact of lower gold production. This increase in gross loss includes $12.7 million in product inventory net realizable value write downs due to a combination of higher direct production costs and higher depreciation, depletion and amortization expense effective July 2023, reflecting the accelerated amortization of the west underground mine. The increase in gross loss was also due to the processing of lower grade ore tonnage from both the underground and surface operations, higher costs related to mill maintenance and optimization activities, higher underground maintenance costs resulting from repairs and replacements of major components for the production fleet, and higher fuel and other consumables costs, compared to 2022. Suspension costs amounted to $2.2 million for 2023, as Casa Berardi’s operations were suspended for 20 days in June, due to wildfires in Quebec which resulted in the Quebec Ministry of Natural Resources and Forests closing certain forest lands and access roads. No production or sales took place during the suspension period. See Item 1A. Risk Factors - Our profitability could be affected by inflation, including the prices of other commodities for a discussion of certain risks related to our operation’s profitability.

Gross profit decreased by $29.1 million to a gross loss of $13.8 million in 2022 compared to 2021 as higher average realized gold prices did not offset the impact of lower gold production and higher cost of sales. The higher cost of sales in 2022 resulted from increased production costs due to: (i) increase in ore tonnage by 4% compared to 2021 as more lower grade surface material was processed, (ii) higher operating costs reflecting inflationary pressures particularly for labor and consumables, (iii) higher mill contractor costs related to maintenance and optimization activities, and (iv) higher underground maintenance costs resulting from repairs and replacements of major components for the production fleet. Depreciation, depletion and amortization expense was lower in 2022 compared to 2021 due to the impact of higher reserves in 2021 on units-of-production depreciation and lower asset additions and sales quantities. See Item 1A. Risk Factors - Our profitability could be affected by inflation, including the prices of other commodities for a discussion of certain risks related to our operation’s profitability.

Total capital additions increased by $30.4 million in 2023 compared to 2022 primarily due to purchases of new surface fleet equipment as the mine transitions from an underground to an open pit operation and the construction of tailings storage facilities. Significant components of 2023 capital expenditures were tailings dam construction costs of $41.0 million, $18.2 million on machinery and equipment, and $11.2 million on development. Total capital additions decreased by $10.0 million in 2022 compared to 2021 primarily due to completion of the new 160 zone open pit mine development in 2021, which commenced ore production during the fourth quarter of 2021.

The chart below illustrates the factors contributing to Cash Cost, After By-product Credits, Per Gold Ounce for 2023, 2022 and 2021:

The following table summarizes the components of Cash Cost, After By-product Credits, per Gold Ounce:

	Years Ended December 31,
	2023	2022	2021
Cash Cost, Before By-product Credits, per Gold Ounce	$1,658	$1,483	$1,131
By-product credits per gold ounce	(6)	(5)	(6)

Cash Cost, After By-product Credits, per Gold Ounce	$1,652	$1,478	$1,125

The following table summarizes the components of AISC, After By-product Credits, per Gold Ounce:

	Years Ended December 31,
	2023	2022	2021
AISC, Before By-product Credits, per Gold Ounce	$2,054	$1,778	$1,365
By-product credits per gold ounce	(6)	(5)	(6)

AISC, After By-product Credits, per Gold Ounce	$2,048	$1,773	$1,359

The increase in Cash Cost and AISC, each After By-product Credits, per Gold Ounce for 2023 compared to 2022 and 2021 was primarily driven by lower gold production as Casa Berardi transitions from an underground/open pit operation to an open pit only operation, as discussed above.

Corporate Matters

Employee Benefit Plans

Our defined benefit pension plans, while providing a significant benefit to our employees, have historically represented a significant liability to us. During 2023, the funded status of our plans assets increased slightly to $27.5 million at December 31, 2023 from $27.0 million at December 31, 2022. During 2023, we contributed a total of approximately $1.0 million in shares of our common stock to the plans (see Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities for more information). We do not expect to be required to contribute to our defined benefit plans in 2024, but we may choose to do so. See Note 6 of Notes to Consolidated Financial Statements for more information. We periodically examine the defined benefit pension plans and supplemental excess retirement plan for affordability and competitiveness.

Income and Mining Taxes

Our deferred tax assets and liabilities are measured at the currently enacted tax rates that are expected to apply in years in which they are expected to be paid for or realized. Each reporting period we assess the realizability of our tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future sources of taxable income, carry-forward periods available, the existence of prudent and feasible tax planning strategies and other relevant factors.

Our organizational structure requires us to have two U.S. tax groups that do not consolidate. Hecla Mining Company and subsidiaries (“Hecla U.S. Group”) has a net deferred tax asset of $2.9 million at December 31, 2023 compared to $21.0 million at December 31, 2022. The decrease of $18.1 million is primarily related to utilization of tax loss carryforward and reduction of deferred tax liabilities. In 2021 a release of valuation allowance of $58.4 million was recorded, based on a change in circumstances and weight of applicable evidence reviewed to support a more likely than not conclusion for utilization of the deferred tax assets. We are relying on all available evidence including reversal of deferred taxable temporary differences and a forecast of future taxable income along with a history of positive earnings to support the release.

Klondex Mines Ltd (“Klondex”) is a separate U.S. tax group (“Nevada U.S. Group”) that has a net deferred tax liability of $30.8 million and $30.7 million at December 31, 2023 and 2022, respectively. The increase of $0.1 million is due to the tax liability of indefinite life mineral property.

Our net Canadian deferred tax liability at December 31, 2023 was $74.1 million, a decrease of $21.1 million from the $95.2 million net deferred tax liability at December 31, 2022. The decrease was due to current period activity.

Our Mexican net deferred tax asset at December 31, 2023 remains at zero with no change from December 31, 2022. The valuation allowance increased $13.2 million due to inability to recognize the benefit of tax losses incurred related to exploration activities at our operations in Mexico.

As a result of the Tax Cuts and Jobs Act (“TCJA”) enacted in December 2017, under Internal Revenue Code Section 174, a requirement to capitalize and amortize research and experimental expenditures for tax years beginning after December 31, 2021 is now effective. This modification has not materially impacted us.

As discussed in Note 7 of Notes to Consolidated Financial Statements, our effective tax rate for 2023 was negative 1%, reflecting a tax expense of $1.2 million on pre-tax loss of $83.0 million, compared to 17% for 2022, reflecting a tax benefit of $7.6 million on a pre-tax loss of $44.9 million. We are subject to income taxes in the United States and other foreign jurisdictions. The overall effective tax rate will continue to be dependent upon the geographic distribution of our earnings in different jurisdictions, the U.S. deduction for percentage depletion, fluctuation in foreign currency exchange rates and deferred tax asset valuation allowance changes. As a result, the 2023 effective tax rate could vary significantly from that of 2022. The other relevant provisions of the TCJA that became effective in 2018 consist of global intangible low-taxed income tax and base erosion and anti-abuse tax; however, these provisions have not materially impacted us.

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the years ended December 31, 2023, 2022 and 2021.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine’s operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines’ net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis—aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

Casa Berardi reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Year Ended December 31, 2023
	Greens Creek	Lucky Friday(2)	Keno Hill	Corporate and Other(3)	Total Silver
Total cost of sales	$259,895	$84,185	$35,518	$—	$379,598
Depreciation, depletion and amortization	(53,995)	(24,325)	(4,277)	—	(82,597)
Treatment costs	40,987	10,981	1,070	—	53,038
Change in product inventory	(4,266)	(5,164)	—	—	(9,430)
Reclamation and other costs	(748)	(826)	—	—	(1,574)
Exclusion of Lucky Friday cash costs (8)	—	(851)	—	—	(851)
Exclusion of Keno Hill cash costs (6)	—	—	(32,311)	—	(32,311)

Cash Cost, Before By-product Credits (1)	241,873	64,000	—	—	305,873
Reclamation and other costs	2,889	671	—	—	3,560
Sustaining capital	41,935	39,019	—	928	81,882
Exclusion of Lucky Friday sustaining costs (8)	—	(19,702)	—	—	(19,702)
General and administrative	—	—	—	42,722	42,722

AISC, Before By-product Credits (1)	286,697	83,988	—	43,650	414,335
By-product credits:
Zinc	(83,454)	(14,507)	—	—	(97,961)
Gold	(104,507)	—	—	—	(104,507)
Lead	(29,284)	(34,620)	—	—	(63,904)
Exclusion of Lucky Friday by-product credits (8)	—	1,566	—	—	1,566

Total By-product credits	(217,245)	(47,561)	—	—	(264,806)

Cash Cost, After By-product Credits	$24,628	$16,439	$—	$—	$41,067

AISC, After By-product Credits	$69,452	$36,427	$—	$43,650	$149,529

Ounces produced	9,732	3,086			12,818
Exclusion of Lucky Friday ounces produced (8)	—	(103)			(103)

Divided by silver ounces produced	9,732	2,983			12,715
Cash Cost, Before By-product Credits, per Silver Ounce	$24.85	$21.45			$24.06
By-product credits per ounce	(22.32)	(15.94)			(20.83)

Cash Cost, After By-product Credits, per Silver Ounce	$2.53	$5.51			$3.23

AISC, Before By-product Credits, per Silver Ounce	$29.46	$28.15			$32.59
By-product credits per ounce	(22.32)	(15.94)			(20.83)

AISC, After By-product Credits, per Silver Ounce	$7.14	$12.21			$11.76

In thousands (except per ounce amounts)	Year Ended December 31, 2023
	Casa Berardi	Other(4)	Total Gold and Other
Total cost of sales	$221,341	$6,339	$227,680
Depreciation, depletion and amortization	(66,037)	(140)	(66,177)
Treatment costs	1,109	—	1,109
Change in product inventory	(2,913)	—	(2,913)
Reclamation and other costs	(871)	—	(871)
Exclusion of Casa Berardi cash costs (3)	(2,851)	—	(2,851)
Exclusion of Other costs	—	(6,199)	(6,199)

Cash Cost, Before By-product Credits (1)	149,778	—	149,778
Reclamation and other costs	871	—	871
Sustaining capital	34,971	—	34,971

AISC, Before By-product Credits (1)	185,620	—	185,620
By-product credits:
Silver	(522)	—	(522)

Total By-product credits	(522)	—	(522)

Cash Cost, After By-product Credits	$149,256	$—	$149,256

AISC, After By-product Credits	$185,098	$—	$185,098

Divided by gold ounces produced	90	—	90
Cash Cost, Before By-product Credits, per Gold Ounce	$1,658	$—	$1,658
By-product credits per ounce	(6)	—	(6)

Cash Cost, After By-product Credits, per Gold Ounce	$1,652	$—	$1,652

AISC, Before By-product Credits, per Gold Ounce	$2,054	$—	$2,054
By-product credits per ounce	(6)	—	(6)

AISC, After By-product Credits, per Gold Ounce	$2,048	$—	$2,048

In thousands (except per ounce amounts)	Year Ended December 31, 2023
	Total Silver	Total Gold and Other	Total
Total cost of sales	$379,598	$227,680	$607,278
Depreciation, depletion and amortization	(82,597)	(66,177)	(148,774)
Treatment costs	53,038	1,109	54,147
Change in product inventory	(9,430)	(2,913)	(12,343)
Reclamation and other costs	(1,574)	(871)	(2,445)
Exclusion of Lucky Friday cash costs (8)	(851)	—	(851)
Exclusion of Keno Hill cash costs (6)	(32,311)	—	(32,311)
Exclusion of Casa Berardi cash costs (3)	—	(2,851)	(2,851)
Exclusion of Other costs	—	(6,199)	(6,199)

Cash Cost, Before By-product Credits (1)	305,873	149,778	455,651
Reclamation and other costs	3,560	871	4,431
Sustaining capital	81,882	34,971	116,853
Exclusion of Lucky Friday sustaining costs (8)	(19,702)	—	(19,702)
General and administrative	42,722	—	42,722

AISC, Before By-product Credits (1)	414,335	185,620	599,955
By-product credits:
Zinc	(97,961)	—	(97,961)
Gold	(104,507)	—	(104,507)
Lead	(63,904)	—	(63,904)
Silver	—	(522)	(522)
Exclusion of Lucky Friday by-product credits (8)	1,566	—	1,566

Total By-product credits	(264,806)	(522)	(265,328)

Cash Cost, After By-product Credits	$41,067	$149,256	$190,323

AISC, After By-product Credits	$149,529	$185,098	$334,627

Ounces produced	$12,818	$90
Exclusion of Lucky Friday ounces produced (8)	(103)	—

Divided by ounces produced	12,715	90
Cash Cost, Before By-product Credits, per Ounce	$24.06	$1,658
By-product credits per ounce	(20.83)	(6)

Cash Cost, After By-product Credits, per Ounce	$3.23	$1,652

AISC, Before By-product Credits, per Ounce	$32.59	$2,054
By-product credits per ounce	(20.83)	(6)

AISC, After By-product Credits, per Ounce	$11.76	$2,048

In thousands (except per ounce amounts)	Year Ended December 31, 2022
	Greens Creek	Lucky Friday(2)	Corporate and other (3)	Total Silver
Total cost of sales	$232,718	$116,598	$—	$349,316
Depreciation, depletion and amortization	(48,911)	(33,704)	—	(82,615)
Treatment costs	37,836	18,605	—	56,441
Change in product inventory	5,885	2,049	—	7,934
Reclamation and other costs (5)	(1,489)	(1,034)	—	(2,523)

Cash Cost, Before By-product Credits (1)	226,039	102,514	—	328,553
Reclamation and other costs	2,821	1,128	—	3,949
Sustaining capital	40,705	33,306	334	74,345
General and administrative (5)	—	—	43,384	43,384

AISC, Before By-product Credits (1)	269,565	136,948	43,718	450,231
By-product credits:
Zinc	(113,835)	(27,607)		(141,442)
Gold	(75,596)	—		(75,596)
Lead	(29,800)	(52,568)		(82,368)

Total By-product credits	(219,231)	(80,175)	—	(299,406)

Cash Cost, After By-product Credits	$6,808	$22,339	$—	$29,147

AISC, After By-product Credits	$50,334	$56,773	$43,718	$150,825

Divided by silver ounces produced	9,742	4,413		14,155
Cash Cost, Before By-product Credits, per Silver Ounce	$23.20	$23.23		$23.21
By-product credits per ounce	(22.50)	(18.17)		(21.15)

Cash Cost, After By-product Credits, per Silver Ounce	$0.70	$5.06		$2.06

AISC, Before By-product Credits, per Silver Ounce	$27.67	$31.03		$31.81
By-product credits per ounce	(22.50)	(18.17)		(21.15)

AISC, After By-product Credits, per Silver Ounce	$5.17	$12.86		$10.66

In thousands (except per ounce amounts)	Year Ended December 31, 2022
	Casa Berardi(6)	Other(4)	Total Gold and Other
Total cost of sales	$248,898	$4,535	$253,433
Depreciation, depletion and amortization	(60,962)	(361)	(61,323)
Treatment costs	1,866	—	1,866
Change in product inventory	186	—	186
Reclamation and other costs (5)	(819)	—	(819)
Exclusion of Other costs		(4,174)	(4,174)

Cash Cost, Before By-product Credits (1)	189,169	—	189,169
Reclamation and other costs	819	—	819
Sustaining capital	36,883	—	36,883

AISC, Before By-product Credits (1)	226,871	—	226,871
By-product credits:
Silver	(610)	—	(610)

Total By-product credits	(610)	—	(610)

Cash Cost, After By-product Credits	$188,559	$—	$188,559

AISC, After By-product Credits	$226,261	$—	$226,261

Divided by gold ounces produced	128	—	128
Cash Cost, Before By-product Credits, per Gold Ounce	$1,483	—	$1,483
By-product credits per ounce	(5)	—	(5)

Cash Cost, After By-product Credits, per Gold Ounce	$1,478	$—	$1,478

AISC, Before By-product Credits, per Gold Ounce	$1,778	—	$1,778
By-product credits per ounce	(5)	—	(5)

AISC, After By-product Credits, per Gold Ounce	$1,773	$—	$1,773

In thousands (except per ounce amounts)	Year Ended December 31, 2022
	Total Silver	Total Gold and Other	Total
Total cost of sales	$349,316	$253,433	$602,749
Depreciation, depletion and amortization	(82,615)	(61,323)	(143,938)
Treatment costs	56,441	1,866	58,307
Change in product inventory	7,934	186	8,120
Exclusion of Other	—	(4,174)	(4,174)
Reclamation and other costs	(2,523)	(819)	(3,342)

Cash Cost, Before By-product Credits (1)	328,553	189,169	517,722
Reclamation and other costs	3,949	819	4,768
Sustaining capital	74,345	36,883	111,228
General and administrative	43,384	—	43,384

AISC, Before By-product Credits (1)	450,231	226,871	677,102
By-product credits:
Zinc	(141,442)	—	(141,442)
Gold	(75,596)	—	(75,596)
Lead	(82,368)	—	(82,368)
Silver	—	(610)	(610)

Total By-product credits	(299,406)	(610)	(300,016)

Cash Cost, After By-product Credits	$29,147	$188,559	$217,706

AISC, After By-product Credits	$150,825	$226,261	$377,086

Divided by ounces produced	14,155	128
Cash Cost, Before By-product Credits, per Ounce	$23.21	$1,483
By-product credits per ounce	(21.15)	(5)

Cash Cost, After By-product Credits, per Ounce	$2.06	$1,478

AISC, Before By-product Credits, per Ounce	$31.81	$1,778
By-product credits per ounce	(21.15)	(5)

AISC, After By-product Credits, per Ounce	$10.66	$1,773

In thousands (except per ounce amounts)	Year Ended December 31, 2021
	Greens Creek	Lucky Friday(2)	Corporate and other (3)	Total Silver
Total cost of sales	$213,113	$97,538	$247	$310,898
Depreciation, depletion and amortization	(48,710)	(26,846)	(152)	(75,708)
Treatment costs	36,099	16,723	0	52,822
Change in product inventory	80	(406)	—	(326)
Reclamation and other costs	(3,466)	(1,039)	(95)	(4,600)

Cash Cost, Before By-product Credits (1)	197,116	85,970	—	283,086
Reclamation and other costs	3,390	1,056		4,446
Sustaining capital	27,582	26,517	210	54,309
General and administrative (5)	—	—	34,570	34,570

AISC, Before By-product Credits (1)	228,088	113,543	34,780	376,411
By-product credits:
Zinc	(100,214)	(19,479)	—	(119,693)
Gold	(72,011)	—	—	(72,011)
Lead	(30,922)	(42,966)	—	(73,888)

Total By-product credits	(203,147)	(62,445)	—	(265,592)

Cash Cost, After By-product Credits	$(6,031)	$23,525	$—	$17,494

AISC, After By-product Credits	$24,941	$51,098	$34,780	$110,819

Divided by silver ounces produced	9,243	3,564		12,807
Cash Cost, Before By-product Credits, per Silver Ounce	$21.33	$24.12		$22.11
By-product credits per ounce	(21.98)	$(17.52)		(20.74)

Cash Cost, After By-product Credits, per Silver Ounce	$(0.65)	$6.60		$1.37

AISC, Before By-product Credits, per Silver Ounce	$24.68	$31.86		$29.39
By-product credits per ounce	(21.98)	$(17.52)		(20.74)

AISC, After By-product Credits, per Silver Ounce	$2.70	$14.34		$8.65

In thousands (except per ounce amounts)	Year Ended December 31, 2021
	Casa Berardi	Other (4)	Total Gold and Other
Total cost of sales	$229,829	$48,945	$278,774
Depreciation, depletion and amortization	(80,744)	(15,341)	(96,085)
Treatment costs	1,513	1,731	3,244
Change in product inventory	2,439	(10,907)	(8,468)
Reclamation and other costs	(841)	300	(541)

Cash Cost, Before By-product Credits (1)	152,196	24,728	176,924
Reclamation and other costs	841	1,008	1,849
Sustaining capital	30,643	511	31,154

AISC, Before By-product Credits (1)	183,680	26,247	209,927
By-product credits:
Silver	(839)	(1,152)	(1,991)

Total By-product credits	(839)	(1,152)	(1,991)

Cash Cost, After By-product Credits	$151,357	$23,576	$174,933

AISC, After By-product Credits	$182,841	$25,095	$207,936

Divided by gold ounces produced	135	21	155
Cash Cost, Before By-product Credits, per Gold Ounce	$1,131	$1,193	$1,140
By-product credits per ounce	(6)	(56)	(13)

Cash Cost, After By-product Credits, per Gold Ounce	$1,125	$1,137	$1,127

AISC, Before By-product Credits, per Gold Ounce	$1,365	$1,267	$1,354
By-product credits per ounce	(6)	(56)	(13)

AISC, After By-product Credits, per Gold Ounce	$1,359	$1,211	$1,341

In thousands (except per ounce amounts)	Year Ended December 31, 2021
	Total Silver	Total Gold	Total
Total cost of sales	$310,898	$278,774	$589,672
Depreciation, depletion and amortization	(75,708)	(96,085)	(171,793)
Treatment costs	52,822	3,244	56,066
Change in product inventory	(326)	(8,468)	(8,794)
Reclamation and other costs	(4,600)	(541)	(5,141)

Cash Cost, Before By-product Credits (1)	283,086	176,924	460,010
Reclamation and other costs	4,446	1,849	6,295
Sustaining capital	54,309	31,154	85,463
General and administrative	34,570	—	34,570

AISC, Before By-product Credits (1)	376,411	209,927	586,338
By-product credits:
Zinc	(119,693)	—	(119,693)
Gold	(72,011)	—	(72,011)
Lead	(73,888)	—	(73,888)
Silver	—	(1,991)	(1,991)

Total By-product credits	(265,592)	(1,991)	(267,583)

Cash Cost, After By-product Credits	$17,494	$174,933	$192,427

AISC, After By-product Credits	$110,819	$207,936	$318,755

Divided by ounces produced	12,807	155
Cash Cost, Before By-product Credits, per Ounce	$22.11	$1,140
By-product credits per ounce	(20.74)	(13)

Cash Cost, After By-product Credits, per Ounce	$1.37	$1,127

AISC, Before By-product Credits, per Ounce	$29.39	$1,354
By-product credits per ounce	(20.74)	(13)

AISC, After By-product Credits, per Ounce	$8.65	$1,341

(1)

Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)

During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

(4)

Other includes $5.3 million of sales and cost of sales for the year ended December 31, 2023 and $0.5 million of sales and cost of sales for the year ended December 31, 2022, related to the environmental services business acquired as part of the Alexco acquisition.

(5)

Prior years presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

(6)

Keno Hill is in the production ramp-up phase and $29.8 million of ramp-up costs are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(7)

Casa Berardi operations were suspended in June 2023 in response to the directive of the Quebec Ministry of Natural Resources and Forests as a result of fires in the region. Suspension costs amounted to $2.2 million for the year ended December 31, 2023, and are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(8)

Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, and AISC, Before By-product Credits, and AISC, After By-product Credits.

Financial Liquidity and Capital Resources

Liquidity overview

We have a disciplined cash management strategy of maintaining financial flexibility to execute our capital priorities and provide long-term value to our stockholders. Consistent with that strategy, we aim to maintain an acceptable level of net debt and sufficient liquidity to fund debt service costs, operations, capital expenditures, exploration and pre-development projects, while returning cash to stockholders through dividends and potential share repurchases.

At December 31, 2023, we had $106.4 million in cash and cash equivalents, of which $7.6 million was held in foreign subsidiaries’ local currency that we anticipate utilizing for near-term operating, exploration or capital costs by those foreign subsidiaries. At December 31, 2023, we had utilized $134.9 million drawn on our credit facility with $6.9 million for letters of credit and the remainder as borrowings. We also have USD cash and cash equivalent balances held by our foreign subsidiaries that, if repatriated, may be subject to withholding taxes. We expect that there would be no additional tax burden upon repatriation after considering the cash cost associated with the withholding taxes. Our liquidity and capital resources are reliant on our revolving credit facility and other financing activities in addition to cash provided by our operations.

Pursuant to our common stock dividend policy described in Note 12 of Notes to Consolidated Financial Statements, our Board of Directors declared and paid dividends on common stock totaling $15.2 million in 2023, $12.4 million in 2022 and $20.1 million in 2021. Our dividend policy has a silver-linked component which ties the amount of declared common stock dividends to our realized silver price for the preceding quarter. Another component of our common stock dividend policy anticipates paying an annual minimum dividend. In each of May and September 2021, our Board of Directors approved an increase in our silver-linked dividend policy by $0.01 per year, and in September 2021 also approved a reduction in the minimum realized silver price threshold to $20 from $25 per ounce. We realized silver prices of $22.62, $23.67, $23.71 and $23.47 in the first, second, third and fourth quarters of 2023, respectively, thus satisfying the criterion for the silver-linked dividend component of our common stock dividend policy. As a result, on May 10, 2023, August 8, 2023, November 6, 2023, and February 13, 2024 our Board of Directors declared quarterly cash dividends of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked dividend component of our dividend policy.

For illustrative purposes only, the table below summarizes potential dividend amounts under our dividend policy.

Quarterly Average Realized Silver Price ($ per ounce)	Quarterly Silver-Linked Dividend ($ per share)	Annualized Silver-Linked Dividend ($ per share)	Annualized Minimum Dividend ($ per share)	Annualized Dividends per Share: Silver- Linked and Minimum ($ per share)
<$20	$—	$—	$0.015	$0.015
$20	$0.0025	$0.01	$0.015	$0.025
$25	$0.0100	$0.04	$0.015	$0.055
$30	$0.0150	$0.06	$0.015	$0.075
$35	$0.0250	$0.10	$0.015	$0.115
$40	$0.0350	$0.14	$0.015	$0.155
$45	$0.0450	$0.18	$0.015	$0.195
$50	$0.0550	$0.22	$0.015	$0.235

As discussed in Note 12 of Notes to Consolidated Financial Statements, pursuant to an equity distribution agreement dated February 18, 2021, we may offer and sell up to 60 million shares of our common stock from time to time to or through sales agents in “at-the-market” (ATM) offerings. Sales of the shares, if any, will be made by means of ordinary brokers transactions or as otherwise agreed between the Company and the agents as principals. Whether or not we engage in sales from time to time may depend on a variety of factors, including share price, our cash resources, customary black-out restrictions, and whether we have any material inside information. The agreement can be terminated by us at any time. Any sales of shares under the equity distribution agreement are registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3. During March, April and December 2023, we sold 10,645,198 shares under the agreement for proceeds of $56.7 million, net of commissions and fees of approximately $0.9 million. In total since September 2022 through December 31, 2023, we have sold 14,505,397 shares under the agreement for total proceeds of $74.0 million, net of commissions and fees of $1.2 million.

As a result of our current cash balances, the performance of our current and expected operations, current metals prices, proceeds from potential at-the-market sales of common stock, and availability under our Credit Agreement (refer to Note 9 of Notes to Consolidated Financial Statements), we believe we will be able to meet our obligations and other potential cash requirements during the next 12 months from the date of this report. Our obligations and other uses of cash may include, but are not limited to: debt service obligations related to the Senior Notes and our Series 2020-A Senior Notes due July 9, 2025 (the “IQ Notes”) issued to Investissement Québec, a financing arm of the Québec government, which have total principal of CAD$48.2 million and bear interest at a rate of 6.515%; principal and interest payments under our Credit Agreement; deferral of revenues, ramp-up and suspension costs at certain of our operations; capital expenditures at our operations; potential acquisitions of other mining companies or properties; regulatory matters; litigation; potential repurchases of our common stock under the program described above; and payment of dividends on common stock, if declared by our board of directors. We currently estimate a range of approximately $190 to $210 million will be spent in 2024 on capital expenditures, primarily for equipment, infrastructure, and development at our mines, before any lease financing. We also estimate exploration and pre-development expenditures will total approximately $32 million in 2024. Our expenditures for these items and our related plans for 2024 may change based upon our financial position, metals prices, and other considerations. Our ability to fund the activities described above will depend on our operating performance, metals prices, our ability to estimate revenues and costs, sources of liquidity available to us, including the revolving credit facility, and other factors. A sustained downturn in metals prices, significant increase in operational or capital costs or other uses of cash, our inability to access the credit facility or the sources of liquidity discussed above, or other factors beyond our control could impact our plans. See Item 1A. Risk Factors - An extended decline in metals prices, an increase in operating or capital costs, or treatment charges, mine accidents or closures, increasing regulatory obligations, or our inability to convert resources or exploration targets to reserves may cause us to record write-downs, which could negatively impact our results of operations and We have a substantial amount of debt that could impair our financial health and prevent us from fulfilling our obligations under our existing and future indebtedness.

We may defer some capital expenditures and/or exploration and pre-development activities, engage in asset sales or secure additional capital if necessary to maintain liquidity. We also may pursue additional acquisition opportunities, which could require additional equity issuances or other forms of financing. We cannot assure you that such financing will be available to us.

Our liquid assets excluding restricted cash and cash equivalents include (in millions):

	December 31, 2023	December 31, 2022	December 31, 2021
Cash and cash equivalents held in U.S. dollars	$98.8	$86.8	$196.2
Cash and cash equivalents held in foreign currency	7.6	17.9	13.8

Total cash and cash equivalents	106.4	104.7	210.0
Marketable equity securities	33.7	24.0	14.4

Total cash, cash equivalents and investments	$140.1	$128.7	$224.4

Cash and cash equivalents increased by $1.7 million in 2023, for the reasons discussed below. Cash and cash equivalents held in foreign currencies represents balances in CAD, and decreased by $10.3 million in 2023 due to a decrease in CAD held at our Canadian operations. The value of current and non-current marketable equity securities increased by $9.7 million.

	Year Ended December 31,
	2023	2022	2021
Cash provided by operating activities (in millions)	$75.5	$89.9	$220.3

Cash provided by operating activities decreased by $14.4 million in 2023 compared to 2022. The decrease was due to lower income, adjusted for non-cash items, further compounded by the negative impact of working capital and other operating asset and liability changes. Income, adjusted for non-cash items, was lower by $4.8 million primarily due to increased loss from operations, which was mainly a result of higher ramp-up and suspension costs associated with continued ramp-up at Keno Hill and suspension of operations at Lucky Friday. Working capital and other operating asset and liability changes resulted in a net cash decrease of $9.6 million in 2023 compared to 2022. Significant variances in working capital changes between 2023 and 2022 resulted from lower cash flows from changes in other current and non-current assets and accrued payroll and related benefits.

Cash provided by operating activities decreased by $130.4 million in 2022 compared to 2021. The decrease was due to lower income, adjusted for non-cash items, further compounded by the negative impact of working capital and other operating asset and liability changes. Income, adjusted for non-cash items, was lower by $82.3 million primarily due to lower income from operations, which was mainly a result of lower realized silver, lead and zinc prices and higher treatment charges. Working capital and other operating asset and liability changes resulted in a net cash decrease of $29.3 million in 2022 compared to an increase in cash of $18.9 million in 2021. Significant variances in working capital changes between 2022 and 2021 resulted from lower cash flows from changes in inventories and accounts payable and accrued liabilities.

	Year Ended December 31,
	2023	2022	2021
Cash used in investing activities (in millions)	$(231.3)	$(187.3)	$(107.0)

Capital expenditures, excluding $16.1 million in non-cash finance lease additions, were $223.9 million in 2023, which was $74.5 million higher than 2022. The major components of this increase were from an increase of $30.4 million at Casa Berardi primarily due to purchases of new surface fleet equipment as the mine transitions from an underground to an open pit operation and the construction of tailings storage facilities, an increase of $24.9 million at Keno Hill related to mine development, mobile equipment purchases, crusher modifications and camp upgrades, and an increase of $14.3 million at Lucky Friday as investments were made to support sustained higher throughput and costs were incurred to build the secondary egress following the August 2023 fire. During 2023, we acquired investments in other mining companies and short term investments for a total of $9.0 million.

Capital expenditures, excluding $11.9 million in non-cash finance lease additions, were $149.4 million in 2022, which was $40.3 million higher than 2021. The increase included $19.7 million for Keno Hill following the Alexco acquisition and higher expenditures at Greens Creek and Lucky Friday, partially offset by lower expenditures at Casa Berardi. As a result of the Alexco acquisition, we assumed a cash balance of $9.0 million, net of transaction costs of $5.1 million, however, we had previously advanced $25.0 million to Alexco pre-acquisition, to enable them to fund development of the Keno Hill mining district prior to acquisition closing. During 2022, we acquired investments in other mining companies and short term investments for a total of $32.0 million, and disposed of the short-term investments and a mining company investment, generating total proceeds of $9.4 million.

	Year Ended December 31,
	2023	2022	2021
Cash provided by (used in) financing activities (in millions)	$156.3	$(7.5)	$(32.6)

During 2023, we drew down a cumulative $239 million and repaid a cumulative $111 million on our Credit Agreement. During 2022, we drew down and repaid $25.0 million on our Credit Agreement. We had no borrowings or repayments of debt during 2021. In 2023, 2022 and 2021, we paid total cash dividends on our common and preferred stock of $15.7 million, $12.9 million and $20.7 million, respectively. We made payments on our finance leases of $10.6 million, $7.6 million, and $7.3 million in 2023, 2021, and 2021, respectively. We issued stock under our ATM program described above for net proceeds of $56.7 million and $17.3 million in 2023 and 2022, respectively. We also purchased shares of our common stock for $2.0 million, $3.7 million, and $4.5 million in 2023, 2022, and 2021, respectively, as a result of our employees’ election to utilize net share settlement to satisfy their tax withholding obligations related to incentive compensation paid in stock and vesting of restricted stock units. See Note 12 of Notes to Consolidated Financial Statements for more information.

Exchange rate fluctuations between the U.S. dollar and the Canadian dollar and Mexican peso resulted in an increase in our cash balance of $1.1 million, and decreases of $0.3 million and $0.5 million, during 2023, 2022 and 2021, respectively.

Contractual Obligations and Contingent Liabilities and Commitments

The table below presents our fixed, non-cancelable contractual obligations and commitments primarily related to our Senior Notes, IQ Notes, revolving credit facility, outstanding purchase orders and certain service contract commitments, and lease arrangements as of December 31, 2023 (in thousands):

	Payments Due By Period
	Less than 1 year	2-3 years	4-5 years	After 5 years	Total
Purchase and contractual obligations (1)	$36,488	$—	$—	$—	$36,488
Credit Agreement (2)	128,114	284	—	—	$128,398
Finance lease commitments (3)	11,172	13,501	5,119	—	$29,792
Operating lease commitments (4)	1,290	2,556	2,204	5,566	$11,616
Senior Notes (5)	34,438	68,876	513,741	—	$617,055
IQ Notes (6)	2,376	37,704	—	—	$40,080

Total contractual cash obligations	$213,878	$122,921	$521,064	$5,566	$863,429

(1)

Consists of open purchase orders and commitments of approximately $11.4 million, $8.1 million, $10.7 million, $2.8 million and $3.5 million for various capital and non-capital items at Greens Creek, Lucky Friday, Keno Hill, Casa Berardi and Other Operations, respectively.

(2)

The Credit Agreement provides for a $150 million revolving credit facility. We had net draws of $128 million and $6.9 million in letters of credit outstanding as of December 31, 2023. The amounts in the table above assumes no additional amounts will be drawn in future periods, and includes only the standby fee on the current undrawn balance and accrued interest. For more information on our Credit Agreement, see Note 9 of Notes to Consolidated Financial Statements.

(3)

Includes scheduled finance lease payments of $7.6 million, $6.3 million, $8.2 million, and $7.7 million for equipment at Greens Creek, Lucky Friday, Casa Berardi, and Keno Hill, respectively. For more information, see Note 9 of Notes to Consolidated Financial Statements.

(4)

We enter into operating leases in the normal course of business. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease arrangements. For more information, see Note 9 of Notes to Consolidated Financial Statements.

(5)

On February 19, 2020, we completed an offering of $475 million in aggregate principal amount of our Senior Notes. The Senior Notes bear interest at a rate of 7.25% per year with interest payable on February 15 and August 15 of each year, commencing August 15, 2020. For more information, see Note 9 of Notes to Consolidated Financial Statements.

(6)

On July 9, 2020, we entered into a note purchase agreement pursuant to which we issued our IQ Notes for CAD$50 million (approximately USD$36.8 million at the time of the transaction) in aggregate principal amount. The IQ Notes bear interest on amounts outstanding at a rate of 6.515% per year, payable on January 9 and July 9 of each year, commencing January 9, 2021. For more information, see Note 9 of Notes to Consolidated Financial Statements.

We record liabilities for estimated costs associated with mine closure, reclamation of land and other environmental matters. At December 31, 2023, our liabilities for these matters totaled $120.5 million. Future expenditures related to closure, reclamation and environmental expenditures at our other sites are difficult to estimate, although we anticipate we will incur expenditures relating to these obligations over the next 30 years. For additional information relating to our environmental obligations, see Note 5 of Notes to Consolidated Financial Statements and Item 1A. Risk Factors – Our environmental obligations may exceed the provisions we have made. As discussed in Note 16 of Notes to Consolidated Financial Statements, we are involved in various other legal proceedings which may result in obligations in excess of provisions we have made.

Critical Accounting Estimates

Our significant accounting policies are described in Note 2 of Notes to Consolidated Financial Statements. As described in such Note 2, we are required to make estimates and assumptions that affect the reported amounts and related disclosures of assets, liabilities, revenue, and expenses. Our estimates are based on our experience and our interpretation of economic, political, regulatory, and other factors that affect our business prospects. Actual results may differ significantly from our estimates.

We believe that our most critical accounting estimates are related to future metals prices; obligations for environmental, reclamation, and closure matters; mineral reserves and resources; accounting for business combinations; valuation of deferred tax assets and assumptions used in accounting for our pension plans, as they require us to make assumptions that are highly uncertain at the time the accounting estimates are made and changes in them are reasonably likely to occur from period to period. Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our board of directors, and the Audit Committee has reviewed the disclosures presented below. In addition, there are other items within our financial statements that require estimation, but are not deemed to be critical. However, changes in estimates used in these and other items could have a material impact on our financial statements.

Future Metals Prices

Metals prices are key components in estimates that determine the valuation of some of our significant assets and liabilities, including properties, plants, equipment and mineral interests, deferred tax assets, and certain accounts receivable. Metals prices are also an important component in the estimation of reserves and resources. As shown above in Item 1. – Business, metals prices have historically been volatile. Silver demand arises from investment demand, particularly in exchange-traded funds, industrial demand, and consumer demand. Gold demand arises primarily from investment and consumer demand. Investment demand for silver and gold can be influenced by several factors, including: the value of the U.S. dollar and other currencies, changing U.S. budget deficits, widening availability of exchange-traded funds, interest rate levels, the health of credit markets, and inflationary expectations. Uncertainty related to (i) the political environment in the U.S., (ii) U.S. and global trading policies (including tariffs), (iii) a global economic recovery, and (iv) recent uncertainty in China, could result in continued investment demand for precious metals. Industrial demand for silver is closely linked to world Gross Domestic Product growth and industrial fabrication levels, as it is difficult to substitute for silver in industrial fabrication. Consumer demand is driven significantly by demand for jewelry and other retail products. We believe that long-term industrial and economic trends, including demand for metals to decarbonize the economy and urbanization and growth of the middle class in countries such as China and India, will result in continued consumer demand for silver and gold and industrial demand for silver. There can be no assurance whether these trends will continue or how they will impact prices of the metals we produce. In the past, we have recorded impairments to our asset carrying values because of low prices, and we can offer no assurance that prices will either remain at their current levels or increase.

Processes supporting valuation of our assets and liabilities that are most significantly affected by metals prices include analysis of asset carrying values, depreciation, reserves and resources, and deferred income taxes. On at least an annual basis—and more frequently if circumstances warrant—we examine our depreciation rates, reserve estimates, and the valuation allowances on our deferred tax assets. We examine the carrying values of our assets as changes in facts and circumstances warrant. In our evaluation of carrying values and deferred taxes, we apply several pricing views to our forecasting model, including current prices, analyst price estimates, forward-curve prices, and historical prices (see Mineral Reserves and Resources, below, regarding prices used for reserve and resource estimates). Using applicable accounting guidance and our view of metals markets, we use the probability-weighted average of the various methods to determine whether the values of our assets are fairly stated, and to determine the level of valuation allowances, if any, on our deferred tax assets. In addition, estimates of future metals prices are used in the valuation of certain assets in the determination of the purchase price allocations for our acquisitions (see Business Combinations below).

Sales of concentrates sold directly to customers are recorded as revenues upon completion of the performance obligations and transfer of control of the product to the customer (generally at the time of shipment) using estimated forward metals prices for the estimated month of settlement. Due to the time elapsed between shipment of concentrates to the customer and final settlement with the customer, we must estimate the prices at which sales of our metals will be settled. Previously recorded sales and trade accounts receivable are adjusted to estimated settlement prices until final settlement by the customer. Changes in metals prices between shipment and final settlement result in changes to revenues and accounts receivable previously recorded upon shipment. As a result, our trade accounts receivable balances related to concentrate sales are subject to changes in metals prices until final settlement occurs. For more information, see Note 4 of Notes to Consolidated Financial Statements.

We utilize financially-settled forward contracts to manage our exposure to changes in prices for silver, gold, zinc and lead. See Item 7A. – Quantitative and Qualitative Disclosures About Market Risk - Commodity-Price Risk Management below for more information on our contract programs. Effective November 1, 2021, we designated the contracts for lead and zinc as hedges for accounting purposes, with gains and losses deferred to accumulated other comprehensive income until the hedged product ships. Prior to November 1, 2021, these contracts were not designated as hedges for accounting purposes and were therefore marked-to-market through earnings each period. Changes in silver, gold, zinc and lead prices between the dates that the contracts are entered into and their settlements will result in changes to the fair value asset or liability associated with the contracts, with a corresponding gain or loss for silver and gold contracts recognized in earnings and gain or loss for lead and zinc contracts deferred to accumulated other comprehensive income (loss).

Obligations for Environmental, Reclamation and Closure Matters

Accrued reclamation and closure costs can represent a significant and variable liability on our balance sheet. We have estimated our liabilities under appropriate accounting guidance; however, the ranges of liability could exceed the liabilities recognized. If substantial damages were awarded, claims were settled, or remediation costs incurred in excess of our accruals, our financial results or condition could be materially adversely affected.

Mineral Reserves and Resources

Critical estimates are inherent in the process of determining our reserves and resources. Our reserves and resources are affected largely by our assessment of future metals prices, as well as by engineering and geological estimates of ore grade, accessibility, future recoveries, capital expenditures and production costs. See Item 2. – Properties above for the metals price assumptions used in our estimates of reserves and resources as of December 31, 2023, 2022 and 2021. Our assessment of reserves and resources occurs at least annually, and periodically utilizes external audits.

Reserves and resources are a key component in the valuation of our properties, plants and equipment. Reserve estimates are used in determining appropriate rates of units-of-production depreciation, with net book value of many assets depreciated over remaining estimated reserves. Reserves and resources are also a key component in forecasts, with which we compare future cash flows to current asset values in an effort to ensure that carrying values are reported appropriately. Our forecasts are also used in determining the level of valuation allowances on our deferred tax assets. Reserves and resources also play a key role in the valuation of certain assets in the determination of the purchase price allocations for acquisitions. Annual reserve and resource estimates are also used to determine conversions of resources and exploration targets beyond the known reserve resulting from business combinations to depreciable reserves, in periods subsequent to the business combinations (see Business Combinations below). Reserves and resources are a culmination of many estimates and are not guarantees that we will recover the indicated quantities of metals or that we will do so at a profitable level.

Business Combinations

When acquiring a company, we first evaluate whether the transaction should be accounted for as an asset acquisition or a business combination. If substantially all, generally interpreted as greater than 90% of the fair value is attributable to a single asset, the transaction is accounted for as an asset acquisition, and the transaction costs are capitalized. In a business combination, transaction costs are expensed. Regardless of whether we account for an acquisition as an asset acquisition or business combination, we are required to allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The valuation of assets acquired and liabilities assumed requires management to make significant estimates and assumptions, especially with respect to long-lived assets (including resources and exploration targets beyond the known reserve). These estimates include future metals prices and mineral reserves and resources, as discussed above. Management may also be required to make estimates related to the valuation of deferred tax assets or liabilities as part of the purchase price allocation for business combinations. In some cases, we use third-party appraisers to determine the fair values of property and other identifiable assets.

Valuation of Deferred Tax Assets

Our deferred income tax assets include certain future tax benefits. We record a valuation allowance against any portion of those deferred income tax assets when we believe, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. We review the likelihood that we will realize the benefit of our deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with all other available positive and negative evidence.

Certain categories of evidence carry more weight in the analysis than others based upon the extent to which the evidence may be objectively verified. We look to the nature and severity of cumulative pretax losses (if any) in the current three-year period ending on the evaluation date or the expectation of future pretax losses and the existence and frequency of prior cumulative pretax losses.

We utilize a rolling twelve quarters of pre-tax income or loss as a measure of our cumulative results in recent years. Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. However, a cumulative three year loss is not solely determinative of the need for a valuation allowance. We also consider all other available positive and negative evidence in our analysis.

Other factors considered in the determination of the probability of the realization of the deferred tax assets include, but are not limited to:

•	Earnings history;

•	Projected future financial and taxable income based upon existing reserves and long-term estimates of commodity prices;

•	The duration of statutory carry forward periods;

•	Prudent and feasible tax planning strategies readily available that may alter the timing of reversal of the temporary difference;

•	Nature of temporary differences and predictability of reversal patterns of existing temporary differences; and

•	The sensitivity of future forecasted results to commodity prices and other factors.

The Company assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. A significant piece of objective negative evidence is recent pretax losses and/or expectations of future pretax losses. Such objective evidence limits the ability to consider other subjective evidence including projections for future growth. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

See Note 7 of Notes to Consolidated Financial Statements for additional detail on the valuation allowance.

Pension Plan Accounting Assumptions

We are required to make a number of assumptions in estimating the future benefit obligations for, and fair value of assets included in, our pension plans, which impact the amount of liability and net periodic pension cost recognized related to our plans. These include assumptions for applicable discount rates, the expected rate of return on plan assets and the rate of future employee compensation increases. See Note 6 of Notes to Consolidated Financial Statements for more information on the accounting for our pension plans and the related assumptions.

New Accounting Pronouncements

Accounting Standards Updates Adopted

In March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04 (“ASU 2020-04”), Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden on accounting for contract modifications caused by reference rate reform. In January 2021, ASU 2021-01, Reference Rate Reform (Topic 848): Scope was issued which broadened the scope of ASU 2020-04 to include certain derivative instruments. In December 2022, ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, was issued which deferred the sunset date of ASU 2020-04. The guidance is effective for all entities as of March 12, 2020 through December 31, 2024. The guidance may be adopted over time as reference rate reform activities occur and should be applied on a prospective basis. Certain of our derivative instruments previously referenced London Interbank Offered Rate (“LIBOR”) based rates and have been amended to eliminate the LIBOR-based rate references prior to July 1, 2023. There have been no significant impacts to our financial results, financial position or cash flows from the transition from LIBOR to alternative reference interest rates.

Accounting Standards Updates to Become Effective in Future Periods

In August 2023, the FASB issued ASU 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement, which clarifies the business combination accounting for joint venture formations. The amendments in the ASU seek to reduce diversity in practice that has resulted from a lack of authoritative guidance regarding the accounting for the formation of joint ventures in separate financial statements. The amendments also seek to clarify the initial measurement of joint venture net assets, including businesses contributed to a joint venture. The guidance is applicable to all entities involved in the formation of a joint venture. The amendments are effective for all joint venture formations with a formation date on or after January 1, 2025. Early adoption and retrospective application of the amendments are permitted. We do not expect adoption of the new guidance to have a material impact on our consolidated financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, amending reportable segment disclosure requirements to include disclosure of incremental segment information on an annual and interim basis. Among the disclosure enhancements are new disclosures regarding significant segment expenses that are regularly provided to the chief operating decision-maker and included within each reported measure of segment profit or loss, as well as other segment items bridging segment revenue to each reported measure of segment profit or loss. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, and are applied retrospectively. Early adoption is permitted. We are currently evaluating the impact of this update on our consolidated financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024 and are applied prospectively. Early adoption and retrospective application of the amendments are permitted. We are currently evaluating the impact of this update on our consolidated financial statements and disclosures.

Guarantor Subsidiaries

Presented below are Hecla’s condensed consolidating financial statements as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended, resulting from the guarantees by certain of Hecla’s subsidiaries of the Senior Notes and IQ Notes (see Note 9 of Notes to Consolidated Financial Statements for more information). As of December 31, 2023, the Guarantors consist of the following Hecla 100%-owned subsidiaries: Hecla Limited; Silver Hunter Mining Company; Rio Grande Silver, Inc.; Hecla MC Subsidiary, LLC; Hecla Silver Valley, Inc.; Burke Trading, Inc.; Hecla Montana, Inc.; Revett Silver Company; RC Resources, Inc.; Troy Mine Inc.; Revett Exploration, Inc.; Revett Holdings, Inc.; Mines Management, Inc.; Newhi, Inc.; Montanore Minerals Corp.; Hecla Alaska LLC; Hecla Greens Creek Mining Company; Hecla Admiralty Company; Hecla Juneau Mining Company; Klondex Holdings Inc.; Klondex Gold & Silver Mining Co.; Klondex Midas Holdings Limited; Klondex Aurora Mine Inc.; Klondex Hollister Mine Inc.; Hecla Quebec, Inc.; and Alexco Resource Corp. We completed the offering of the Senior Notes on February 19, 2020 under our shelf registration statement previously filed with the SEC. We issued the IQ Notes in four equal tranches between July and October 2020.

The condensed consolidating financial statements below have been prepared from our financial information on the same basis of accounting as the consolidated financial statements set forth elsewhere in this report. Investments in the subsidiaries are accounted for under the equity method. Accordingly, the entries necessary to consolidate Hecla, the Guarantors, and our non-guarantor subsidiaries are reflected in the eliminations column. In the course of preparing consolidated financial statements, we eliminate the effects of various transactions conducted between Hecla and its subsidiaries and among the subsidiaries. While valid at an individual subsidiary level, such activities are eliminated in consolidation because, when taken as a whole, they do not represent business activity with third-party customers, vendors, and other parties. Examples of such eliminations include the following:

•

Investments in subsidiaries. The acquisition of a company results in an investment in debt or equity capital on the records of the parent company and a contribution to debt or equity capital on the records of the subsidiary. Such investments and capital contributions are eliminated in consolidation.

•

Capital contributions. Certain of Hecla’s subsidiaries do not generate cash flow, either at all or that is sufficient to meet their capital needs, and their cash requirements are routinely met with inter-company advances from their parent companies. Generally on an annual basis, when not otherwise intended as debt, the boards of directors of such parent companies declare contributions of capital to their subsidiary companies, which increase the parents’ investment and the subsidiaries’ additional paid-in capital. In consolidation, investments in subsidiaries and related additional paid-in capital are eliminated.

•

Debt. At times, inter-company debt agreements have been established between certain of Hecla’s subsidiaries and their parents. The related debt liability and receivable balances, accrued interest expense (if any) and income activity (if any), and payments of principal and accrued interest amounts (if any) by the subsidiary companies to their parents are eliminated in consolidation.

•

Dividends. Certain of Hecla’s subsidiaries which generate cash flow routinely provide cash to their parent companies through inter-company transfers. On at least an annual basis, the boards of directors of such subsidiary companies declare dividends to their parent companies, which reduces the subsidiaries’ retained earnings and increases the parents’ dividend income. In consolidation, such activity is eliminated.

•

Deferred taxes. Our ability to realize deferred tax assets and liabilities is considered for two consolidated tax groups of subsidiaries within the United States: The Nevada U.S. Group and the Hecla U.S. Group. Within each tax group, all subsidiaries’ estimated future taxable income contributes to the ability of their tax group to realize all such assets and liabilities. However, when Hecla’s subsidiaries are viewed independently, we use the separate return method to assess the realizability of each subsidiary’s deferred tax assets and whether a valuation allowance is required against such deferred tax assets. In some instances, a parent company or subsidiary may possess deferred tax assets whose realization depends on the future taxable income of other subsidiaries on a consolidated-return basis, but would not be considered realizable if such parent or subsidiary filed on a separate stand-alone basis. In such a situation, a valuation allowance is assessed on that subsidiary’s deferred tax assets, with the resulting adjustment reported in the eliminations column of the guarantor and parent’s financial statements, as is the case in the financial statements set forth below. The separate return method can result in significant eliminations of deferred tax assets and liabilities and related income tax provisions and benefits. Non-current deferred tax asset balances are included in other non-current assets on the consolidating balance sheets and make up a large portion of that item, particularly for the guarantor balances.

Separate financial statements of the Guarantors are not presented because the guarantees by the Guarantors are joint and several and full and unconditional, except for certain customary release provisions, including: (1) the sale or disposal of all or substantially all of the assets of the Guarantor; (2) the sale or other disposition of the capital stock of the Guarantor; (3) the Guarantor is designated as an unrestricted entity in accordance with the applicable provisions of the indenture; (4) Hecla ceases to be a borrower as defined in the indenture; and (5) upon legal or covenant defeasance or satisfaction and discharge of the indenture.

Condensed Consolidating Balance Sheets

	As of December 31, 2023
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(in thousands)
Assets
Cash and cash equivalents	$89,377	$16,053	$944	$—	$106,374
Other current assets	15,929	127,531	10,428	—	153,888
Properties, plants, equipment and mineral interests - net	642	2,657,261	8,347	—	2,666,250
Intercompany receivable (payable)	(132,464)	(812,078)	589,842	354,700	—
Investments in subsidiaries	2,248,533	—	—	(2,248,533)	—
Other non-current assets	432,468	21,960	29,353	(399,189)	84,592

Total assets	$2,654,485	$2,010,727	$638,914	$(2,293,022)	$3,011,104

Liabilities and Stockholders’ Equity
Current liabilities	$50,383	$141,439	$10,128	$(44,490)	$157,460
Long-term debt	636,000	17,063	0	—	653,063
Non-current portion of accrued reclamation	—	108,731	2,066	—	110,797
Non-current deferred tax liability	—	104,835	—	—	104,835
Other non-current liabilities	—	16,845	—	—	16,845
Stockholders’ equity	1,968,102	1,621,814	626,720	(2,248,532)	1,968,104

Total liabilities and stockholders’ equity	$2,654,485	$2,010,727	$638,914	$(2,293,022)	$3,011,104

Condensed Consolidating Statements of Operations and Comprehensive (Loss) Income

	Year Ended December 31, 2023
	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
	(in thousands)
Revenues	$19,677	$700,550	$—	$—	$720,227
Cost of sales	(3,608)	(454,896)	—	—	(458,504)
Depreciation, depletion, and amortization	—	(148,774)	—	—	(148,774)
General and administrative	(17,222)	(23,767)	(1,733)	—	(42,722)
Exploration and pre-development	(559)	(28,835)	(3,118)	—	(32,512)
Equity in earnings of subsidiaries	(84,847)	—	—	84,847	—
Other income (expense)	(3,228)	(127,326)	(3,349)	13,193	(120,710)

(Loss) income before income and mining taxes	(89,787)	(83,048)	(8,200)	98,040	(82,995)
Benefit (provision) from income and mining taxes	5,570	6,348	53	(13,193)	(1,222)

Net (loss) income	(84,217)	(76,700)	(8,147)	84,847	(84,217)
Preferred stock dividends	(552)	—	—	—	(552)

(Loss) income applicable to common stockholders	(84,769)	(76,700)	(8,147)	84,847	(84,769)

Net (loss) income	(84,217)	(76,700)	(8,147)	84,847	(84,217)
Changes in comprehensive income	3,389	—	—	—	3,389

Comprehensive (loss) income	$(80,828)	$(76,700)	$(8,147)	$84,847	$(80,828)

Forward-Looking Statements

The foregoing discussion and analysis, as well as certain information contained elsewhere in this report, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and are intended to be covered by the safe harbor created thereby. See the discussion in Special Note on Forward-Looking Statements included prior to Item 1.

Item 8. Financial Statements and Supplementary Data

Our Consolidated Financial Statements are included herein beginning on page F-1. Financial statement schedules are omitted as they are not applicable or the information required in the schedule is already included in the Consolidated Financial Statements.

Item 15 (a) (1). Financial Statements

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Hecla Mining Company
Coeur d’Alene, Idaho
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Hecla Mining Company (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in
Internal Control – Integrated Framework (2013)
 issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 15, 2024 expressed an unqualified opinion thereon.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment of Mineral Resources and Long-Lived Assets – Nevada Operations
As disclosed by management and described in
Note 2
to the consolidated financial statements, mineral resources are a key component in the valuation of properties, plants, equipment, and mineral interests. Management reviews and evaluates the net carrying value of all facilities, including idle facilities, upon the occurrence of events or changes in circumstances that indicate that the related carrying amounts may not be recoverable. Tests for recoverability of the property is based on the estimated undiscounted future cash flows that will be generated from operations.
We identified the assessment of the recoverability of the Company’s mineral resources, properties and facilities at the Nevada Operations as a critical audit matter, specifically certain assumptions used in the underlying future cash flows. These assumptions include metals prices and market values of mineral interest. Auditing these assumptions involved especially challenging and subjective auditor judgment due to the nature and extent of audit effort required to address this matter. The audit effort also involved the use of professionals with specialized skill and knowledge to assist in performing these procedures and evaluating the audit evidence obtained.
The primary procedures we performed to address this critical audit matter included:

•	Utilizing personnel with specialized knowledge and skill to assist in assessing the reasonableness of management’s assumptions underlying the market values of mineral interest.

•
Assessing the reasonableness of management’s assumptions for metals prices underlying estimates of future cash flows and market value of minerals in the carrying value models by comparing to historical trends and agreeing to underlying market data from third-party sources.

/s/ BDO USA, P.C.
We have served as the Company’s auditor since 2001.
Spokane, Washington
February 15, 2024, except for the effects of the change in segments discussed in Note 4 as to which the date is May 20, 2024

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Hecla Mining Company
Coeur d’Alene, Idaho

Opinion on Internal Control over Financial Reporting
We have audited Hecla Mining Company’s (the “Company’s”) internal control over financial reporting as of December 31, 2023, based on criteria established in
Internal Control—Integrated Framework (2013)
issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Company as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes and our report dated February 15, 2024, except for the effects of the change in segments discussed in Note 4 as to which the date is May 20, 2024 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial
reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections
of any
evaluation
of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ BDO USA, P.C.
Spokane, Washington
February 15, 2024

Hecla Mining Company and Subsidiaries
Consolidated Statements of Operations and Comprehensive (Loss) Income
(Dollars and shares in thousands, except per share amounts)

	Year Ended December 31,
	2023	2022	2021
Sales	$720,227	$718,905	$807,473

Cost of sales and other direct production costs	458,504	458,811	417,879
Depreciation, depletion and amortization	148,774	143,938	171,793

Total cost of sales	607,278	602,749	589,672

Gross profit	112,949	116,156	217,801

Other operating expenses:
General and administrative	42,722	43,384	34,570
Exploration and pre-development	32,512	46,041	47,901
Provision for closed operations and environmental matters	7,575	8,793	14,571
Ramp-up and suspension costs	76,252	24,114	23,012
Other operating (income) expense, net	(1,438)	6,262	14,327

Total other operating expenses	157,623	128,594	134,381

(Loss) income from operations	(44,674)	(12,438)	83,420

Other expense:
Fair value adjustments, net	2,925	(4,723)	(35,792)
Foreign exchange (loss) gain, net	(3,810)	7,211	417
Other net income (expense)	5,883	7,829	(574)
Interest expense	(43,319)	(42,793)	(41,945)

Total other expense:	(38,321)	(32,476)	(77,894)

(Loss) income before income and mining taxes	(82,995)	(44,914)	5,526
Income and mining tax (provision) benefit	(1,222)	7,566	29,569

Net (loss) income	(84,217)	(37,348)	35,095
Preferred stock dividends	(552)	(552)	(552)

Net (loss) income applicable to common stockholders	$(84,769)	$(37,900)	$34,543

Comprehensive (loss) income:
Net (loss) income	$(84,217)	$(37,348)	$35,095
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain and amortization of prior service on pension plans	(1,157)	17,067	16,740
Unrealized gain (loss) on derivative contracts designated as hedge transactions	4,546	13,837	(12,307)

Total change in accumulated other comprehensive income (loss), net	$3,389	$30,904	$4,433

Comprehensive (loss) income	$(80,828)	$(6,444)	$39,528

Basic (loss) income per common share after preferred dividends	$(0.14)	$(0.07)	$0.06

Diluted (loss) income per common share after preferred dividends	$(0.14)	$(0.07)	$0.06

Weighted average number of common shares outstanding – basic	605,668	557,344	536,192

Weighted average number of common shares outstanding – diluted	605,668	557,344	542,176

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2023	2022	2021
Operating activities:
Net (loss) income	$(84,217)	$(37,348)	$35,095
Non-cash elements included in net (loss) income:
Depreciation, depletion and amortization	163,672	145,147	172,651
Fair value adjustments, net	(2,925)	24,182	15,040
Inventory adjustments	20,819	2,646	6,524
Provision for reclamation and closure costs	9,658	9,572	11,514
Deferred income taxes	(6,115)	(25,546)	(48,049)
Stock-based compensation	6,598	6,012	6,082
Foreign exchange loss (gain)	3,810	(9,210)	(79)
Other non-cash items	3,094	3,736	2,663
Changes in assets and liabilities:
Accounts receivable	25,133	8,669	(5,405)
Inventories	(24,035)	(18,230)	16,919
Other current and non-current assets	(32,456)	(12,388)	(1,678)
Accounts payable and accrued liabilities	598	(24,981)	(795)
Accrued payroll and related benefits	(4,982)	13,732	1,270
Accrued taxes	(571)	(7,927)	6,457
Accrued reclamation and closure costs and other non-current liabilities	(2,582)	11,824	2,128

Net cash provided by operating activities	75,499	89,890	220,337
Investing activities:
Additions to properties, plants, equipment and mineral interests	(223,887)	(149,378)	(109,048)
Pre-acquisition advance to Alexco	—	(25,000)	—
Acquisition, net	228	8,953	—
Purchase of carbon credits	—	—	(869)
Proceeds from sale or exchange of investments	—	9,375	1,811
Proceeds from disposition of properties, plants, equipment and mineral interests	1,329	748	1,077
Purchases of investments	(8,962)	(31,971)	—

Net cash used in investing activities	(231,292)	(187,273)	(107,029)
Financing activities:
Proceeds from issuance of common stock, net of offering costs	56,684	17,278	—
Dividends paid to common and preferred stockholders	(15,713)	(12,932)	(20,672)
Acquisition of treasury shares from employee equity awards	(2,036)	(3,677)	(4,525)
Borrowings of debt	239,000	25,000	—
Repayments of debt	(111,000)	(25,000)	—
Repayments of finance leases	(10,605)	(7,633)	(7,285)
Other	—	(536)	(116)

Net cash provided by (used in) financing activities	156,330	(7,500)	(32,598)
Effect of exchange rates on cash	1,095	(273)	(530)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	1,632	(105,156)	80,180
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	105,907	211,063	130,883

Cash, cash equivalents and restricted cash and cash equivalents at end of year	$107,539	$105,907	$211,063

Supplemental disclosure of cash flow information:
Cash paid during year for:
Interest	$37,744	$37,200	$37,565
Income and mining taxes, net of refunds	$8,907	$14,405	$12,105
Non-cash investing and financing activities:
Addition of finance lease obligations	$16,116	$11,887	$4,870
Recognition of operating lease liabilities and right-of-use assets	$203	$6,842	$4,874
Common stock contributed to pension plans	$1,035	$9,740	$22,250
Common stock issued for 401(k) match	$4,608	$4,470	$4,339
Common stock issued to ATAC Resources Ltd. stockholders	$18,789	$—	$—
Common stock issued to Alexco Resource Corp. stockholders	$—	$68,733	$—
Common stock issued to settle acquired silver stream	$—	$135,000	$—
Equity securities received from exchange of investments	$—	$—	$3,626
See Notes 4 and 11 for additional non-cash investing and financing activities.
The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$106,374	$104,743
Accounts receivable:
Trade	14,740	45,146
Other, net	18,376	10,695
Inventories:
Product inventories	28,823	37,303
Materials and supplies	64,824	53,369
Other current assets	27,125	16,471

Total current assets	260,262	267,727
Investments	33,724	24,018
Restricted cash and cash equivalents	1,165	1,164
Properties, plants, equipment and mineral interests, net	2,666,250	2,569,790
Operating lease right-of-use assets	8,349	11,064
Deferred tax assets	2,883	21,105
Other non-current assets	38,471	32,304

Total assets	$3,011,104	$2,927,172

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$81,737	$84,747
Accrued payroll and related benefits	28,240	37,579
Accrued taxes	3,501	4,030
Finance leases	9,752	9,483
Accrued reclamation and closure costs	9,660	8,591
Accrued interest	14,405	14,454
Derivative liabilities	1,144	16,125
Other current liabilities	9,021	3,457

Total current liabilities	157,460	178,466
Accrued reclamation and closure costs	110,797	108,408
Long-term debt including finance leases	653,063	517,742
Deferred tax liability	104,835	125,846
Derivatives liabilities	364	6,066
Other non-current liabilities	16,481	11,677

Total liabilities	1,043,000	948,205

Commitments and contingencies (Notes 5, 6, 9, 10, 14 and 15)
STOCKHOLDERS’ EQUITY
Preferred stock, 5,000,000 shares authorized:
Series B preferred stock, $0.25 par value, 2023 and 2022 - 157,776 shares issued and outstanding, liquidation preference — $7,889	39	39
Common stock, $0.25 par value, authorized 750,000,000 shares; issued 2023 — 624,647,379 shares and 2022 — 607,619,495 shares	156,076	151,819
Capital surplus	2,343,747	2,260,290
Accumulated deficit	(503,861)	(403,931)
Accumulated other comprehensive income (loss), net	5,837	2,448
Less treasury stock, at cost; 2023 — 8,535,161 and 2022 — 8,132,553 shares issued and held in treasury	(33,734)	(31,698)

Total stockholders’ equity	1,968,104	1,978,967

Total liabilities and stockholders’ equity	$3,011,104	$2,927,172

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2023, 2022 and 2021
(Dollars in thousands)

	Series B Preferred Stock	Common Stock	Capital Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss), net	Treasury Stock	Total
Balances, January 1, 2021	$39	$134,629	$2,003,576	$(368,074)	$(32,889)	$(23,496)	$1,713,785
Net income	—	—	—	35,095	—	—	35,095
Stock issued to directors (207,000 shares)	—	52	1,792	—	—	—	1,844
Stock issued for 401(k) match (685,000 shares)	—	172	4,167	—	—	—	4,339
Restricted stock units granted	—	—	4,238	—	—	—	4,238
Stock-based compensation units distributed (1,653,000 shares)	—	413	(413)	—	—	(4,525)	(4,525)
Common stock ($0.0375 per share) and Series B Preferred stock ($2.63 per share) dividends declared	—	—	—	(20,672)	—	—	(20,672)
Common stock issued to pension plans (4,500,000 shares)	—	1,125	21,125	—	—	—	22,250
Other comprehensive income	—	—	—	—	4,433	—	4,433

Balances, December 31, 2021	39	136,391	2,034,485	(353,651)	(28,456)	(28,021)	1,760,787
Net loss	—	—	—	(37,348)	—	—	(37,348)
Stock issued to directors (68,816 shares)	—	25	392	—	—	—	417
Stock issued for 401(k) match (978,964 shares)	—	245	4,225	—	—	—	4,470
Restricted stock units granted	—	—	5,595	—	—	—	5,595
Stock-based compensation units distributed (2,192,795 shares)	—	447	(447)	—	—	(3,677)	(3,677)
Common stock ($0.0375 per share) and Series B Preferred stock ($2.63 per share) dividends declared	—	—	—	(12,932)	—	—	(12,932)
Common stock issued to pension plans (2,190,000 shares)	—	548	9,192	—	—	—	9,740
Common stock issued to Alexco Resource Corp. stockholders (17,992,875 shares)	—	4,498	64,235	—	—	—	68,733
Common stock issued to settle the acquired silver stream (34,800,990 shares)	—	8,700	126,300	—	—	—	135,000
Common stock issued upon conversion of 40 Series B Preferred stock (128 shares)	—	—	—	—	—	—	—
Common stock issued under ATM program (3,860,199 shares)	—	965	16,313	—	—	—	17,278
Other comprehensive income	—	—	—	—	30,904	—	30,904

Balances, December 31, 2022	39	151,819	2,260,290	(403,931)	2,448	(31,698)	1,978,967
Net loss	—	—	—	(84,217)	—	—	(84,217)
Stock issued to directors (125,063 shares)	—	31	645	—	—	—	676
Stock issued for 401(k) match (898,894 shares)	—	225	4,383	—	—	—	4,608
Restricted stock units granted	—	—	5,922	—	—	—	5,922
Incentive compensation distributed (1,432,323 shares)	—	359	(359)	—	—	(2,036)	(2,036)
Common stock ($0.0375 per share) and Series B Preferred stock ($2.63 per share) dividends declared	—	—	—	(15,713)	—	—	(15,713)
Common stock issued to pension plans (249,500 shares)	—	62	973	—	—	—	1,035
Common stock issued to ATAC Resources Ltd. shareholders (3,676,904 shares)	—	919	17,870	—	—	—	18,789
Common stock issued under ATM program (10,645,198 shares)	—	2,661	54,023	—	—	—	56,684
Other comprehensive income	—	—	—	—	3,389	—	3,389

Balances, December 31, 2023	$39	$156,076	$2,343,747	$(503,861)	$5,837	$(33,734)	$1,968,104

The accompanying notes are an integral part of the consolidated financial statements.

Hecla Mining Company and Subsidiaries
Notes to Consolidated Financial Statements
Note 1: The Company
Hecla Mining Company, and its affiliates and subsidiaries (collectively, “Hecla,” “we,” “us” or “the Company”), is the largest silver producer in the United States. In addition to operating mines in Alaska, Idaho and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America. Our current holding company structure dates from the incorporation of Hecla Mining Company in 2006 and the renaming of our subsidiary (previously Hecla Mining Company) as Hecla Limited. Hecla Limited was incorporated on October 14, 1891 as an Idaho Corporation in northern Idaho’s Silver Valley. We believe we are the oldest operating precious metals mining company in the United States and the largest silver producer in the United States. Our corporate offices are in Coeur d’Alene, Idaho and Vancouver, British Columbia. The cash flow and profitability of the Company’s operations are significantly affected by the market price of silver, gold, lead and zinc, which are affected by numerous factors beyond our control.
On July 7, 2023, we completed the acquisition of ATAC Resources Ltd. (“ATAC”), a Canadian publicly traded company, for total consideration of approximately $19.4 million through the issuance of 3,676,904 shares of Hecla common stock to ATAC shareholders based on the share exchange ratio of 0.0166 Hecla share for each ATAC common share, and $0.6 million of acquisition costs. The acquisition was deemed to be an asset acquisition under GAAP as substantially all of the fair value of the gross assets acquired was concentrated in a single asset group being mineral interests. The total consideration was assigned to the estimated fair values of the assets acquired and liabilities assumed, with $18.1 million assigned to mineral interests. As part of the acquisition, we also acquired 5,502,956 units consisting of (i) shares of Cascadia Minerals Ltd. (“Cascadia”) representing a 19.9% stake, and (ii) full warrants with a five-year term for a CAD$2 million cash investment in Cascadia. Cascadia will be managed by the former management of ATAC, who will explore specific properties in the Yukon and British Columbia. We have the right to appoint two directors to Cascadia’s board.
References to “CAD” and “MXN” refer to the Canadian Dollar and Mexican Peso, respectively.
Note 2: Summary of Significant Accounting Policies
A. Principles of Consolidation, Basis of Presentation and Other Information —
Our Consolidated Financial Statements have been prepared in accordance with GAAP, and include our accounts and our wholly-owned subsidiaries’ accounts. All inter-company balances and transactions have been eliminated in consolidation. Equity method accounting is applied for our investment in Cascadia, over which the Company does not have control, but does have significant influence over the activities that most significantly impact the investments operations and financial performance.
B. Assumptions and Use of Estimates —
Preparing
financial
statements requires management to make estimates and assumptions that affect the reported amounts and related disclosure of assets, liabilities, revenue and expenses at the date of the consolidated financial statements and reporting periods. We consider our most critical accounting estimates to be future metals prices; obligations for environmental, reclamation and closure matters and mineral reserves and resources. Other significant areas requiring the use of management assumptions and estimates relate to reserves for contingencies and litigation; asset impairments, including long-lived assets; valuation of deferred tax assets; and post-employment, post-retirement and other employee benefit assets and liabilities. We have based our estimates on historical experience and various other assumptions that we believe to be reasonable. Accordingly, actual results may differ materially from these estimates under different assumptions or conditions.
C. Cash and Cash Equivalents —
Cash and cash equivalents consist of all cash balances and highly liquid investments with a remaining maturity of three months or less when purchased and are carried at fair value. Cash and cash equivalents are invested in money market funds, certificates of deposit, U.S. government and federal agency securities, municipal securities and corporate bonds. At certain times, amounts on deposit may exceed federal deposit insurance limits.
D. Investments —
We determine the appropriate classification of our investments at the time of purchase and re-evaluate such determinations at each reporting date. Currently all our investments are comprised of marketable equity securities and are carried at fair value or accounted for under the equity method. Marketable securities we anticipate selling within the next twelve months are included in other current assets. Gains and losses on the sale of securities are recognized on a specific identification basis. Gains and losses are included as a component of a separate line item, “fair value adjustments, net,” on our consolidated statements of operations and comprehensive (loss) income.
E. Inventories —
Major types of inventories include materials and supplies and metals product inventory, which is determined by the stage at which the ore is in the production process (stockpiled ore, in-process and finished goods). Product inventories are stated at the lower of full cost of production or estimated net realizable value based on current metals prices. Materials and supplies inventories are stated at average cost.

Stockpiled ore inventory represents ore that has been mined, hauled to the surface, and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the amount of contained metal ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Costs are allocated to a stockpile based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.
In-process inventory represents material that is currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, flotation, and carbon-in-leach. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective processing plants. In-process inventory is valued at the lower of the average cost of the material fed into the process attributable to the source material coming from the mine and stockpile plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process, or net realizable value.
Finished goods inventory includes doré and concentrates at our operations, doré in transit to refiners or at refiners waiting to be processed, and bullion in our accounts at refineries.
F. Restricted Cash and Cash Equivalents —
Restricted cash and cash equivalents primarily represent investments in certificates of deposit and bonds of U.S. government agencies and are restricted primarily for reclamation funding or surety bonds. Restricted cash and cash equivalents balances are carried at fair value. Non-current restricted cash and cash equivalents is reported in a separate line on the consolidated balance sheets and totaled $1.2 million at December 31, 2023 and 2022, respectively.
G. Properties, Plants, Equipment and Mineral Interests
– Costs are capitalized when it has been determined an ore body can be economically developed. The development stage begins at new projects when our management and/or board of directors makes the decision to bring a mine into commercial production, and ends when the production stage, or exploitation of reserves, begins. Expenditures incurred during the development and production stages for new assets, new facilities, alterations to existing facilities that extend the useful lives of those facilities, and major mine development expenditures are capitalized, including primary development costs such as costs of building access ways, shaft sinking, lateral development, drift development, ramps and infrastructure developments. Costs to improve, alter, or rehabilitate primary development assets which appreciably extend the life, increase capacity, or improve the efficiency or safety of such assets are also capitalized.
The costs of removing overburden and waste materials to access the ore body at an open-pit mine prior to the production stage are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development stage. Where multiple open pits exist at an operation utilizing common facilities, pre-stripping costs are capitalized at each pit. The production stage of a mine commences when saleable materials, beyond a de minimis amount, are produced. Stripping costs incurred during the production stage are treated as variable production costs included as a component of inventory, to be recognized in cost of sales and other direct production costs in the same period as the revenue from the sale of inventory. When stripping costs incurred during the production phase result in the construction of an asset with an alternative use, such as a tailings storage facility, a portion of those stripping costs are capitalized.
Costs for exploration, pre-development, secondary development at operating mines, including drilling costs related to those activities (discussed further below), and maintenance and repairs on capitalized properties, plants and equipment are charged to operations as incurred. Exploration costs include those relating to activities carried out in search of previously unidentified resources or exploration targets, (a) at undeveloped concessions, or (b) at operating mines already containing proven and probable reserves, where a determination remains pending as to whether new target deposits outside of the existing reserve areas can be economically developed. Pre-development activities involve costs incurred in the exploration stage that may ultimately benefit production, such as underground ramp development, which are expensed due to the lack of evidence of economic viability, which is necessary to demonstrate future recoverability of these expenses. At an underground mine, secondary development costs are incurred for preparation of an ore body for production in a specific ore block, stope or work area, providing a relatively short-lived benefit only to the mine area they relate to, and not to the ore body as a whole. Primary development costs benefit long-term production, multiple mine areas, or the ore body as a whole, and are therefore capitalized.
Drilling, development and related costs are either classified as exploration, pre-development or secondary development, as defined above, and charged to operations as incurred, or capitalized, based on the following criteria:

•	whether the costs are incurred to further define resources or exploration targets at and adjacent to existing reserve areas or intended to assist with mine planning within a reserve area;

•	whether the drilling or development costs relate to an ore body that has been determined to be commercially mineable, and a decision has been made to put the ore body into commercial production; and

•
whether, at the time the cost is incurred: (a) the expenditure embodies a probable future benefit that involves a capacity, singly or in combination with other assets, to contribute directly or indirectly to future net cash inflows, (b) we can obtain the benefit and control others’ access to it, and (c) the transaction or event giving rise to our right to or control of the benefit has already occurred.

If all of these criteria are met, drilling, development and related costs are capitalized. Drilling and development costs not meeting all of these criteria are expensed as incurred. The following factors are considered in determining whether or not the criteria listed above have been met, and capitalization of drilling and development costs is appropriate:

•	completion of a favorable economic study and mine plan for the ore body targeted;

•	authorization of development of the ore body by management and/or the board of directors; and

•
there is a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues and/or contractual requirements necessary for us to have the right to or control of the future benefit from the targeted ore body have been met.

Drilling and related costs of approximately $17.6 million, $11.2 million, and $5.2 million for the years ended December 31, 2023, 2022 and 2021, respectively, met our criteria for capitalization listed above at our production stage properties.
When assets are retired or sold, the costs and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in current period net income (loss).
Our mineral interests, which are tangible assets, include acquired undeveloped mineral interests and royalty interests. Undeveloped mineral interests include: (i) resources which are measured, indicated or inferred with insufficient drill spacing or quality to qualify as proven and probable reserves; and (ii) inferred material and exploration targets not immediately adjacent to existing proven and probable reserves but accessible within the immediate mine infrastructure. Residual values for undeveloped mineral interests represent the expected fair value of the interests at the time we plan to convert, develop, further explore or dispose of the interests and are evaluated at least annually.
H. Depreciation, Depletion and Amortization —
Capitalized costs are depreciated or depleted using the straight-line method or units-of-production method at rates sufficient to depreciate such costs over the shorter of estimated productive lives of such facilities or the useful life of the individual assets. Productive lives range from 3 to 14 years, but do not exceed the useful life of the individual asset. Determination of expected useful lives for amortization calculations are made on a property-by-property or asset-by-asset basis at least annually. Our estimates for reserves and resources are a key component in determining our units-of-production depreciation rates, with net book value of many assets depreciated over remaining estimated reserves. Reserves are estimates made by our professional technical personnel of the amount of metals that they believe could be economically and legally extracted or produced at the time of the reserve determination (discussed in
J. Proven and Probable Mineral Reserves
below). Our estimates of proven and probable mineral reserves and resources may change, possibly in the near term, resulting in changes to depreciation, depletion and amortization rates in future reporting periods.
Undeveloped mineral interests and value beyond proven and probable reserves are not amortized until such time as there are proven and probable reserves or the related mineralized material is converted to proven and probable reserves. At that time, the basis of the mineral interest is amortized on a units-of-production basis. Pursuant to our policy on impairment of long-lived assets (discussed further below), if it is determined that an undeveloped mineral interest cannot be economically converted to proven and probable reserves and its carrying value exceeds its estimated undiscounted future cash flows, the basis of the mineral interest is reduced to its fair value and an impairment loss is recorded to expense in the period in which it is determined to be impaired.
I. Impairment of Long-lived Assets —
Management reviews and evaluates the net carrying value of all facilities, including idle facilities, for impairment upon the occurrence of events or changes in circumstances that indicate that the related carrying amounts may not be recoverable. We perform the test for recoverability of each property based on the estimated undiscounted future cash flows that will be generated from operations at each property, the estimated salvage value of the surface plant and equipment, and the value associated with property interests.
Although management has made what it believes to be a reasonable estimate of factors based on current conditions and information, assumptions underlying future cash flows, which includes the estimated value of resources and exploration targets, are subject to significant risks and uncertainties. Estimates of undiscounted future cash flows are dependent upon, among other factors, estimates of: (i) metals to be recovered from proven and probable mineral reserves and identified resources and exploration targets beyond proven and probable reserves, (ii) future production and capital costs, (iii) estimated metals prices (considering current and historical prices, forward pricing curves and related factors) over the estimated remaining mine life and (iv) market values of mineral interests.
It
is possible that changes could occur in the near term that could adversely affect our estimate of future cash flows to be generated from our operating properties. If estimated undiscounted cash flows are less than the carrying value of a property, an impairment loss is recognized for the difference between the carrying value and fair value of the property.
J. Proven and Probable Mineral Reserves —
At least annually, management reviews the reserves used to estimate the quantities and grades of ore at our mines which we believe can be recovered and sold economically. Management’s calculations of proven and probable mineral reserves are based on financial, engineering and geological estimates, including future metals prices and operating costs, and an assessment of our ability to obtain the permits required to mine and process the material. From time to time, management obtains external audits or reviews of reserves.
Reserve estimates will change as existing reserves are depleted through production, as additional reserves are proven and added to the estimates and as market prices of metals, production or capital costs, smelter terms, the grade or tonnage of the deposit, throughput, dilution of the ore or recovery rates change.
K. Leases —
Contractual arrangements are assessed at inception to determine if they represent or contain a lease. Right-of-use (“ROU”) assets related to operating leases are separately reported in the Consolidated Balance Sheets. ROU assets related to finance leases are included in Properties, plants, equipment and mineral interests, net. Separate current and non-current liabilities for operating and finance leases are reported on the Consolidated Balance Sheets.
Operating and finance lease ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. When the rate implicit to the lease cannot be readily determined, we utilize our incremental borrowing rate in determining the present value of the future lease payments. The incremental borrowing rate is derived from information available at the lease commencement date and represents the rate of interest that we would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The ROU asset includes any lease payments made and lease incentives received prior to the commencement date. Operating lease ROU assets also include any cumulative prepaid or accrued rent when the lease payments are uneven throughout the lease term. The ROU assets and lease liabilities may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option.
L. Income and Mining Taxes —
We provide for federal, state and foreign income taxes currently payable, as well as those deferred, due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state and foreign tax benefits are recorded as a reduction of income taxes, when applicable. We record deferred tax assets and liabilities for expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of those assets and liabilities, as well as operating loss and tax credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse.
We evaluate uncertain tax positions in a two-step process, whereby (i) it is determined whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the related tax authority would be recognized.
We evaluate our ability to realize deferred tax assets by considering the sources and timing of taxable income, including the reversal of existing temporary differences, the ability to carryback tax attributes to prior periods, qualifying tax-planning strategies, and estimates of future taxable income exclusive of reversing temporary differences. In determining future taxable income, the Company’s assumptions include the amount of pre-tax operating income according to different state, federal and international taxing jurisdictions, the origination of future temporary differences, and the implementation of feasible and prudent tax-planning strategies. Should we determine that a portion of our deferred tax assets will not be realized, a valuation allowance is recorded in the period that such determination is made. When we determine, based on the existence of sufficient evidence, that more or less of the deferred tax assets are more likely than not to be realized, an adjustment to the valuation allowance is made in the period such a determination is made.
We classify as income taxes mine license taxes incurred in the states of Alaska and Idaho, the net proceeds taxes incurred in Nevada, mining duties in Mexico, and resource taxes incurred in Quebec and Yukon, Canada.
M. Reclamation and Remediation Costs (Asset Retirement Obligations) —
At our operating properties, we record a liability for the present value of our estimated environmental remediation costs, and the related asset created with it, in the period in which the liability is incurred. The liability is accreted and the asset is depreciated over the life of the related assets. Adjustments for changes resulting from the passage of time and changes to either the timing or amount of the original present value estimate underlying the obligation are made in the period incurred.

At our non-operating properties, we accrue costs associated with environmental remediation obligations when it is probable that such costs will be incurred and they are reasonably estimable. Accruals for estimated losses from environmental remediation obligations have historically been recognized no later than completion of the remediation feasibility study for such facility and are charged to current earnings under provision for closed operations and environmental matters. Costs of future expenditures for environmental remediation are not discounted to their present value unless subject to a contractually obligated fixed payment schedule. Such costs are based on management’s current estimate of amounts to be incurred when the remediation work is performed, within current laws and regulations.
Future closure, reclamation and environmental-related expenditures are difficult to estimate in many circumstances, due to the early stage nature of investigations, uncertainties associated with defining the nature and extent of environmental contamination, the application of laws and regulations by regulatory authorities, and changes in reclamation or remediation technology. We periodically review accrued liabilities for such reclamation and remediation costs as evidence becomes available indicating that our liabilities have potentially changed. Changes in estimates at our non-operating properties are reflected in current period net income (loss).
N. Revenue Recognition and Trade Accounts Receivable —
Sales of all metals products sold directly to customers, including by-product metals, are recorded as revenues and accounts receivable upon completion of the performance obligations and transfer of control of the product to the customer. For sales of metals from refined doré, the performance obligation is met, the transaction price is known, and revenue is recognized at the time of transfer of control of the agreed-upon metal quantities to the customer by the refiner. For sales of unrefined doré and carbon material, the performance obligation is met, the transaction price is known, and revenue is recognized at the time of transfer of title and control of the doré or carbon containing the agreed-upon metal quantities to the customer. For concentrate sales, the performance obligation is met, the transaction price can be reasonably estimated, and revenue is recognized generally at the time of shipment at estimated forward prices for the anticipated month of settlement. Due to the time elapsed from shipment to the customer and the final settlement with the customer, we must estimate the prices at which sales of our concentrates will be settled. Previously recorded sales and accounts receivable are adjusted to estimated settlement metals prices until final settlement by the customer. As discussed in
P. Risk Management Contracts
below, we seek to mitigate this exposure by using financially-settled forward contracts for some of the metals contained in our concentrate shipments.
Refining, selling and shipping costs related to sales of doré, metals from doré, and carbon are recorded to cost of sales as incurred. Sales and accounts receivable for concentrate shipments are recorded net of charges by the customers for treatment, refining, smelting losses, and other charges negotiated by us with the customers. Charges are estimated by us upon shipment of concentrates based on contractual terms, and actual charges typically do not vary materially from our estimates. Costs charged by customers include fixed costs per ton of concentrate, and price escalators which allow the customers to participate in the increase of lead and zinc prices above a negotiated baseline.
O. Foreign Currency —
The functional currency for our operations located in the U.S., Mexico and Canada is the U.S. dollar (“USD”) for all periods presented. Accordingly, for Casa Berardi and Keno Hill in Canada and San Sebastian in Mexico, we have translated our monetary assets and liabilities at the period-end exchange rate, and non-monetary assets and liabilities at historical rates, with income and expenses translated at the average exchange rate for the current period. All translation gains and losses have been included in the current period net income (loss). Expenses incurred at our foreign operations and denominated in CAD and MXN expose us to exchange rate fluctuations between those currencies and the USD. As discussed in
P. Risk Management Contracts
below, we seek to mitigate this exposure by using financially-settled forward contracts to sell CAD and MXN.
P. Risk Management Contracts —
We use derivative financial instruments as part of an overall risk-management strategy as a means of managing exposure to changes in metals prices and exchange rate fluctuations between the USD and CAD. We do not hold or issue derivative financial instruments for speculative trading purposes. We measure derivative contracts as assets or liabilities based on their fair value. Amounts recognized for the fair value of derivative asset and liability positions with the same counterparty and which would be settled on a net basis are offset against each other on our consolidated balance sheets. Gains or losses resulting from changes in the fair value of derivatives in each period are recorded either in current earnings or other comprehensive income (“OCI”), depending on the use of the derivative, whether it qualifies for hedge accounting and whether that hedge is effective. Amounts deferred in OCI are reclassified to sales of products (for metals price-related contracts) or cost of sales (for foreign currency-related contracts). Ineffective portions of any change in fair value of a derivative are recorded in current period other operating income (expense). For derivatives qualifying as hedges, when the hedged items are sold, extinguished or terminated, or it is determined the hedged transactions are no longer likely to occur, gains or losses on the derivatives are reclassified from OCI to current earnings. As of December 31, 2023 and 2022, our foreign currency-related forward contracts qualified for hedge accounting, with unrealized gains and loss related to the effective portion of the contracts included in OCI. Our base metals price-related forward contracts were designated as hedges effective November 1, 2021. Prior to November 1, 2021 our metals price-related forward contracts and put option contracts did not qualify for hedge accounting and all unrealized gains and losses were therefore reported in earnings.

Q. Stock Based Compensation —
The fair values of equity instruments granted to employees that have vesting periods are expensed over the vesting periods on a straight-line basis. The fair values of instruments having no vesting period are expensed when granted. Stock-based compensation expense is recorded among general and administrative expenses, exploration and pre-development and cost of sales and other direct production costs.
R. Basic and Diluted Income (Loss) Per Common Share —
We calculate basic income (loss) per share on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted income per share is calculated using the weighted average number of shares of common stock outstanding during the period plus the effect of potential dilutive common shares during the period using the treasury stock and if-converted methods.
S. Comprehensive Income (Loss) —
In addition to net income (loss), comprehensive income (loss) includes certain changes in equity during a period, such as adjustments to minimum pension liabilities, adjustments to recognize the over-funded or under-funded status of our defined benefit pension plans, and the change in fair value of derivative contracts designated as hedge transactions, net of tax, if applicable.
T. New Accounting Pronouncements —
Accounting Standards Updates Adopted
In March 2020, the Financial Accounting Standards Board (“FASB”)
issued
Accounting Standards Update (“ASU”) 2020-04 (“ASU 2020-04”), Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance for a limited period of time to ease the potential burden on accounting for contract modifications caused by reference rate reform. In January 2021, ASU 2021-01, Reference Rate Reform (Topic 848): Scope was issued which broadened the scope of ASU 2020-04 to include certain derivative instruments. In December 2022, ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, was issued which deferred the sunset date of ASU 2020-04. The guidance is effective for all entities as of March 12, 2020 through December 31, 2024. The guidance may be adopted over time as reference rate reform activities occur and should be applied on a prospective basis. Certain of our derivative instruments previously referenced London Interbank Offered Rate (“LIBOR”) based rates and have been amended to eliminate the LIBOR-based rate references prior to July 1, 2023. There have been no significant impacts to our financial results, financial position or cash flows from the transition from LIBOR to alternative reference interest rates.
Accounting Standards Updates to Become Effective in Future Periods
In August 2023, the FASB issued ASU 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement, which clarifies the business combination accounting for joint venture formations. The amendments in the ASU seek to reduce diversity in practice that has resulted from a lack of authoritative guidance regarding the accounting for the formation of joint ventures in separate financial statements. The amendments also seek to clarify the initial measurement of joint venture net assets, including businesses contributed to a joint venture. The guidance is applicable to all entities involved in the formation of a joint venture. The amendments are effective for all joint venture formations with a formation date on or after January 1, 2025. Early adoption and retrospective application of the amendments are permitted. We do not expect adoption of the new guidance to have a material impact on our consolidated financial statements and disclosures.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, amending reportable segment disclosure requirements to include disclosure of incremental segment information on an annual and interim basis. Among the disclosure enhancements are new disclosures regarding significant segment expenses that are regularly provided to the chief operating decision-maker and included within each reported measure of segment profit or loss, as well as other segment items bridging segment revenue to each reported measure of segment profit or loss. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, and are applied retrospectively. Early adoption is permitted. We are currently evaluating the impact of this update on our consolidated financial statements and disclosures.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024 and are applied prospectively. Early adoption and retrospective application of the amendments are permitted. We are currently evaluating the impact of this update on our consolidated financial statements and disclosures.

Note 3: Investments
At December 31, 2023 and 2022, the fair value of our non-current investments was $33.7 million and $24.0 million, respectively. Our non-current investments consist of marketable equity securities which are carried at fair value and our investment in Cascadia which was acquired as part of the acquisition of ATAC and accounted for under the equity method. We recognized $0.3 million in equity losses of Cascadia since the acquisition which is included in the line item “Other net expenses” in our Consolidated Statement of Operations and Comprehensive (Loss) Income. We acquired marketable equity securities having a cost basis of $9.0 million and $32.0 million in 2023 and 2022, respectively. During 2023, 2022 and 2021, we recognized $0.2 million, $5.6 million and $4.3 million in net unrealized losses, respectively, in current earnings.
Note 4: Business Segments, Sales of Products and Significant Customers
We discover, acquire and develop mines and other mineral interests and produce and market (i) concentrates containing silver, gold, lead and zinc, (ii) carbon material containing silver and gold, and (iii) doré containing silver and gold. We are currently organized and managed in four
segments: Greens Creek, Lucky Friday, Keno Hill and Casa Berardi.
The Company regularly reviews its segment reporting for alignment with its strategic goals and operational structure as well as for evaluation of business performance and allocation of resources by Hecla’s Chief Operating Decision Maker (“CODM”). Effective January 2024 we revised our internal reporting provided to our CODM to no longer include any financial performance information for our Nevada Operations, reflecting the current status of the Nevada Operations being on care and maintenance. General corporate activities not associated with operating mines and their various exploration activities, as well as idle properties and environmental remediation services in the Yukon, Canada, and the previously separately reported Nevada Operations are presented as “Other.” The presentation of the prior period information disclosed below has been revised to reflect this change.
General corporate activities not associated with operating mines and their various exploration activities, as well as idle properties and environmental remediation services in the Yukon, Canada, are presented as “other.” The nature of the items that reconcile income (loss) from operations to loss before income and mining taxes are not related to our reportable segments.
The tables below present information about our reportable segments as of and for the years ended December 31, 2023, 2022 and 2021 (in thousands).

	2023	2022	2021
Net sales to unaffiliated customers:
Greens Creek	$384,504	$335,062	$384,843
Lucky Friday	116,284	147,814	131,488
Keno Hill	35,518	—	—
Casa Berardi	177,678	235,136	245,152
Other	6,243	893	45,990

Total sales to unaffiliated customers	$720,227	$718,905	$807,473

Income (loss) from operations:
Greens Creek	$113,551	$87,297	$164,666
Lucky Friday	4,811	27,636	31,683
Keno Hill	(35,344)	(4,249)	—
Casa Berardi	(56,683)	(21,799)	5,807
Other	(71,009)	(101,323)	(118,736)

Total (loss) income from operations	$(44,674)	$(12,438)	$83,420

Capital additions (excluding non-cash items):
Greens Creek	$43,542	$36,898	$23,883
Lucky Friday	65,337	50,992	29,885
Keno Hill	44,672	19,725	—
Casa Berardi	70,056	39,667	49,617
Other	280	2,096	5,663

Total capital additions	$223,887	$149,378	$109,048

Depreciation, depletion and amortization:
Greens Creek	$53,995	$48,911	$48,710
Lucky Friday	24,325	33,704	26,846
Keno Hill	4,277	—	—
Casa Berardi	66,037	60,962	80,744
Other	140	361	15,493

Total depreciation, depletion and amortization	$148,774	$143,938	$171,793

Other significant non-cash items:
Greens Creek	$11,098	$2,821	$3,653
Lucky Friday	(916)	1,138	1,048
Keno Hill	376	1,669	—
Casa Berardi	13,378	1,520	1,284
Other	18,994	3,568	(12,290)

Total other significant non-cash items	$42,930	$10,716	$(6,305)

Identifiable assets:
Greens Creek	$569,369	$582,687	$589,944
Lucky Friday	578,110	571,510	516,545
Keno Hill	362,986	276,096	—
Casa Berardi	683,035	681,631	701,868
Other	817,604	815,248	920,451

Total identifiable assets	$3,011,104	$2,927,172	$2,728,808

The following are our long-lived assets by geographic area as of December 31, 2023 and 2022 (in thousands):

	2023	2022
United States	$1,698,285	$1,670,676
Canada	960,109	891,375
Mexico	7,856	7,739

Total long-lived assets	$2,666,250	$2,569,790

Our sales for 2023 are primarily comprised of metal sales and $5.3 million of revenue from our Yukon environmental remediation services.
Our products consist of metal concentrates and carbon material, which we sell to custom smelters, metal traders and third-party processors, and unrefined bullion bars (doré), which may be sold as doré or further refined before sale to precious metal traders. Revenue is recognized upon the completion of the performance obligations and transfer of control of the product to the customer.
For sales of metals from refined doré, which we currently have at Casa Berardi, the performance obligation is met, the transaction price is known, and revenue is recognized at the time of transfer of control of the agreed-upon metal quantities to the customer by the refiner. Refining, selling and shipping costs related to sales of doré and metals from doré are recorded to cost of sales as incurred.
For sales of carbon materials, transfer of control takes place, the performance obligation is met, the transaction price is known, and revenue is recognized generally at the time of arrival at the customer’s facility.
For concentrate sales, which we currently have at Greens Creek, Lucky Friday, and Keno Hill, the performance obligation is met, the transaction price can be reasonably estimated, and revenue is recognized generally at the time of shipment. Concentrates sold at Lucky Friday typically leave the mine and are received by the customer within the same day. However, there is a period of time between shipment of concentrates from Greens Creek and Keno Hill and their physical receipt by the customer, and judgment is required in determining when control has been transferred to the customer and the performance obligation has been met for those shipments. We have determined control is met, title is transferred and the performance obligation is met upon shipment of concentrate parcels from Greens Creek and Keno Hill because, at that time, 1) legal title is transferred to the customer, 2) the customer has accepted the parcel and obtained the ability to realize all of the benefits from the product, 3) the concentrate content specifications are known, have been communicated to the customer, and the customer has the significant risks and rewards of ownership of it, 4) it is very unlikely a concentrate parcel from Greens Creek will be rejected by a customer upon physical receipt, and 5) we have the right to payment for the parcel.

Judgment is also required in identifying our concentrate sales performance obligations. Most of our concentrate sales involve “frame contracts” with smelters that can cover multiple years and specify certain terms under which individual parcels of concentrates are sold. However, some terms are not specified in the frame contracts and/or can be renegotiated as part of annual amendments to the frame contract. We have determined parcel shipments represent individual performance obligations satisfied at the point in time when control of the shipment is transferred to the customer.
The consideration we receive for our concentrate sales fluctuates due to changes in metals prices between the time of shipment and final settlement with the customer. However, we are able to reasonably estimate the transaction price for the concentrate sales at the time of shipment using forward prices for the month of settlement, and previously recorded sales and accounts receivable are adjusted to estimated settlement metals prices until final settlement with the customer. Also, it is unlikely a significant reversal of revenue for any one concentrate parcel will occur. As such, we use the expected value method to price the parcels until the final settlement date occurs, at which time the final transaction price is known. At December 31, 2023, metals contained in concentrate sales and exposed to future price changes totaled 0.7 million ounces of silver, 3,490 ounces of gold, 0.4 million pounds of zinc, and 12 million pounds of lead. However, as discussed in
Note 10
, we seek to mitigate the risk of price adjustments by using financially-settled forward contracts for some of our sales.
Sales and accounts receivable for concentrate shipments are recorded net of charges for treatment, refining, smelting losses, and other charges negotiated by us with the customers, which represent components of the transaction price. Charges are estimated by us upon shipment of concentrates based on contractual terms, and actual charges typically do not vary materially from our estimates. Costs charged by customers include fixed treatment and refining costs per ton of concentrate and may include price escalators which allow the customers to participate in the increase of lead and zinc prices above a negotiated baseline. Costs for shipping concentrates to customers are recorded to cost of sales as incurred.
Sales of metal concentrates and metal products are made principally to custom smelters, third-party processors and metal traders. The percentage of metal sales contributed by each segment is reflected in the following table:

	Year Ended December 31,
	2023	2022	2021
Greens Creek	53.7%	46.6%	47.6%
Lucky Friday	16.3%	20.6%	16.3%
Keno Hill	5.0%	—	—
Casa Berardi	24.9%	32.7%	30.4%
Other	0.1%	0.1%	5.7%

	100%	100%	100%

Total sales for the years ended December 31, 2023, 2022 and 2021 were as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Silver	$302,284	$265,054	$293,646
Gold	274,613	298,910	362,037
Lead	72,726	83,384	75,431
Zinc	116,230	123,057	125,292
Less: Smelter and refining charges	(50,909)	(51,973)	(48,933)
Total metal sales	714,944	718,432	807,473
Environmental remediation services	5,283	473	—

Total sales	$720,227	$718,905	$807,473

The following is metal sales information by geographic area based on the location of smelters and metal traders (for concentrate shipments) and the location of parent companies (for doré sales to metal traders) for the years ended December 31, 2023, 2022 and 2021 (in thousands):

	2023	2022	2021
United States	$36,307	$21,938	$71,278
Canada	375,092	406,600	419,090
Japan	52,744	51,375	63,588
Korea	127,590	107,828	203,115
China	103,534	136,514	50,945

Total, excluding gains/losses on forward contracts	$695,267	$724,255	$808,016

Metal sales by significant product type for the years ended December 31, 2023, 2022 and 2021 were as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Doré and metals from doré	$211,321	$255,608	$313,337
Carbon	4,333	2,607	4,117
Silver concentrate	356,941	329,165	345,732
Zinc concentrate	80,274	109,177	112,448
Precious metals concentrate	42,398	27,698	32,382

Total, excluding gains/losses on forward contracts	$695,267	$724,255	$808,016

Metal sales for 2023, 2022 and 2021 included
net gains of $19.7 million and net losses
of $5.8 million, and $0.5 million, respectively, on derivative contracts for silver, gold, lead and zinc contained in our sales. See
Note 10
for more information.
Metal sales from continuing operations to significant metals customers as a percentage of total sales were as follows for the years ended December 31, 2023, 2022 and 2021:

	Year Ended December 31,
	2023	2022	2021
Customer A	24.2%	35.4%	37.2%
Customer B	11.8%	23.9%	21.5%
Customer C	15.5%	11.3%	21.6%
Customer D	15.8%	3.5%	6.2%
Our trade accounts receivable balance related to contracts with customers was $14.7 million and $45.1 million at December 31, 2023 and 2022, respectively, and included no allowance for credit losses. Trade accounts receivable balances with significant metals customers as of December 31, 2023 and 2022 were as follows.

	2023	2022
Customer B	22.2%	57.5%
Customer D	34.8%	—
Customer E	24.2%	3.2%
Customer F	—	15.9%
Customer G	—	11.8%
We have determined our contracts do not include a significant financing component. For doré sales and sales of metal from doré, payment is received at the time the performance obligation is satisfied. Payment for carbon sales is received within a relatively short period of time after the performance obligation is satisfied. The amount of consideration for concentrate sales is variable, and we receive payment for a significant portion of the estimated value of concentrate parcels within a relatively short period of time after the performance obligation is satisfied.
We do not incur significant costs to obtain contracts, nor costs to fulfill contracts which are not addressed by other accounting standards. Therefore, we have not recognized an asset for such costs as of December 31, 2023 and 2022.

Note 5: Environmental and Reclamation Activities
The liabilities accrued for our reclamation and closure costs at December 31, 2023 and 2022 were as follows (in thousands):

	2023	2022
Operating properties:
Greens Creek	$39,893	$37,212
Lucky Friday	12,022	13,343
Keno Hill	3,360	4,514
Casa Berardi	11,157	11,352
Non-operating properties:
Nevada Operations	30,539	28,171
San Sebastian	2,061	1,989
Troy mine	5,238	6,980
Johnny M	10,148	8,961
All other sites	6,039	4,477

Total	120,457	116,999
Reclamation and closure costs, current	(9,660)	(8,591)

Reclamation and closure costs, long-term	$110,797	$108,408

The activity in our accrued reclamation and closure cost liability for the years ended December 31, 2023, 2022 and 2021 was as follows (in thousands):

Balance at January 31, 2021	$116,048
Accruals for estimated costs	4,952
Accretion expense	6,454
Revision of estimated cash flows due to changes in reclamation plans	(8,781)
Payment of reclamation obligations	(5,442)

Balance at December 31, 2021	113,231
Accruals for estimated costs	2,874
Accretion expense	5,995
Revision of estimated cash flows due to changes in reclamation plans	452
Payment of reclamation obligations	(5,553)

Balance at December 31, 2022	116,999
Accruals for estimated costs	2,952
Accretion expense	7,740
Revision of estimated cash flows due to changes in reclamation plans	(29)
Payment of reclamation obligations	(7,205)

Balance at December 31, 2023	$120,457

Asset Retirement Obligations
Below is a reconciliation as of December 31, 2023 and 2022 (in thousands) of the asset retirement obligations (“ARO”) which are included in our total accrued reclamation and closure costs of $120.5 million and $117.0 million, respectively, discussed above. The estimated reclamation and closure costs were discounted using credit adjusted, risk-free interest rates ranging from 5.75% to 14.5% from the time we incurred the obligation to the time we expect to pay the retirement obligation.

	2023	2022
Balance January 1	$96,620	$95,033
Changes in obligations due to changes in reclamation plans	(29)	452
Accretion expense	7,740	5,995
Payment of reclamation obligations	(5,264)	(4,860)

Balance at December 31	$99,067	$96,620

Payments for reclamation obligations were incurred at Lucky Friday, Greens Creek, Keno Hill and our former Mexico operation San Sebastian.
The AROs related to the changes described above were discounted using a credit adjusted, risk-free interest rate of between 2.75% and 7.5% and inflation rates ranging from 2% to 4%.

Note 6: Employee Benefit Plans
Pensions and Other Post-retirement Plans
We sponsor defined benefit pension plans covering substantially all U.S. employees and a Supplemental Excess Retirement Plan
(“SERP”)
covering certain eligible employees. The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended December 31, 2023, and the funded status as of December 31, 2023 and 2022 (in thousands):

	Pension Benefits
	2023	2022
Change in benefit obligation:
Benefit obligation at beginning of year	$148,143	$195,862
Service cost	3,794	6,262
Interest cost	7,974	5,476
Change due to mortality change	643	486
Change due to discount rate change	(3,635)	(54,977)
Actuarial return	401	1,841
Benefits paid	(7,894)	(6,807)

Benefit obligation at end of year	149,426	148,143

Change in fair value of plan assets:
Fair value of plan assets at beginning of year	175,159	189,874
Actual return on plan assets	7,937	(18,238)
Employer contributions	1,756	10,330
Benefits paid	(7,894)	(6,807)

Fair value of plan assets at end of year	176,958	175,159

Funded status at end of year	$27,532	$27,016

The following table provides the amounts recognized in the consolidated balance sheets as of December 31, 2023 and 2022 (in thousands):

	Pension Benefits
	2023	2022
Non-current assets:
Accrued benefit asset	$28,399	$27,806
Current pension liability
Accrued benefit liability	(867)	(790)
Accumulated other comprehensive loss	8,031	6,446

Net amount recognized	$35,563	$33,462

The benefit obligation and prepaid benefit costs were calculated by applying the following weighted average assumptions:

	Pension Benefits
	2023	2022
Discount rate: net periodic pension cost	5.77%	5.54%
Discount rate: projected benefit obligation	5.77%	5.54%
Expected rate of return on plan assets	7.25%	7.25%
Rate of compensation increase: net periodic pension cost	5%/2% (1)	5%/2%
Rate of compensation increase: projected benefit obligation	4%/3%/2% (2)	5%/2%

(1)	5% for 2023 and 2% per year thereafter.
(2)	4% for 2023, 3% for 2024 and 2% per year thereafter.
The above assumptions were calculated based on information as of December 31, 2023 and 2022, the measurement dates for the plans. The discount rate is based on the yield curve for investment-grade corporate bonds as published by the U.S. Treasury Department. The expected rate of return on plan assets is based upon consideration of the plan’s current asset mix, historical long-term return rates and the plan’s historical performance. Our current assumption for the rate on plan assets is 7.25%. The vested benefit obligation is determined based on the actuarial present value of benefits to which employees are currently entitled, based on employees’ expected date of separation or retirement.

Net periodic pension cost for the plans consisted of the following in 2023, 2022, and 2021 (in thousands):

	Pension Benefits
	2023	2022	2021
Service cost	$3,794	$6,262	$5,820
Interest cost	7,974	5,476	4,990
Expected return on plan assets	(12,428)	(13,452)	(9,252)
Amortization of prior service cost	500	511	394
Amortization of net (loss) gain	(188)	2,049	4,502

Net periodic pension (benefit) cost	$(348)	$846	$6,454

The service cost component of net periodic pension cost is included in the same line items of our consolidated financial statements as other employee compensation costs. The net (benefit)/expense of ($4.1 million), ($5.4 million) and $0.6 million for 2023, 2022 and 2021, respectively, related to all other components of net periodic pension cost is included in other (expense) income on our consolidated statements of operations and comprehensive (loss) income.
Each defined benefit pension plan’s statement of investment policy delineates the responsibilities of the board, the committee which administers the plan, the investment manager(s), and investment adviser/consultant, and provides guidelines on investment management. Investment objectives are established for each of the asset categories included in the pension plans with comparisons of performance against appropriate benchmarks. Each plan’s policy calls for investments to be supervised by qualified investment managers. The investment managers are monitored on an ongoing basis by our outside consultant, with formal reporting to us and the consultant performed each quarter. The policy sets forth the following allocation of assets:

	Target	Maximum
Large cap U.S. equities	17%	20%
Small cap U.S. equities	8%	10%
Non-U.S. equities	25%	30%
U.S. Fixed income	18%	23%
Emerging markets debt	5%	8%
Real estate	15%	18%
Absolute return	5%	7%
Company stock/Real return	7%	13%
Each defined benefit pension plan’s statement of investment policy and objectives aspires to achieve the assumed long term rate of return on plan assets established by the plan’s actuary plus one percent.
Accounting guidance has established a hierarchy of assets measured at fair value on a recurring basis. The three levels included in the hierarchy are:
Level 1: quoted prices in active markets for identical assets or liabilities
Level 2: significant other observable inputs
Level 3: significant unobservable inputs

The fair values by asset category in each pension plan, along with their hierarchy levels, are as follows as of December 31, 2023 (in thousands):

	Hecla plans				Lucky Friday
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Investments measured at fair value
Interest-bearing cash	$525	$—	$—	$525	$117	$—	$—	$117
Common stock	19,933	—	—	19,933	2,872	—	—	2,872
Mutual funds	83,504	—	—	83,504	12,792	—	—	12,792

Total investments in the fair value hierarchy	103,962	—	—	103,962	15,781	—	—	15,781

Investments measured at net asset value
Real estate funds	—	—	—	18,029	—	—	—	4,173
Common collective funds	—	—	—	28,386	—	—	—	6,627

Total investments measured at net asset value	—	—	—	46,415	—	—	—	10,800

Total fair value	$103,962	$—	$—	$150,377	$15,781	$—	$—	$26,581

The fair values by asset category in each defined benefit pension plan, along with their hierarchy levels, were as follows as of December 31, 2022 (in thousands):

	Hecla plans				Lucky Friday
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Investments measured at fair value
Interest-bearing cash	$743	$—	$—	$743	$133	$—	$—	$133
Common stock	21,678	—	—	21,678	3,295	—	—	3,295
Mutual funds	75,868	—	—	75,868	11,905	—	—	11,905

Total investments in the fair value hierarchy	98,289	—	—	98,289	15,333	—	—	15,333

Investments measured at net asset value
Real estate funds	—	—	—	23,967	—	—	—	5,550
Hedge funds	—	—	—	—	—	—	—	—
Common collective funds	—	—	—	26,114	—	—	—	5,906

Total investments measured at net asset value	—	—	—	50,081	—	—	—	11,456

Total fair value	$98,289	$—	$—	$148,370	$15,333	$—	$—	$26,789

Common stock investments included investments in Hecla common stock as of December 31, 2023 of $19.9 million (2022: $21.7 million for the Hecla Plans and $2.9 million (2022: $3.3 million) for the Lucky Friday plan.
Generally, investments are valued based on information provided by fund managers to each plan’s trustee as reviewed by management and its investment advisers. Mutual funds and equities are valued based on available exchange data. Commingled equity funds consist of publicly-traded investments.
Fair value for real estate funds, hedge funds and common collective equity funds is measured using the net asset value per share (or its equivalent) practical expedient (“NAV”), and has not been categorized in the fair value hierarchy. There are no unfunded commitments related to these investments. There are no restrictions on redemptions of these funds as of December 31, 2023, except as limited by the redemption terms discussed below. The following summarizes information on the asset classes measured using NAV:

	Investment strategy	Redemption terms
Real estate funds	Invest in real estate properties among the four major property types (office, industrial, retail and multi-family)	Allowed quarterly with notice of between 45 and 60 days

Hedge funds	Invest in a variety of asset classes which aim to diversify sources of returns	Allowed quarterly with notice of 90 days

Common collective funds	Invest in U.S. large cap or small/medium cap public equities in actively traded managed equity portfolios	Allowed daily or with notice of 30 days
The following are estimates of future benefit payments, which reflect expected future service as appropriate, related to our pension plans (in thousands):

Year Ending December 31,	Pension Plans
2024	$8,886
2025	10,031
2026	10,005
2027	9,981
2028	10,321
Years 2029-2033	51,163
During 2023 and 2022 we contributed $1.0 million and $5.5 million in shares of our common stock to our defined benefit pension plans, respectively. During 2022 we also contributed $4.2 million in shares of our common stock to our SERP, respectively. We do not expect to be required to contribute to our defined benefit plans in 2024, but we may choose to do so.
The following table indicates whether our pension plans had accumulated benefit obligations (“ABO”) in excess of plan assets, or plan assets exceeded ABO (amounts are in thousands).

	2023	2022
	Plan Assets Exceed ABO	Plan Assets Exceed ABO
Projected benefit obligation	$149,426	$148,143
Accumulated benefit obligation	146,336	144,816
Fair value of plan assets	176,958	175,159
For the pension plans, the following amounts are included in “Accumulated other comprehensive income, net” on our balance sheet as of December 31, 2023, that have not yet been recognized as components of net periodic benefit cost (in thousands):

Pension Benefits
Unamortized net loss	$7,462
Unamortized prior service cost	579
Except for a limited number of employees who participate in the SERP, non-U.S. employees are not eligible to participate in the defined benefit pension plans that we maintain for U.S. employees. Canadian employees participate in Canada’s public retirement income system, which includes the following components: (i) the Canada (or Quebec) Pension Plan, which is an employee and employer contributory, earnings-related social insurance program, and (ii) the Old Age Security program. Mexican employees participate in Mexico’s public retirement income system, which is based on contributions the employee, employer and the government submit to the retirement savings system. The system is administered through savings accounts managed by private fund managers selected by the participant.
Capital Accumulation Plans
Our Capital Accumulation Plan is available to all U.S. salaried and certain hourly employees upon employment. We make
a matching
contribution
in the form of cash or stock of 100% of an employee’s contribution up to 6% of eligible earnings. Our matching contributions all in Hecla common
stock were $4.6 million, $4.5 million and $4.3 million in 2023, 2022 and 2021, respectively.

We also maintain a 401(k) plan that is available to all hourly employees at Lucky Friday after completion of six months of service. When an employee meets eligibility requirements we make a matching cash contribution of 55% of the employee’s contribution up to, but not exceeding, 5% of the employee’s eligible earnings. Our matching contributions were $1.3 million, $0.6 million and $0.5 million in 2023, 2022 and 2021, respectively.
Note 7: Income and Mining Taxes
Major components of our income and mining tax benefit (provision) for the years ended December 31, 2023, 2022 and 2021 are as follows (in thousands):

	2023	2022	2021
Current:
Domestic	$(3,846)	$(3,915)	$(7,073)
Foreign	(3,322)	(5,119)	(6,316)

Total current income and mining tax provision	(7,168)	(9,034)	(13,389)

Deferred:
Domestic	(17,058)	2,064	43,708
Foreign	23,004	14,536	(750)

Total deferred income and mining tax benefit	5,946	16,600	42,958

Total income and mining tax (provision) benefit	$(1,222)	$7,566	$29,569

Domestic and foreign components of income (loss) before income and mining taxes for the years ended December 31, 2023, 2022 and 2021 are as follows (in thousands):

	2023	2022	2021
Domestic	$43,745	$(6,343)	$38,003
Foreign	(126,740)	(38,571)	(32,477)

Total	$(82,995)	$(44,914)	$5,526

The annual tax benefit (provision) is different from the amount that would be provided by applying the statutory federal income tax rate to our pretax income (loss). The reasons for the difference are (in thousands):

	2023		2022		2021
Computed “statutory” benefit (provision)	$17,429	21%	$9,432	21%	$(1,161)	21%
Percentage depletion	4,205	5	8,542	19	8,076	(146)
Change in valuation allowance	(20,016)	(24)	(8,113)	(18)	38,058	(689)
State taxes, net of federal tax benefit	(2,731)	(3)	(158)	—	965	(17)
Foreign currency remeasurement of monetary assets and liabilities	(4,155)	(5)	4,559	10	(3,625)	66
Rate differential on foreign earnings	6,553	8	1,515	3	2,445	(44)
Compensation	(1,636)	(2)	173	0	1,094	(20)
Mining and other taxes	(1,359)	(2)	(6,609)	(15)	(13,799)	250
Other	488	1	(1,775)	(3)	(2,484)	45

Total (provision) benefit	$(1,222)	(1)%	$7,566	17%	$29,569	(535)%

At December 31, 2023 and 2022, the net deferred tax liability was $102.0 million and $104.7 million, respectively. The individual components of our net deferred tax assets and liabilities are reflected in the table below (in thousands).

	December 31,
	2023	2022
Deferred tax assets:
Accrued reclamation costs	$33,451	$33,007
Deferred exploration	22,341	22,584
Foreign net operating losses	52,091	71,391
Domestic net operating losses	214,137	211,381
Foreign exchange loss	22,247	24,235
Foreign tax credit carryforward	2,026	2,493
Miscellaneous	35,060	39,628

Total deferred tax assets	381,353	404,719
Valuation allowance	(100,910)	(72,856)

Total deferred tax assets	280,443	331,863

Deferred tax liabilities:
Miscellaneous	(12,950)	(9,020)
Properties, plants and equipment	(369,445)	(427,584)

Total deferred tax liabilities	(382,395)	(436,604)

Net deferred tax liability	$(101,952)	$(104,741)

We evaluated the positive and negative evidence available to determine the amount of valuation allowance required on our deferred tax assets. At December 31, 2023, the balance of our valuation allowances was $100.9 million compared to $72.9 million at December 31, 2022. We retained a balance of valuation allowance on Hecla US operations at December 31, 2023 of $4.3 million for state loss carryforwards and foreign tax credits. In the Nevada U.S. Group, the scheduling of reversing deferred tax assets and liabilities determined that existing tax loss carryforwards subject to the limitation of eighty percent reduction of taxable income may be limited in the future. A valuation allowance is recorded for $35.1 million. Due to cessation of operations in Mexico at the end of 2020, we are uncertain when a source of taxable income
will be available in that jurisdiction. Therefore, a valuation allowance of $13.2 million was retained on deferred tax assets in Mexico. As of December 31, 2023, a $48.3 million valuation
allowance is recorded for Canadian jurisdictions, primarily related to the Alexco acquisition in 2022. The changes in the valuation allowance for the years ended December 31, 2023, 2022 and 2021, are as follows (in thousands):

	2023	2022	2021
Balance at beginning of year	$(72,856)	$(39,152)	$(77,210)
Valuation allowance on deferred tax assets acquired with the ATAC (2023) and Alexco (2022) acquisitions	(8,077)	(25,591)	—
Increase related to non-recognition of deferred tax assets due to uncertainty of recovery and increase related to non-utilization of net operating loss carryforwards	(21,114)	(13,256)	(20,304)
Decrease related to either or a combination of (i) utilization, (ii) release due to future benefit, and (iii) expiration of deferred tax assets as applicable	1,137	5,143	58,362

Balance at end of year	$(100,910)	$(72,856)	$(39,152)

As of December 31, 2023, for U.S. income tax purposes, we have federal and state net operating loss carryforwards of $893.6 million and $418.0 million, respectively. U.S. net operating loss carryforwards for periods arising before January 1, 2018 have a 20-year expiration period, the earliest of which could expire in 2028. U.S. net operating loss carryforwards of $408.2 million arising in 2018 and future periods have an indefinite carryforward period. We have foreign and provincial net operating loss carryforwards of $188.5 million each, which expire between 2031 and 2043. Our utilization of U.S. net operating loss carryforwards may be subject to annual limitations if there is a change in control as defined under Internal Revenue Code Section 382. As of December 31, 2023, no change in control has occurred in the Hecla U.S. group. Net operating losses acquired with the Nevada U.S. Group are subject to limitation under Internal Revenue Code Section 382. However, the annual limitation is not expected to have a material impact on our ability to utilize the losses.

We have Internal Revenue Code Section 163(j) interest expense limitation carryforwards of $3.4 million in Hecla US as of December 31, 2023. The carryforward results in a future tax benefit of $0.7 million and has an indefinite carryforward period. In the Nevada U.S. Group we have 163(j) interest expense limitation carryforwards of $20.6 million as of December 31, 2023. The carryforward results in a future tax benefit of $4.3 million and has an indefinite carryforward period.
As of December 31, 2023, we have foreign tax credit carryforwards of $2.0 million. The carryforward period for foreign tax credits is 10 years. Our foreign tax credits will expire between 2024 and 2026.
We file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. We are no longer subject to income tax examinations by U.S. federal and state tax authorities for years prior to 2008, or examinations by foreign tax authorities for years prior to 2017. We are currently under examination in certain local Canadian tax jurisdictions. However, we do not anticipate any material adjustments.
We had no unrecognized tax benefits as of December 31, 2023 or 2022. Due to the net operating loss carryover provision, coupled with the lack of any unrecognized tax benefits, we have not provided for any interest or penalties associated with any unrecognized tax benefits. If interest and penalties were to be assessed, our policy is to charge interest to interest expense, and penalties to other operating expense. It is not anticipated that there will be any significant changes to unrecognized tax benefits within the next 12 months.
Note 8: (Loss) Income per Common Share

We calculate basic income (loss) per share using, as the denominator, the weighted average number of common shares outstanding during the period. Diluted income (loss) per share uses, as its denominator, the weighted average number of common shares outstanding during the period plus the effect of potential dilutive common shares during the period using the treasury stock method for options, warrants, and restricted stock units, and if-converted method for convertible preferred shares.
Potential dilutive common shares include outstanding restricted stock unit awards, stock units, warrants and convertible preferred stock for periods in which we have reported net income. For periods in which we reported net losses, potential dilutive common shares
are excluded, as their conversion and exercise would not reduce earnings per share. Under the if-converted method, preferred shares would not dilute earnings per share in any of the periods presented.
The following table represents net income (loss) per common share – basic and diluted (in thousands, except income (loss) per share):

	Year ended December 31,
	2023	2022	2021
Numerator
Net (loss) income	$(84,217)	$(37,348)	$35,095
Preferred stock dividends	(552)	(552)	(552)

Net (loss) income applicable to common stockholders	$(84,769)	$(37,900)	$34,543

Denominator
Basic weighted average common shares	605,668	557,344	536,192
Dilutive stock options, restricted stock units, and warrants	—	—	5,984

Diluted weighted average common shares	605,668	557,344	542,176

Basic (loss) income per common share	$(0.14)	$(0.07)	$0.06
Diluted (loss) income per common share	$(0.14)	$(0.07)	$0.06
For the year ended December 31, 2021, the calculation of diluted income per common share included (i) 2,317,007 unvested restricted stock units during the period, (ii) 1,557,503 warrants to purchase one share of common stock and (iii) 2,166,964 deferred shares that were dilutive. For the years ended December 31, 2023 and 2022, all outstanding restricted stock units, warrants and deferred shares were excluded from the computation of diluted loss per share, as our reported net losses for those periods would cause their conversion and exercise to have no effect on the calculation of loss per share.

Note 9: Debt, Credit Facility and Leases

Debt Summary
Our debt as of December 31, 2023 and 2022 consisted of our 7.25% Senior Notes due February 15, 2028 (“Senior Notes”)
and
our
Investissement Quebec Series 2020-A Senior Notes due July 9, 2025 (the “IQ Notes”). These debt arrangements are discussed further below. The following tables summarize our long-term debt balances as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023
	Senior Notes	IQ Notes	Total
Principal	$475,000	$36,473	$511,473
Unamortized discount/premium and issuance costs	(3,730)	257	(3,473)

Long-term debt balance	$471,270	$36,730	$508,000

	December 31, 2022
	Senior Notes	IQ Notes	Total
Principal	$475,000	$35,614	$510,614
Unamortized discount/premium and issuance costs	(4,640)	392	(4,248)

Long-term debt balance	$470,360	$36,006	$506,366

The following table summarizes the scheduled annual future payments, including interest, for the Senior Notes and IQ Notes as of December 31, 2023 (in thousands). The amounts for the IQ Notes are stated in USD based on the USD/CAD exchange rate as of December 31, 2023.

	Senior Notes	IQ Notes
2024	$34,438	$2,376
2025	34,438	37,704
2026	34,438	—
2027	34,438	—
2028	479,303	—
2029	—	—

Total	$617,055	$40,080

Senior Notes
On February 19, 2020, we completed an offering of $475 million in aggregate principal amount of our
Senior
Notes
under our shelf
registration
statement previously filed with the Securities and Exchange Commission. The Senior Notes are governed by the Indenture, dated as of February 19, 2020, as amended, among Hecla and certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee. On March 19, 2020, the net proceeds from the offering of the Senior Notes ($469.5 million) were used, together with cash on hand, to redeem all of our previously-outstanding 6.875% Senior Notes that were due in 2021 (the “2021 Notes.”)
The Senior Notes are recorded net of a 1.16% initial purchaser discount totaling $5.5 million. The Senior Notes bear interest at a rate of 7.25% per year from the date of issuance or from the most recent payment date on which interest has been paid or provided for. Interest on the Senior Notes is payable on February 15 and August 15 of each year, commencing August 15, 2020. During 2023, 2022 and 2021, interest expense on the statement of operations and comprehensive (loss) income related to the Senior Notes and 2021 Notes and amortization of the initial purchaser discount and fees related to the issuance of the Senior Notes and 2021 Notes totaled $34.4 million, $35.4 million and $35.4 million, respectively.
The Senior Notes are guaranteed on a senior unsecured basis by certain of our subsidiaries (the “Guarantors”). The Senior Notes and the guarantees are, respectively, Hecla’s and the Guarantors’ general senior unsecured obligations and are subordinated to all of Hecla’s and the Guarantors’ existing and future secured debt to the extent of the assets securing that secured debt. In addition, the Senior Notes are effectively subordinated to all of the liabilities of Hecla’s subsidiaries that are not guaranteeing the Senior Notes, to the extent of the assets of those subsidiaries.
The Senior Notes will be redeemable in whole or in part, at any time and from time to time on or after February 15, 2023, on the redemption dates and at the redemption prices specified in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. After February 15, 2023, we may redeem some or all of the Senior Notes at the following redemption prices (expressed as a percentage of the principal amount) plus accrued interest, if any, to the redemption date: (i) 105.438% for the twelve-month period beginning after February 15, 2023, (ii) 103.625% for the twelve-month period beginning after February 15, 2024, (iii) 101.813% for the twelve-month period beginning after February 15, 2025, and (iv) 100.000% after February 15, 2026. Since February 15, 2023, we may redeem up to 35% of the Senior Notes with the net cash proceeds of certain equity offerings.

Upon the occurrence of a change of control (as defined in the Indenture), each holder of Senior Notes will have the right to require us to purchase all or a portion of such holder’s Senior Notes pursuant to a change of control offer (as defined in the Indenture), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of the Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.
IQ Notes
On July 9, 2020, we entered into a note purchase agreement pursuant to which we issued CAD$50 million (USD$36.8 million at
the time of
the
transaction) in aggregate principal amount of our IQ Notes to Investissement Québec, a financing arm of the Québec government. Because the IQ notes are denominated in CAD, the reported USD-equivalent principal balance will change with movements in the exchange rate. The IQ Notes were issued at a premium of 103.65%, or CAD$1.8 million, implying an effective annual yield of 5.74% and an aggregate principal amount to be repaid of CAD$48.2 million. The IQ Notes were issued in four equal installments of CAD$12.5 million on July 9, August 9, September 9 and October 9, 2020, with the first installment issued net of CAD$0.6 million in fees. The IQ Notes bear interest on amounts outstanding at a rate of 6.515% per year, payable on January 9 and July 9 of each year, commencing January 9, 2021. The IQ Notes are senior and unsecured and are pari passu in all material respects with the Senior Notes, including with respect to guarantees of the IQ Notes by certain of our subsidiaries. The net proceeds from the IQ Notes are available for general corporate purposes, including open market purchases of a portion of the Senior Notes and to pay for capital expenditures at Casa Berardi. Under the note purchase agreement for the IQ Notes and subject to a force majeure event, we met the requirement to invest in the aggregate CAD$100 million at Casa Berardi and other exploration and development projects in Quebec over the four-year period commencing on July 9, 2020. During 2023, 2022 and 2021, interest expense related to the IQ Notes, including premium and origination fees, totaled $2.3 million, $2.3 million and $2.3 million, respectively.
Credit Agreement
On July 21, 2022, we entered into a Credit Agreement (“Credit Agreement”) with various financial institutions (the “Lenders”), with
Bank of
America, N.A., as administrative agent for the Lenders and as swingline lender and Bank of Montreal as letters of credit issuers. The Credit Agreement is a $150 million senior secured revolving facility, with an option to be increased in an aggregate amount not to exceed $75 million. The revolving loans under the Credit Agreement will have a maturity date of July 21, 2026. Proceeds of the revolving loans under the Credit Agreement may be used for general corporate purposes. The interest rate on the outstanding loans under the Credit Agreement is based on the Company’s net leverage ratio and is calculated at (i) Term Secured Overnight Financing Rate (“SOFR”) plus 2% to 3.5%; or (ii) Bank of America’s Base Rate plus 1% to 2.5% with Base Rate being the highest of (i) the Bank of America prime rate, (ii) the Federal Funds rate plus .50% or (iii) Term SOFR plus 1.00%. For each amount drawn, we elect whether we draw on a one, three or six month basis or annual basis for SOFR. If we elect to draw for greater than six months, we pay interest quarterly on the outstanding amount.
We are also required to pay a commitment fee of between 0.45% to 0.78750%, depending on our net leverage ratio. Letters of credit issued under the Credit Agreement bear a fee between 2.00% and 3.50% based on our net leverage ratio, as well as a fronting fee to each issuing bank at an agreed upon rate per annum on the average daily dollar amount of our letter of credit exposure. During 2023 we paid $0.6 million as commitment fees under the Credit Agreement included as part of Interest expense, net.
Hecla Mining Company and certain of our subsidiaries are the borrowers under the Credit Agreement, while certain of our other subsidiaries are guarantors of the borrowers’ obligations under the Credit Agreement. As further security, the credit facility is collateralized by a mortgage on the Greens Creek mine, the equity interests of subsidiaries that own the Greens Creek mine or are part of the Greens Creek Joint Venture and our subsidiary Hecla Admiralty Company (the “Greens Creek Group”), and by all of the Green Creek Group’s rights and interests in the Greens Creek Joint Venture Agreement, and in all assets of the joint venture and of any member of the Greens Creek Group.
As of December 31, 2023, $6.9 million (2022: $7.8 million) was used for letters of credit, and $128.0 million (2022: Undrawn) was drawn on the facility leaving $15.1 million available for borrowing.
We believe we were in compliance with all covenants under the Credit Agreement as of December 31, 2023.

Finance Leases
We have entered into various lease agreements, primarily for equipment at our operations, which we have determined to be finance leases. At December 31, 2023, the total liability associated with the finance leases, including certain purchase option amounts, was $26.8 million (2022: $20.9 million), with $9.8 million (2022: $9.5 million) of the liability classified as current
and $17.0 million (2022: $11.4 million) classified as non-current. The assets related to these leases are recorded in properties, plants
,
equipment
and mineral interests, net, on our consolidated balance sheets and totaled $20.3 million as of December 31, 2023 (2022: $23.1 million), net of accumulated depreciation. Expense during 2023, 2022 and 2021 related to finance leases included $12.6 million, $7.1 million and $8.9 million, respectively, for amortization of the related assets, and $0.9 million, $0.9 million and $0.6 million, respectively, for interest expense. The total obligation for future minimum finance lease payments was $29.8 million as of
December 31
, 2023, with $3.0 million attributed to interest. Our finance leases as of December 31, 2023 had a weighted average remaining term of 2.2 years (2022: 1.9 years) and a weighted average discount rate of 9.9% (2022: 6.5%).
At December 31, 2023, the annual maturities of finance lease commitments, including interest, were (in thousands):

Twelve-month period ending December 31,
2024	$11,172
2025	7,744
2026	5,757
2027	5,119
2028	—

Total	29,792
Less: effect of interest	(2,977)

Net finance lease obligation	$26,815

Operating Leases
We have entered into various lease agreements, primarily for equipment, buildings and other facilities, and land at our operations
and
corporate
offices, which we have determined to be operating leases. Some of the operating leases allow for extension of the lease beyond the current term at our option. We have considered the likelihood and estimated duration of the extension options in determining the lease term for measurement of the liability and right-of-use asset. For our operating leases as of December 31, 2023, we have assumed a discount rate of 6.5% (2022: 6%). As of December 31, 2023, the total liability balance associated with the operating leases was $8.6 million (2022: $11.1 million), with $0.8 million (2022: $2.5 million) of the liability classified as current as part of
Other Current Liabilities
and the remaining $7.8 million (2022: $8.6 million) classified as non-current as part of
Other Non-Current
Liabilities
on our balance sheet. The right-of-use assets for our operating leases are recorded as a non-current asset on our consolidated balance sheets and totaled $8.3 million and $11.1 million as of December 31, 2023 and 2022, respectively. During 2023, 2022 and 2021, operating lease expense, and cash paid for operating leases included in net cash provided by operating activities, totaled $3.1 million, $3.1 million and $3.9 million, respectively. The weighted-average remaining lease term for our operating leases as of December 31, 2023 was 9.8 years (2022: 8.9 years).
At December 31, 2023, the annual maturities of undiscounted operating lease payments, including assumed extensions beyond the current lease terms, were (in thousands):

Twelve-month period ending December 31,
2024	$1,290
2025	1,278
2026	1,278
2027	1,171
2028	1,033
More than 5 years	5,566

Total	11,616
Less: effect of discounting	(2,982)

Operating lease liability	$8,634

Note 10: Derivative Instruments
General
Our current risk management policy provides that up to 75% of five years of our foreign currency, lead and zinc metals price and silver and gold
price exposure may be covered under a derivatives program with certain other limitations. Our program also utilizes derivatives to manage price risk exposure created from when revenue is recognized from a shipment of concentrate until final settlement.

These instruments expose us to (i) credit risk in the form of non-performance by counterparties for contracts in which the contract price exceeds the spot price of the hedged commodity or foreign currency and (ii) price risk to the extent that the spot price or currency exchange rate exceeds the contract price for quantities of our production and/or forecasted costs covered under contract positions.
Foreign Currency
Our wholly-owned subsidiaries owning the Casa Berardi operation and Keno Hill operation are USD-functional entities which
routinely
incur
expenses denominated in CAD. Such expenses expose us to exchange rate fluctuations between the USD and CAD. We have a program to manage our exposure to fluctuations in the USD exchange rate for these subsidiaries’ future operating and capital costs denominated in CAD. The program related to forecasted cash operating costs at Casa Berardi and Keno Hill utilizes forward contracts to buy CAD, some of which are designated as cash flow hedges. As of December 31, 2023, we have a total of 576 forward contracts outstanding to buy a total of CAD $422.1 million having a notional amount of USD$332.3 million for Casa Berardi, Keno Hill, and some corporate Canadian expenses. The CAD contracts that are related to forecasted cash operating costs at Casa Berardi and Keno Hill from 2024-2026 have a total notional value of CAD$355.4 million and have CAD-to-USD exchange rates ranging between 1.27670 and 1.36920. The CAD contracts that are related to forecasted capital expenditures at Casa Berardi from 2024-2026 have a total notional value of CAD$42.8 million at an average CAD-to-USD exchange rate of 1.353. The CAD contracts that are related to forecasted capital expenditures at Keno Hill from 2024-2026 have a total notional value of CAD$22.9 million at an average CAD-to-USD exchange rate of 1.354.
As of December 31, 2023 and 2022, we recorded the following balances for the fair value of the contracts (in millions):

	December 31,
Balance sheet line item:	2023	2022
Other current assets	$2.7	$1.1
Other non-current assets	2.0	0.4
Current derivative liabilities	(1.1)	(4.0)
Non-current derivative liabilities	(0.4)	(3.6)
Net unrealized gains of $1.3 million related to the effective portion of the hedges were included in accumulated other comprehensive income (loss) as of December 31, 2023. Unrealized gains and losses will be transferred from accumulated other comprehensive loss to current earnings as the underlying operating expenses are recognized. We estimate $0.2 million in net unrealized gains included in accumulated other comprehensive income (loss) as of December 31, 2023 will be reclassified to current earnings in the next twelve months. Net realized loses of $3.6 million on contracts related to underlying expenses which have been recognized were transferred from accumulated other comprehensive loss and included in cost of sales and other direct production costs for the year ended December 31, 2023. Net unrealized gains of $1.2 million related to contracts not designated as hedges and no net unrealized gains or losses related to ineffectiveness of the hedges were included in fair value adjustments, net on our consolidated statements of operations and comprehensive (loss) income for the year ended December 31, 2023.
Metals Prices
We are currently using financially-settled forward contracts to manage the exposure
to
:

•	changes in prices of silver, gold, zinc and lead contained in our concentrate shipments between the time of shipment and final settlement; and

•	changes in prices of zinc and lead (but not silver and gold) contained in our forecasted future concentrate shipments.
The following tables summarize the quantities of metals committed under forward sales contracts at December 31, 2023 and 2022:

December 31, 2023	Ounces/pounds under contract (in 000’s)				Average price per ounce/pound
	Silver (ounces)	Gold (ounces)	Zinc (pounds)	Lead (pounds)	Silver (ounces)	Gold (ounces)	Zinc (pounds)	Lead (pounds)
Contracts on provisional sales
2023 settlements	735	3	441	15,542	24.40	2,045	1.51	1.00
Contracts on forecasted sales
2024 settlements	—	—	—	56,713	N/A	N/A	N/A	0.98
2025 settlements	—	—	—	49,273	N/A	N/A	N/A	0.98

December 31, 2022	Ounces/pounds under contract (in 000’s)				Average price per ounce/pound
	Silver (ounces)	Gold (ounces)	Zinc (pounds)	Lead (pounds)	Silver (ounces)	Gold (ounces)	Zinc (pounds)	Lead (pounds)
Contracts on provisional sales
2022 settlements	3,124	8	18,629	11,960	$21.55	$1,795	$1.38	$0.98
Contracts on forecasted sales
2022 settlements	—	—	37,533	75,618	N/A	N/A	$1.34	$1.00
2023 settlements	—	—	—	45,856	N/A	N/A	N/A	$0.99
Effective November 1, 2021, we designated the contracts for lead and zinc contained in our forecasted future shipments as hedges for accounting purposes, with gains and losses deferred to accumulated other comprehensive loss until the hedged product ships. Prior to November 1, 2021, these contracts did not qualify for hedge accounting and were therefore marked-to-market through earnings each period. The forward contracts for silver and gold contained in our concentrate shipments have not been designated as hedges and are marked-to-market through earnings each period.
At December 31, 2023 and 2022, we recorded the following balances for the fair value of forward contracts held at that time (in millions):

	December 31, 2023			December 31, 2022
Balance sheet line item:	Contracts in an asset position	Contracts in a liability position	Net asset (liability)	Contracts in an asset position	Contracts in a liability position	Net asset (liability)
Other current assets	$3.1	$—	$3.1	$1.2	$—	$1.2
Other non-current assets	1.5	—	1.5	0.1	—	0.1
Current derivatives liability	—	(0.1)	(0.1)	—	(12.1)	(12.1)
Non-current derivatives liability	$—	$—	$—	$—	$(2.5)	$(2.5)
Net realized and unrealized gains of $14.6 million related to the effective portion of the contracts designated as hedges were included in accumulated other comprehensive loss as of December 31, 2023. Realized and unrealized gains and losses will be transferred from accumulated other comprehensive loss to current earnings as the underlying forecasted sales transaction is recognized. We estimate $12.6 million in net realized and unrealized gains included in accumulated other comprehensive loss as of December 31, 2023 will be reclassified to current earnings in the next twelve months. The realized gains arose due to cash settlement of zinc and lead contracts in 2023 and zinc contracts in 2022 prior to maturity for proceeds of $8.5 million and $17.4 million, respectively. There were no early settlements in 2021. We recognized a net gain of $19.7 million, including a $20.6 million gain transferred from accumulated other comprehensive income (loss) during 2023 on the contracts utilized to manage exposure to changes in prices of metals in our concentrate shipments, which is included in sales of products. The net loss recognized on the contracts offsets gains related to price adjustments on our provisional concentrate sales due to changes to silver, gold, lead and zinc prices between the time of sale and final settlement.
We recognized a $32.9 million
net
loss
during 2021 on the contracts utilized to manage exposure to changes in prices for forecasted future sales prior to their hedge designation. The net loss on these contracts is included in the fair value adjustments, net line item under other income (expense), as
they relate to forecasted future sales, as opposed to sales that have already taken place but are subject to final pricing as discussed in the preceding paragraph. The net loss for 2021 is the result of increasing silver, gold, zinc and lead prices
.
Credit-risk-related Contingent Features
Certain of our derivative contracts contain cross default provisions which provide that a default under our revolving credit agreement would cause a default under the derivative contract. As of December 31, 2023, we have not posted any collateral related to these contracts. The fair value of derivatives in a net liability position related to these arrangements was $1.6 million as of December 31, 2023, and includes accrued interest but excludes any adjustment for nonperformance risk. If we were in breach of any of these provisions at December 31, 2023, we could have been required to settle our obligations under the agreements at their termination value of $1.6 million.
Note 11: Fair Value Measurement
Fair value adjustments, net is comprised of the following (in thousands):

	Year Ended December 31,
	2023	2022	2021
Gain (loss) on derivative contracts	$3,168	$844	$(32,655)
Unrealized (loss) on investments in equity securities	(243)	(5,632)	(4,295)
Gain on disposition or exchange of investments	—	65	1,158

Total fair value adjustments, net	$2,925	$(4,723)	$(35,792)

Accounting guidance has established a hierarchy for inputs used to measure assets and liabilities at fair value on a recurring basis. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels included in the hierarchy are:
Level 1: quoted prices in active markets for identical assets or liabilities;
Level 2: significant other observable inputs; and
Level 3: significant unobservable inputs.
The table below sets forth our assets and liabilities (in thousands) that were accounted for at fair value on a recurring basis and the fair value calculation input hierarchy level that we have determined applies to each asset and liability category. See
Note 6
for information on the fair values of our defined benefit pension plan assets.

	Balance at December 31, 2023	Balance at December 31, 2022	Input Hierarchy Level
Assets:
Cash and cash equivalents:
Money market funds and other bank deposits	$106,374	$104,743	Level 1
Current and non-current investments:
Equity securities	32,284	24,018	Level 1
Trade accounts receivable:
Receivables from provisional concentrate sales	14,740	45,146	Level 2
Derivative contracts - other current assets and other non-current assets:
Metal forward contracts	4,698	1,309	Level 2
Foreign exchange contracts	4,657	1,518	Level 2
Restricted cash and cash equivalents balances:
Certificates of deposit and other deposits	1,165	1,164	Level 1

Total assets	$163,918	$177,898

Liabilities
Derivative contracts - current and non-current derivative liabilities:
Metal forward contracts	$40	$14,643	Level 2
Foreign exchange contracts	1,508	7,548	Level 2

Total liabilities	$1,548	$22,191

Cash and cash equivalents consist primarily of money market funds and are valued at cost, which approximates fair value.
Current and non-current restricted cash and cash equivalents balances consist primarily of certificates of deposit, U.S. Treasury securities, and other deposits and are valued at cost, which approximates fair value.

Our non-current investments consist of marketable equity securities of companies in the mining industry which are valued using quoted market prices for each security.
Trade accounts receivable include amounts due to us for shipments of concentrates, doré, metals sold from doré, and carbon material sold to customers. Revenues and the corresponding accounts receivable for sales of metals products are recorded when title and risk of loss transfer to the customer (generally at the time of ship loading, or at the time of arrival at the customer for trucked products). Sales of concentrates are recorded using estimated forward prices for the anticipated month of settlement applied to our estimate of payable metal quantities contained in each shipment. Sales are recorded net of estimated treatment and refining charges, which are also impacted by changes in metals prices and quantities of contained metals. We estimate the prices at which sales of our concentrates will be settled due to the time elapsed between shipment and final settlement with the customer. Receivables for previously recorded concentrate sales are adjusted to reflect estimated forward metals prices at the end of each period until final settlement by the customer. We obtain the forward metals prices used each period from a pricing service. Changes in metals prices between shipment and final settlement result in changes to revenues previously recorded upon shipment.
We use financially-settled forward contracts to manage exposure to changes in the exchange rate between the USD and CAD, and the impact on CAD-denominated operating and capital costs incurred at our Casa Berardi unit and Keno Hill development project (see
Note 10
for more information). The contracts related to operating costs qualify for hedge accounting, while the contracts related to capital costs have not been designated as hedges. Unrealized gains and losses related to the effective portion of the contracts designated as hedges are included in accumulated other comprehensive loss, and unrealized gains and losses related to the contracts not designated as hedges and the ineffective portion of the contracts designated as hedges are included in earnings each period. The fair value of each contract represents the present value of the difference between the forward exchange rate for the contract settlement period as of the measurement date and the contract settlement exchange rate.
We use financially-settled forward contracts to manage the exposure to changes in prices of silver, gold, zinc and lead contained in our concentrate shipments that have not reached final settlement. We also use financially-settled forward contracts to manage the exposure to changes in prices of zinc and lead (but not silver and gold) contained in our forecasted future concentrate shipments (see
Note 10
for more information). Effective November 1, 2021, we designated the contracts for lead and zinc as hedges for accounting purposes, with gains and losses deferred to accumulated other comprehensive income until the hedged product ships. The forward contracts for silver and gold contained in our concentrate shipments have not been designated as hedges and are marked-to-market through earnings each period. The fair value of each forward contract represents the present value of the difference between the forward metal price for the contract settlement period as of the measurement date and the contract settlement metal price.
At December 31, 2023, our Senior Notes and IQ Notes were recorded at their carrying values of $478.7 million and $36.6 million, respectively, net of unamortized initial purchaser discount/premium and issuance costs. The estimated fair values of our Senior Notes and IQ Notes were $481.6 million and $37.2 million, respectively, at December 31, 2023. Quoted prices, which we consider to be Level 1 inputs, are utilized to estimate the fair value of the Senior Notes. Unobservable inputs which we consider to be Level 3, including an assumed current annual yield of 6.63%, are utilized to estimate the fair value of the IQ Notes. The credit agreement, which we consider to be Level 1 in the fair value hierarchy, has a carrying and fair value of $128 million. See
Note 11
for more information.
Note 12: Stockholders’ Equity
Common Stock
Subject to the rights of the holders of any outstanding shares of preferred stock, each share of common stock is entitled to: (i)
one
vote
on
all
matters presented to the stockholders, with no cumulative voting rights; (ii) receive such dividends as may be declared by the board of directors out of funds legally available therefor; and (iii) in the event of our liquidation or dissolution, share ratably in any distribution of our assets.
Dividends
In September 2011 and February 2012, our Board of Directors (“Board”) adopted a common stock dividend policy that has two components: (1) a dividend that links the amount of dividends on our common stock to our average quarterly realized silver price in the preceding quarter, and (2) a minimum annual dividend of $0.01 per share of common stock, in each case, payable quarterly, if and when declared. In September 2020, we amended the dividend policy to (1) reduce the minimum quarterly realized silver price threshold for the first component above from $30 per ounce to $25 per ounce, and (2) increased the minimum annual dividend from $0.01 per share to $0.015 per share. In each of May and September 2021, our Board approved an increase in our silver-linked dividend policy by $0.01 per year, and in September 2021 also approved a reduction in the minimum realized silver price threshold to $20 from $25 per ounce. For illustrative purposes only, the table below summarizes potential per share dividend amounts at different quarterly average realized price levels according to the first component of the policy, as amended:

Quarterly Average Realized Silver Price ($ per ounce)	Quarterly Silver- Linked Dividend ($ per share)	Annualized Silver- Linked Dividend ($ per share)	Annualized Minimum Dividend ($ per share)	Annualized Dividends per Share: Silver- Linked and Minimum ($ per share)
<$20	$—	$—	$0.015	$0.015
$20	$0.0025	$0.01	$0.015	$0.025
$25	$0.0100	$0.04	$0.015	$0.055
$30	$0.0150	$0.06	$0.015	$0.075
$35	$0.0250	$0.10	$0.015	$0.115
$40	$0.0350	$0.14	$0.015	$0.155
$45	$0.0450	$0.18	$0.015	$0.195
$50	$0.0550	$0.22	$0.015	$0.235
Total quarterly common stock dividends declared by our Board for the years ended December 31, 2023, 2022 and 2021 amounted to $15.2 million, $12.4 million and $20.1 million respectively. The common stock dividend declared by the Board in the third quarter of 2020 and each subsequent quarter with the exception of the fourth quarter of 2022 has included the silver-linked component, as the realized silver price was above the minimum thresholds applicable to each of those quarters. Prior to 2011, no dividends had been declared on our common stock since 1990. The declaration and payment of common stock dividends is at the sole discretion of our Board.
At-The-Market Equity Distribution Agreement
Pursuant to an equity distribution agreement dated February 18, 2021, we may offer and sell up to 60 million shares of our common stock from time to time to or through sales agents. Sales of the shares, if any, will be made by means of ordinary brokers transactions or as otherwise agreed between the Company and the agents as principals. Whether or not we engage in sales from time to time may depend on a variety of factors, including share price, our cash resources, customary black-out restrictions, and whether we have any material inside information. The agreement can be terminated by us at any time. Any sales of shares under the equity distribution agreement are registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3. During March, April and December of 2023, we sold 10,645,198 shares under the agreement for proceeds of $56.7 million, net of commissions and fees of $0.9 million. In total since September 2022 through December 31, 2023, we have sold 14,505,397 shares under the agreement for total proceeds of $74.0 million, net of commissions and fees of $1.2 million.
Common Stock Repurchase Program
In 2012, our Board approved a stock repurchase program under which we are authorized to repurchase up to 20 million shares of our outstanding common stock from time to time in open market or privately negotiated transactions, depending on prevailing market conditions and other factors. The repurchase program may be modified, suspended or discontinued by us at any time. As of December 31, 2023, a total of 934,100 shares have been repurchased under the program, at an average price of $3.99 per share. No shares were purchased under the program during the periods covered by these financial statements.
Preferred Stock
We have 157,776 shares (2022: 157,776 shares) of Series B Preferred Stock (“Preferred Stock”) outstanding which are
listed
on
the
New
York
Stock Exchange. The Preferred Stock ranks senior to our common stock with respect to dividend payments, and amounts due upon liquidation, dissolution or winding up. While the Preferred Stock remains outstanding, we cannot authorize the creation or issuance of any class or series of stock that ranks senior to the Preferred Stock with respect to dividend payments, and amounts due upon liquidation, dissolution or winding up, without the consent of 66 2/3% of the Preferred Stockholders. Preferred Stockholders are entitled to receive, when, as and if declared by our Board, an annual cash dividend of $3.50 per share of Preferred Stock, payable quarterly in arrears. Dividends are cumulative from the date of issuance, regardless of whether we have assets legally available for such payment. Total quarterly preferred stock dividends declared by our Board for the years ended December 31, 2023, 2022 and 2021 amounted to $552,000 per year, respectively. Interest is not payable on any accumulated dividends. The Preferred Stock is redeemable at our option at $50 per share of Preferred Stock, plus any unpaid dividends up to the date of redemption. The Preferred Stock has a liquidation preference of $50 per share of Preferred stock, or $7.9 million, plus an amount per share equal to all dividends undeclared and unpaid thereon to the date of final distribution. Except in limited circumstances, the Preferred Stockholders have no voting rights. Each share of Preferred Stock is convertible, in whole or in part, at the holder’s option into our common stock at a conversion price of $15.55 per common stock. During 2022, 40 shares of Preferred Stock were converted into 128 shares of our common stock.

Stock Award Plans
We use stock-based compensation plans to aid us in attracting, retaining and motivating our employees, as well as to provide incentives more directly linked to increases in stockholder value. These plans provide for the grant of options to purchase shares of our common stock, the issuance of restricted stock units, performance-based shares and other equity-based awards.
Stock-based compensation expense amounts recognized for the years ended December 31, 2023, 2022 and 2021 were $6.6 million, $6.0 million, and $6.1 million, respectively. Over the next twelve months, we expect to recognize $4.2 million in additional compensation expense as outstanding restricted stock units and performance-based shares vest.
Stock Incentive Plan
During 2010, our stockholders voted to approve the adoption of our 2010 Stock Incentive Plan and to reserve up to 20,000,000 shares of common stock for issuance under the plan. In the second quarter of 2019, our stockholders voted to approve an amendment to the plan to restore the number of shares of common stock available for issuance under the 2010 plan to the original 20,000,000 shares (along with other changes). The Board has broad authority under the 2010 plan to fix the terms and conditions of individual agreements with participants, including the duration of the award and any vesting requirements. As of December 31, 2023, there were 12,756,250 shares available for future grant under the 2010 plan.
Directors’ Stock Plan
In 2017, we adopted the amended and restated Hecla Mining Company Stock Plan for Non-Employee Directors (the “Directors’ Stock Plan”), which may be terminated by our board of directors at any time. Each non-employee director is credited each year with that number of shares determined by dividing $120,000 by the average closing price for our common stock on the New York Stock Exchange for the prior calendar year. A minimum of 25% of the shares credited each year is held in trust for the benefit of each director until delivered to the director. Each director may elect, prior to the first day of the applicable year, to have a greater percentage contributed to the trust for that year. Delivery of the shares from the trust occurs upon the earliest of: (1) death or disability; (2) retirement; (3) a cessation of the director’s service for any other reason; (4) a change in control; or (5) at the election of the director at any time, provided, however, that shares must be held in the trust for at least two years prior to delivery. During 2023, 2022, and 2021, 125,063, 98,310, and 207,375 shares, respectively, were credited to the non-employee directors. During 2023, 2022 and 2021, $0.7 million, $0.4 million, and $1.8 million, respectively, was charged to general and administrative expense associated with the shares issued to the non-employee directors. During 2022, two directors retired and 388,175 shares were distributed to them. At December 31, 2023, there were 2,165,894 available for grant in the future under the plan.
Restricted Stock Units
Unvested restricted stock units (“RSU”) activity granted by the Board to employees are summarized as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested, January 1, 2021	3,936,134	$2.55
Granted	629,437	$7.88
Canceled	(770,416)	$2.82
Vested	(1,772,803)	$2.60

Unvested, December 31, 2021	2,022,352	$3.97
Granted	1,256,532	$4.41
Canceled	(177,801)	$4.41
Vested	(1,304,968)	$3.97

Unvested, December 31, 2022	1,796,115	$4.23
Granted	1,316,120	$5.05
Canceled	(336,060)	$4.90
Vested	(918,927)	$5.05

Unvested, December 31, 2023	1,857,248	$4.28

Unvested RSUs will be forfeited by participants upon termination of employment in advance of vesting, with the exception of termination due to retirement if certain criteria are met. At December 31, 2023, there was unrecognized compensation expense of $5.2 million related to unvested RSUs to be recognized over a weighted average period of 1.3 years.

Performance-Based Shares
We periodically grant performance-based share awards (“PSUs”) to certain executive employees. The value of the PSUs (if any) is based on t he
ranking of the market performance of our common stock relative to the performance of the common stock of a group of peer companies over a three-year measurement period. The number of shares to be issued (if any) is based on the value of the PSUs divided by the share price at grant date. The compensation cost is measured using a Monte Carlo simulation to estimate their value at grant date, and the expense related to the performance-based awards (if any) will be recognized on a straight-line basis over the thirty months following that date of the PSUs.
Unvested PSUs activity granted by the Board to eligible employees are summarized as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested, January 1, 2021	1,813,895	$0.41
Granted	122,462	$13.70
Canceled	(174,108)	$0.76
Vested (1)	(887,827)	$—

Unvested, December 31, 2021	874,422	$2.61
Granted	322,796	$3.78
Vested (1)	(597,360)	$0.31

Unvested, December 31, 2022	599,858	$5.54
Granted	336,096	$3.54
Canceled	(109,727)	$5.30
Vested (1)	(205,425)	$8.17

Unvested, December 31, 2023	620,802	$3.63

(1) Vested on December 31 and distributed in February of the following year
Unvested PSUs will be forfeited by participants upon termination of employment in advance of vesting. At December 31, 2023, there was an unrecognized compensation expense of $1.0 million related to unvested PSUs to be recognized over a weighted average period of 1.5 years.
In connection with the vesting of restricted stock units, PSUs and other stock grants, employees have in the past, at their election and when permitted by us, chosen to satisfy their tax withholding obligations through net share settlement, pursuant to which we withhold the number of shares necessary to satisfy such withholding obligations and pay the obligations in cash. Pursuant to such net settlements, in 2023, we withheld 404,514 shares valued at $2.0 million, or $5.03 per share. In 2022, we withheld 737,258 shares valued at $3.7 million, or $4.99 per share. In 2021, we withheld 574,251 shares valued at $4.5 million, or $7.88 per share. These shares become treasury shares unless we cancel them.
Warrants
We have 4,136,000 warrants outstanding since the Klondex acquisition in July 2018.
Each
warrant entitles the warrant
holder
to
purchase one share of our common stock. The warrants have the following key terms:

Number of warrants	Exercise price	Expiration date
2,068,000	$1.57	February 2029
2,068,000	$8.02	April 2032

Note 13: Accumulated Other Comprehensive Income (Loss)
The following table lists the beginning balance, yearly activity and ending balance of each component of “Accumulated other comprehensive income (loss), net” (in thousands):

	Changes in fair value of derivative contracts designated as hedge transactions	Adjustments For Pension Plans	Total Accumulated Other Comprehensive Income (Loss), Net
Balance January 1, 2021	$7,632	$(40,521)	$(32,889)
2021 change	(12,307)	16,740	4,433

Balance December 31, 2021	(4,675)	(23,781)	(28,456)
2022 change	13,837	17,067	30,904

Balance December 31, 2022	9,162	(6,714)	2,448
2023 change	4,546	(1,157)	3,389

Balance December 31, 2023	$13,708	$(7,871)	$5,837

The amounts above are net of the income tax effect of such balances and activity as summarized in the following table (in thousands):

	Changes in fair value of derivative contracts designated as hedge transactions	Adjustments For Pension Plans	Total Accumulated Other Comprehensive Income (Loss), Net
Balance January 1, 2021	$—	$12,575	$12,575
2021 change	4,689	(6,379)	(1,690)

Balance December 31, 2021	4,689	6,196	10,885
2022 change	(5,233)	(6,454)	(11,687)

Balance December 31, 2022	(544)	(258)	(802)
2023 change	(1,683)	428	(1,255)

Balance December 31, 2023	$(2,227)	$170	$(2,057)

See
Note 6
for more information on our employee benefit plans and
Note 10
for more information on our derivative instruments.
Note 14: Product Inventories
Product Inventories
Our major components of product inventories are (
in
thousands
):

	2023	2022
Concentrates	$13,328	$21,513
Stockpiled ore	7,168	6,869
In-process	8,327	8,921

Total product inventories	$28,823	$37,303

Note 15: Properties, Plants, Equipment and Mineral Interests, and Lease Commitments
Properties, Plants, Equipment and Mineral Interests
Our major components of properties, plants, equipment, and mineral interests are (in thousands
):

	December 31,
	2023	2022
Mining properties, including asset retirement obligations	$911,018	$871,027
Development costs	630,391	588,298
Plants and equipment	1,666,577	1,514,906
Land	35,112	35,644
Mineral interests	1,164,390	1,171,261
Construction in progress	121,022	134,600

	4,528,510	4,315,736
Less accumulated depreciation, depletion and amortization	1,862,260	1,745,946

Net carrying value	$2,666,250	$2,569,790

During 2023, we incurred total capital expenditures of $223.9 million. This excludes non-cash items for equipment acquired under finance leases and adjustments for asset retirement obligations, and includes acquisitions of mineral interests and land. The expenditures included $65.3 million at Lucky Friday, $43.5 million at Greens Creek, $70.1 million at Casa Berardi and $44.7 million at Keno Hill.
Mineral interests include amounts for value beyond proven and probable reserves (“VBPP”) related to mines and exploration or pre-development interests acquired by us which are not depleted until the mineralized material they relate to is converted to proven and probable reserves. As of December 31, 2023, mineral interests included VBPP assets of $323.6 million, $383.6 million, $86.3 million and $102.1 million
,
respectively, at Casa Berardi, Other, Greens Creek and Keno Hill, along with various other properties. As of December 31, 2022, mineral interests included VBPP assets of $323.6 million, $383.6 million, $93.8 million
,
and $102.1 million respectively, at Casa Berardi, Other, Greens Creek, and Keno Hill along with various other properties.
Finance Leases
We periodically enter into lease agreements, primarily for equipment at our operations, which we have determined to be finance leases.
As
of
December 31, 2023 and 2022, we have recorded $106.9 million and $90.8 million, respectively, for the gross amount of assets acquired under the finance leases and $86.5 million and $67.7 million, respectively, in accumulated depreciation on those assets, classified as plants and equipment in
Properties, plants, equipment and mineral interests
. See
Note 9
for information on future obligations related to our finance leases.
Note 16: Commitments, Contingencies, and Obligations
Johnny M Mine Area near San Mateo, McKinley County and San Mateo Creek Basin, New
Mexico
In August 2012, Hecla Limited and the U.S. Environmental Protection Agency (the “EPA”) entered into a Settlement Agreement
and
Administrative Order on Consent for Removal Action (“Consent Order”) regarding the Johnny M Mine Area near San Mateo, McKinley County, New Mexico. Mining at the Johnny M Mine was conducted for a limited period of time by a predecessor of Hecla Limited, and the EPA had previously asserted that Hecla Limited may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) for environmental remediation and past costs incurred by the EPA at the site. Under the Consent Order, Hecla Limited agreed to pay (i) $1.1 million to the EPA for its past response costs at the site and (ii) any future response costs at the site under the Consent Order, in exchange for a covenant not to sue by the EPA. In December 2014, Hecla Limited submitted to the EPA the Engineering Evaluation and Cost Analysis (“EE/CA”) for the site which recommended on-site disposal of mine-related material. In January 2021, the parties began
negotiating a new consent order to design and implement the on-site disposal response action recommended in the EE/CA. Based on the foregoing, we believe it is probable that Hecla Limited will incur a liability for the CERCLA removal action and we have accrued $10.1 million, primarily representing estimated current costs to design and implement the remedy, which are subject to change as fieldwork is performed. It is possible that Hecla Limited’s liability will be more than $10.1 million, and any increase in liability could have a material adverse effect on Hecla Limited’s or our results of operations or financial position.
The Johnny M Mine is in an area known as the San Mateo Creek Basin (“SMCB”), which is an approximately 321 square mile area in New Mexico that contains numerous legacy uranium mines and mills. In addition to Johnny M, Hecla Limited’s predecessor was involved at other mining sites within the SMCB. The EPA appears to have deferred consideration of listing the SMCB site on CERCLA’s National Priorities List (“Superfund”) by removing the site from its emphasis list, and is working with various potentially responsible parties (“PRPs”) at the site in order to study and potentially address perceived groundwater issues within the SMCB. The EE/CA discussed above relates primarily to contaminated rock and soil at the Johnny M site, not groundwater and not elsewhere within the SMCB site. It is possible that Hecla Limited’s liability at the Johnny M Site, and for any other mine site within the SMCB at which Hecla Limited’s predecessor may have operated, will be greater than our current accrual of $10.1 million due to the increased scope of required remediation.

In July 2018, the EPA informed Hecla Limited that it and several other PRPs may be liable for cleanup of the SMCB site or for costs incurred by the EPA in cleaning up the site. The EPA stated it has incurred approximately $9.6 million in response costs to date. On May 2, 2022, Hecla Limited received a letter from a PRP notifying Hecla Limited that three PRPs will seek cost recovery and contribution from Hecla Limited under CERCLA for certain investigatory work performed by the PRPs at the SMCB site. Hecla Limited cannot with reasonable certainty estimate the amount or range of liability, if any, relating to this matter because of, among other reasons, the lack of information concerning the site, including the relative contributions of contamination by the various PRPs.
Carpenter Snow Creek and Barker-Hughesville Sites in Montana
In July 2010, the EPA made a formal request to Hecla for information regarding the Carpenter Snow Creek Superfund site located in
Cascade
County, Montana. The Carpenter Snow Creek site is located in a historical mining district, and in the early 1980s Hecla Limited leased 6 mining claims and performed limited exploration activities at the site. Hecla Limited terminated the mining lease in 1988.
In June 2011, the EPA informed Hecla Limited that it believes Hecla Limited, and several other PRPs, may be liable for cleanup of the site or for costs incurred by the EPA in cleaning up the site. The EPA stated in the letter that it has incurred approximately $4.5 million in response costs and estimated that total remediation costs may exceed $100 million. Hecla Limited cannot with reasonable certainty estimate the amount or range of liability, if any, relating to this matter because of, among other reasons, the lack of information concerning the site, including the relative contributions of contamination by various other PRPs.
In February 2017, the EPA made a formal request to Hecla for information regarding the Barker-Hughesville Mining District Superfund site located in Judith Basin and Cascade Counties, Montana. Hecla Limited submitted a response in April 2017. The Barker-Hughesville site is located in a historic mining district, and between approximately June and December 1983, Hecla Limited was party to an agreement with another mining company under which limited exploration activities occurred at or near the site.
In August 2018, the EPA informed Hecla Limited that it and several other PRPs may be liable for cleanup of the site or for costs incurred by the EPA in cleaning up the site. The EPA did not include an amount of its alleged response costs to date. Hecla Limited cannot with reasonable certainty estimate the amount or range of liability, if any, relating to this matter because of, among other reasons, the lack of information concerning past or anticipated future costs at the site and the relative contributions of contamination by various other PRPs.
Lucky Friday and Keno Hill Environmental Issues
On July 12, 2022, our Lucky Friday mine received a notice of violation from the EPA alleging violations of the Clean Water Act between 2018 and 2021 relating primarily to concentration levels of zinc and lead in the mine’s permitted water discharges. Currently, the EPA has not initiated any formal enforcement proceeding against our Lucky Friday subsidiary. In civil judicial cases, the EPA can seek statutory penalties up to $59,973 per day per violation and, in administrative actions, the EPA can seek administrative penalties up to $23,989 per day per violation with a maximum administrative penalty of $299,989 for all alleged violations. The EPA typically pursues administrative penalties. At this time, we cannot reasonably assess the amount of penalties the EPA may seek, or predict the terms of any potential settlement with the EPA.
On December 14, 2023 and January 29, 2024, our Keno Hill mine received notice from the Yukon government that it is charged with violating the Quartz Mining Act and the Waters Act, two statutes of the Yukon Territory, relating to alleged violations of Keno Hill’s mining license and water license. The allegations are that the mine stored hazardous materials inconsistent with the terms of its mining license on or between April 19, 2022 and July 25, 2023 and exceeded water discharge limits in its water license on June 27 and December 6, 2023. If convicted, the maximum fine for an offense under both of these laws is $100,000 per offense. Because we are at the initial stages of this regulatory proceeding, we cannot reasonably predict the outcome of this matter at this time.
Litigation Related to Klondex Acquisition
On May 24, 2019, a purported Hecla stockholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against Hecla and certain of our executive officers, one of whom is also a director. The complaint, purportedly brought on behalf of all purchasers of Hecla common stock from March 19, 2018 through and including May 8, 2019, asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seeks, among other things, damages and costs and expenses. Specifically, the complaint alleges that Hecla, under the authority and control of the individual defendants, made certain material false and misleading statements and omitted certain material information regarding Hecla’s Nevada

Operations. The complaint alleges that these misstatements and omissions artificially inflated the market price of Hecla common stock during the class period, thus purportedly harming investors. The Court granted our Motion to Dismiss the lawsuit, without prejudice, in February 2023, and the plaintiffs filed an amended complaint in March 2023 which repeats the same claims. We have filed a Motion to Dismiss the amended complaint. We cannot predict the outcome of this lawsuit or estimate damages if plaintiffs were to prevail. We believe that these claims are without merit and intend to defend them vigorously.
Related to this class action lawsuit, Hecla has been named as a nominal defendant in a shareholder derivative lawsuit which also
names
as
defendants certain current and past (i) members of Hecla’s board of directors and (ii) officers of Hecla. The case was filed on May 4, 2022 in the Delaware Chancery Court. In general terms, the suit alleges breaches of fiduciary duties by the individual defendants, waste of corporate assets and unjust enrichment, and seeks damages, purportedly on behalf of Hecla.
Debt
See
Note 9
for information on the commitments related to our debt arrangements as of December 31, 2023.
Other Commitments
Our contractual obligations as of December 31, 2023 included open purchase orders and commitments of $11.4 million, $8.1 million, $10.7 million, $2.8 million and $3.5 million for various capital and non-capital items at Greens Creek, Lucky Friday, Keno Hill, Casa Berardi and Other, respectively. We also have total commitments of $29.8 million relating to scheduled payments on finance leases, including interest, primarily for equipment at our Greens Creek, Lucky Friday, Casa Berardi, and Keno Hill units, and total commitments of $11.6 million relating to payments on operating leases (see
Note 9
for more information). As part of our ongoing business and operations, we are required to provide surety bonds, bank letters of credit, and restricted deposits for various purposes, including financial support for environmental reclamation obligations and workers compensation programs. As of December 31, 2023, we had surety bonds totaling $195.4 million and letters of credit totaling $6.9 million in place as financial support for future reclamation and closure costs, self-insurance, and employee benefit plans. The obligations associated with these instruments are generally related to performance requirements that we address through ongoing operations. As the requirements are met, the beneficiary of the associated instruments cancels or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure of the sites. We believe we are in compliance with all applicable bonding requirements and will be able to satisfy future bonding requirements as they arise.
Other Contingencies
We also have certain other contingencies resulting from litigation, claims, EPA investigations, and other commitments
and
are
subject
to a
variety
of environmental and safety laws and regulations incident to the ordinary course of business. We currently have no basis to conclude that any or all of such contingencies will materially affect our financial position, results of operations or cash flows. However, in the future, there may be changes to these contingencies, or additional contingencies may occur, any of which might result in an accrual or a change in current accruals recorded by us, and there can be no assurance that their ultimate disposition will not have a material adverse effect on our financial position, results of operations or cash flows.
Note 17: Subsequent events
On February 13, 2024, our Board of Directors declared a quarterly cash dividend of $0.00625 per share of common stock, consisting of $0.00375 per share for the minimum dividend component and $0.0025 per share for the silver-linked dividend component of our dividend policy.
On February 13, 2024, we collected $5.4 million of insurance coverage proceeds related to the Lucky Friday fire insurance coverage claim.